Exhibit 2.3

STOCK PURCHASE AND AGREEMENT AND PLAN OF MERGER

by and among

AURORA INNOVATION, INC.,

AVIAN U MERGER HOLDCO CORP.,

AVIAN U MERGER SUB CORP.,

ALPHA U MERGER SUB LLC,

BLOCKER U MERGER SUB LLC,

SVF YELLOW (USA) CORPORATION,

APPARATE USA LLC,

UBER TECHNOLOGIES, INC.,

and for the limited purposes set forth in this Agreement,

SOFTBANK VISION FUND (AIV M2) L.P.

dated as of

December 7, 2020

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-ii-

-iii-

Annexes
Annex A	Certain Definitions

Exhibits

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Exhibit A	Form of Initial HoldCo Charter
Exhibit B	Form of Initial HoldCo Bylaws
Exhibit C	Form of Avian Merger Sub Charter
Exhibit D	Form of Avian Merger Sub Bylaws
Exhibit E	Form of United Merger Sub Certificate
Exhibit F	Form of United Merger Sub LLCA
Exhibit G	Form of Blocker Merger Sub Certificate
Exhibit H	Form of Blocker Merger Sub LLCA
Exhibit I	Form of RoFR and Co-Sale Agreement
Exhibit J	Form of Voting Agreement
Exhibit K	Form of Investors’ Rights Agreement
Exhibit L	Form of Commercial Agreement
Exhibit M	Form of Parent Charter Amendment
Exhibit N	Form of Irrevocable Proxy
Exhibit O	Form of Side Letter
Exhibit P	Form of Transition Services Agreement
Exhibit Q	Form of SVF Side Letter
Exhibit R	Form of HoldCo Charter
Exhibit S	Form of HoldCo Bylaws
Exhibit T	Form of Parent Charter
Exhibit U	Form of Parent Bylaws
Exhibit V	Form of Toyota Collaboration Agreement

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STOCK PURCHASE AND AGREEMENT AND PLAN OF MERGER

This STOCK PURCHASE AND AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 7, 2020, is by and among Aurora Innovation, Inc., a Delaware corporation (“Parent”), Avian U Merger Holdco Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“HoldCo”), Avian U Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of HoldCo (“Avian Merger Sub”), Alpha U Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of HoldCo (“United Merger Sub”), Blocker U Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of HoldCo (“Blocker Merger Sub” and, together with Avian Merger Sub and United Merger Sub, the “Merger Subs”), SVF Yellow (USA) Corporation, a Delaware corporation and a wholly owned Subsidiary of SVF Party (“SVF Blocker”), Apparate USA LLC, a Delaware limited liability company (the “Company”), Uber Technologies, Inc., a Delaware corporation (“United”), and for the limited purposes of the covenants and representations and warranties set forth herein that are expressly obligations of such persons, SoftBank Vision Fund (AIV M2) L.P., a Delaware limited partnership (“SVF Party”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, the Company, United and SVF Party are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the boards of directors of Parent (the “Parent Board”), HoldCo (the “HoldCo Board”), Avian Merger Sub (the “Avian Merger Sub Board”) and SVF Blocker (the “SVF Blocker Board”), the board of managers of the Company (the “Company Board”), and the sole members of each of United Merger Sub and Blocker Merger Sub, have deemed it advisable and in the best interests of Parent, HoldCo, Avian Merger Sub, SVF Blocker, the Company, United Merger Sub and Blocker Merger Sub, respectively, and their respective equity holders, that Parent, HoldCo, Avian Merger Sub, SVF Blocker, the Company, United Merger Sub and Blocker Merger Sub engage in the transactions contemplated by this Agreement, including the Mergers and the Stock Purchase (collectively, the “Transactions”);

WHEREAS, the Parent Board has approved this Agreement and the Transactions, including the merger of Avian Merger Sub with and into Parent (the “Avian Merger”), with Parent continuing as the surviving corporation and a wholly owned Subsidiary of HoldCo, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Avian Merger Sub Board has approved this Agreement and the Transactions, including the Avian Merger, with Parent continuing as the surviving corporation and a wholly owned Subsidiary of HoldCo, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the SVF Blocker Board has approved this Agreement and the Transactions, including the merger of SVF Blocker with and into Blocker Merger Sub (the “SVF Blocker Merger”), with Blocker Merger Sub continuing as the surviving company and a wholly owned Subsidiary of HoldCo, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the sole member of Blocker Merger Sub has approved pursuant to the Blocker Merger Sub LLCA this Agreement and the Transactions, including the SVF Blocker Merger, with Blocker Merger Sub continuing as the surviving company and a wholly owned Subsidiary of HoldCo, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has approved this Agreement and the Transactions, including the merger of United Merger Sub with and into the Company (the “United Merger” and, together with the Avian Merger and, unless a Revised Structure Notice has been given, the SVF Blocker Merger, the “Mergers”), with the Company continuing as the surviving company and a wholly owned Subsidiary of HoldCo, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the sole member of United Merger Sub has approved pursuant to the United Merger Sub LLCA this Agreement and the Transactions, including the United Merger, with the Company continuing as the surviving company and a wholly owned Subsidiary of HoldCo, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the HoldCo Board has approved this Agreement and the Transactions, including the Mergers and the Stock Purchase, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the Mergers, HoldCo desires to issue and sell to United or its applicable wholly owned Subsidiary an aggregate of 20,349,230 newly issued, duly authorized, validly issued, fully paid and nonassessable shares of HoldCo Series U-2 Preferred Stock (the “Shares”), and United or such Subsidiary desires to purchase the Shares, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as of immediately following the Closing, after giving effect to the Transactions, and based on the capitalization of each of Parent and the Company as of the date of this Agreement, (a) the Company Converting Holders and (subject to the provisions of Section 8.6(j)) Continuing Employees shall collectively own approximately 132,269,994 shares of HoldCo Common Stock and approximately 71,222,305 shares of HoldCo Preferred Stock, collectively representing approximately 40% of the outstanding shares of HoldCo Common Stock and HoldCo Preferred Stock on a fully diluted basis, in the aggregate, and (b) the Parent Converting Holders shall collectively own approximately 171,511,181 shares of HoldCo Common Stock and approximately 133,727,268 shares of HoldCo Preferred Stock, collectively representing approximately 60% of the outstanding shares of HoldCo Common Stock and HoldCo Preferred Stock on a fully diluted basis, in the aggregate;

WHEREAS, it is intended that, for U.S. federal income tax purposes, (a) the Mergers and the Stock Purchase will together qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the Avian Merger and the SVF Blocker Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (c) this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also prescribe various terms of and conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

FORMATION; THE MERGERS

Section 1.1.    Formation of HoldCo; Merger Subs.

(a)    Formation of HoldCo. Prior to the date of this Agreement, Parent has caused HoldCo to be organized under the laws of the State of Delaware. Parent has taken, and has caused HoldCo to take, all requisite action to cause the certificate of incorporation of HoldCo to be in the form of Exhibit A (the “Initial HoldCo Charter”) and the bylaws of HoldCo to be in the form of Exhibit B (the “Initial HoldCo Bylaws”).

(b)    Formation of Merger Subs. Prior to the date of this Agreement, HoldCo has caused each of Avian Merger Sub, United Merger Sub and Blocker Merger Sub to be organized under the laws of the State of Delaware. HoldCo has taken all requisite action to cause the certificate of incorporation of Avian Merger Sub to be in the form of Exhibit C (the “Avian Merger Sub Charter”) and the bylaws of Avian Merger Sub to be in the form of Exhibit D (the “Avian Merger Sub Bylaws”), the certificate of formation of United Merger Sub to be in the form of Exhibit E (the “United Merger Sub Certificate”) and the limited liability company agreement of United Merger Sub to be in the form of Exhibit F (the “United Merger Sub LLCA”), and the certificate of formation of Blocker Merger Sub to be in the form of Exhibit G (the “Blocker Merger Sub Certificate”) and the limited liability company agreement of Blocker Merger Sub to be in the form of Exhibit H (the “Blocker Merger Sub LLCA”).

Section 1.2.    The Mergers .

(a)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Avian Merger Effective Time, Avian Merger Sub shall be merged with and into Parent, whereupon the separate existence of Avian Merger Sub will cease, with Parent surviving the Avian Merger (Parent, as the surviving corporation in the Avian Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Avian Merger, the Surviving Corporation will be a wholly owned Subsidiary of HoldCo. The Avian Merger shall have the effects provided in this Agreement and as specified in the DGCL.

(b)    Subject to the following sentence, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), at the SVF Blocker Merger Effective Time, SVF Blocker shall be merged with and into Blocker Merger Sub, whereupon the separate existence of SVF Blocker will cease, with Blocker Merger Sub surviving the SVF Blocker Merger (Blocker Merger Sub, as the surviving company in the SVF Blocker Merger, sometimes being referred to herein as the “SVF Blocker Surviving Company”), such that following the SVF Blocker Merger, the SVF Blocker Surviving Company will be a wholly owned Subsidiary of HoldCo. Notwithstanding the foregoing or anything to the contrary herein, in the event that any of the conditions set forth in Section 9.2(a) (solely as applicable to either SVF Party or SVF Blocker) or Section 9.2(e)(ii) has not been satisfied, but all other conditions set forth in Article IX have been satisfied (or, to the extent permitted by applicable Law, waived) (other than any such other conditions that by their nature are to be satisfied at the Closing, but subject to such other conditions then being capable of being satisfied), then either the Company or Parent may, upon written notice to the other and to SVF Party (such notice, a “Revised Structure Notice”), require that the Closing shall occur and the Transactions, other than the SVF Blocker Merger, shall occur, in which event (i) the provisions of this Agreement providing for the SVF Blocker Merger, including the first sentence of this Section 1.2(b), Section 2.1(b), Section 1.4(a)(iv) and the third sentence of Section 1.4(b), shall not be given effect and (ii) the condition set forth in Section 9.2(e)(ii) shall be deemed automatically waived by the Parties, in each case without any further action on the part of any Party, and the SVF Blocker Merger shall be abandoned and shall not occur, but all other provisions of this Agreement shall be given effect and shall continue in full force and effect and the Mergers (other than the SVF Blocker Merger) and the other Transactions shall occur. Subject to the foregoing, the SVF Blocker Merger shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA.

(c)    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, United Merger Sub shall be merged with and into the Company, whereupon the separate existence of United Merger Sub will cease, with the Company surviving the United Merger (the Company, as the surviving company in the United Merger, sometimes being referred to herein as the “Surviving Company”), such that following the United Merger, the Surviving Company will be a wholly owned Subsidiary of HoldCo. The United Merger shall have the effects provided in this Agreement and as specified in the DLLCA.

(d)    In connection with the Mergers, HoldCo shall, and Parent shall cause HoldCo to, take such actions as may be necessary to reserve, prior to the Mergers, a sufficient number of shares of HoldCo Capital Stock to permit the issuance of shares of HoldCo Capital Stock to the holders of Parent Capital Stock, SVF Blocker Common Stock and Company Units in accordance with the terms of Article II.

Section 1.3.    The Closing .

(a)    The closing of the Mergers (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) beginning at 9:00 a.m., Eastern Time, subject to the terms of Section 8.6(l) and the related application of the Delayed Date, on the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article IX to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided that notwithstanding the foregoing, if the Closing would otherwise occur during the last ten (10) business days of any fiscal quarter of United, then if so requested in writing by the Company at least one (1) business day prior to such date upon which the Closing would otherwise occur, the Closing shall occur on the first (1st) business day of the next fiscal quarter of United. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b)    Subject to the terms and conditions of this Agreement, United agrees to, or to cause its applicable wholly owned Subsidiary to, purchase, and HoldCo agrees to issue and sell to United or such Subsidiary, free and clear of all Liens (other than restrictions set forth in the Related Agreements or pursuant to applicable securities laws), the Shares (such purchase, issuance and sale, the “Stock Purchase”), at a cash purchase price of $19.656763 per Share (the “Purchase Price”). The closing of the Stock Purchase is referred to as the “Stock Purchase Closing.” At the Stock Purchase Closing, HoldCo will deliver to United a certificate (which may be an electronic certificate issued via Carta or other applicable capitalization table management platform used by HoldCo) registered in United or its applicable wholly owned Subsidiary’s name representing the number of Shares that United or such Subsidiary is purchasing in such Stock Purchase (or other evidence of Share ownership reasonably acceptable to United) against payment of the aggregate Purchase Price by wire transfer of immediately available funds to such account as Parent shall have designated by written notice to United at least two (2) business days prior to the Stock Purchase Closing.

Section 1.4.    Effective Time .

(a)    On the Closing Date, the Parties shall cause the following actions to occur in the following order:

(i)    first, the Parent Charter and the HoldCo Charter will be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL, if the Parent Charter and the HoldCo Charter have not previously been so executed and filed;

(ii)    second, (A) a certificate of merger with respect to the Avian Merger (the “Avian Merger Certificate”) will be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL, which will have the effect of amending the Parent Charter to include the provision required by subsection (g)(7) of Section 251 of the DGCL and changing the name of Parent to Aurora Innovation OpCo, Inc., and (B) a certificate of amendment to the HoldCo Charter changing the name of HoldCo to Aurora Innovation, Inc. (the “HoldCo Amendment”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and effective simultaneously with the effectiveness of the Avian Merger Certificate;

(iii)    third, the Parent Charter Amendment will be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL;

(iv)    fourth, a certificate of merger with respect to the SVF Blocker Merger (the “SVF Blocker Merger Certificate”) will be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DLLCA;

(v)    fifth, a certificate of merger with respect to the United Merger (the “United Merger Certificate” and, together with the Avian Merger Certificate and the SVF Blocker Merger Certificate, the “Merger Certificates”), will be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DLLCA;

(vi)    sixth, the Stock Purchase Closing will be effected (as further described below); and

(vii)    finally, any other filings, recordings or publications required to be made under the DGCL and the DLLCA in connection with the Mergers will be made.

(b)    The Avian Merger shall become effective at such time as shall be mutually agreed by Parent and the Company and specified in the Avian Merger Certificate (the “Avian Merger Effective Time”). The Parent Charter Amendment shall become effective at the time when the Parent Charter Amendment has been duly filed with the Secretary of State of the State of Delaware or at such later time as shall be specified therein (the “Parent Charter Amendment Effective Time”); provided that the Parent Charter Amendment Effective Time (as specified in the Parent Charter Amendment) shall be at least two (2) minutes after the Avian Merger Effective Time. The SVF Blocker Merger shall become effective at the time when the SVF Blocker Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company and specified in the SVF Blocker Merger Certificate (the “SVF Blocker Merger Effective Time”); provided that the SVF Blocker Merger Effective Time (as specified in the SVF Blocker Merger Certificate) shall be at least one (1) minute after the Parent Charter Amendment Effective Time. The United Merger shall become effective at the time when the United Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company and specified in the United Merger Certificate (the “Effective Time”); provided that the Effective Time (as specified in the United Merger Certificate) shall be at least one (1) minute after the SVF Blocker Merger Effective Time (or, if a Revised Structure Notice has been given, the Parent Charter Amendment Effective Time). The Stock Purchase Closing shall occur immediately following the Effective Time.

Section 1.5.    Certain Governance Matters. Effective as of immediately following the Effective Time, the HoldCo Board shall consist of nine (9) directors, including (a) the Chief Executive Officer of United, (b) one (1) director designated in accordance with Section 2.2(d) of the Voting Agreement (the directors referred to in clauses (a) and (b), the “United Designees”), and (c) seven (7) other directors designated in accordance with the terms of the HoldCo Charter and the Voting Agreement, including the Chief Executive Officer of Parent.

Section 1.6.    Organizational Documents; Subsidiary Arrangements.

(a)    Organizational Documents of Surviving Corporation. At the Avian Merger Effective Time, (i) by virtue of the filing of the Avian Merger Certificate, the certificate of incorporation of Parent shall be amended (a) to change the name of Parent by deleting Article I thereof in its entirety and replacing it with the following: “Article I. The name of the Corporation is Aurora Innovation OpCo, Inc.” and (b) to insert the following provision as a new Article XV thereof: “Article XV: Any act or transaction by or involving the Corporation other than the election or removal of directors of the Corporation that requires for its adoption under the General Corporation Law or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to and in accordance with Section 251(g) of the General Corporation Law, require, in addition, the approval of the stockholders of that certain Delaware corporation initially incorporated under the name “Avian U Merger Holdco Corp.”, a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law or this Certificate of Incorporation, as the case may be”, and (ii) the bylaws of Parent in effect immediately prior to the Avian Merger Effective Time shall continue to be the bylaws of Parent until thereafter changed or amended as provided therein or by applicable Law. Promptly following the Avian Merger Effective Time, in accordance with Section 1.4(a)(iii), the certificate of incorporation of Parent shall be amended in the form of the Parent Charter Amendment attached hereto as Exhibit M.

(b)    Directors and Officers of Surviving Corporation. The directors of Parent immediately prior to the Avian Merger Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Parent immediately prior to the Avian Merger Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c)    Organizational Documents of SVF Blocker Surviving Company. The Blocker Merger Sub Certificate and the Blocker Merger Sub LLCA, in each case as in effect immediately prior to the SVF Blocker Merger Effective Time, shall be the certificate of formation and the limited liability company agreement, respectively, of the SVF Blocker Surviving Company until thereafter changed or amended as provided therein or by applicable Law; provided that references in such documents to the name of the member of Blocker Merger Sub shall be replaced by references to the name of HoldCo.

(d)    Managers and Officers of SVF Blocker Surviving Company. The managers of Blocker Merger Sub immediately prior to the SVF Blocker Merger Effective Time shall be the managers of the SVF Blocker Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Blocker Merger Sub immediately prior to the SVF Blocker Merger Effective Time shall be the officers of the SVF Blocker Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(e)    Organizational Documents of Surviving Company. At the Effective Time, the limited liability company agreement of the Company shall be amended and restated to read in its entirety as the United Merger Sub LLCA until thereafter changed or amended as provided therein or by applicable Law; provided that references to the name of United Merger Sub shall be replaced by references to the name of the Company.

(f)    Managers and Officers of Surviving Company. The managers of United Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.7.    Spreadsheet. No later than five (5) business days prior to the Closing Date, the Company shall deliver to Parent an initial draft of the Spreadsheet. For purposes of this Agreement, “Spreadsheet” means a spreadsheet setting forth the following information:

(a)    the name, email address (to the extent available) and address of each Company Member and SVF Party as of immediately prior to the Effective Time;

(b)    the number of Company Units of each class or series held by each Company Member as of immediately prior to the Effective Time;

(c)    the respective number of shares of HoldCo Series U-1 Preferred Stock, HoldCo Series U-2 Preferred Stock and/or HoldCo Common Stock, as applicable, to be issued to each Company Member (or, with respect to (i) the SVF Blocker Merger, to be issued to SVF Party, and (ii) the Stock Purchase, to be issued to United or its applicable wholly owned Subsidiary) in accordance with the terms of this Agreement; and

(d)    each Company Member’s respective Pro Rata Share and whether any amounts are required to be deducted or withheld in respect of any Company Member or SVF Party pursuant to Section 2.4.

Section 1.8.    Certain Other Agreements.

(a)    Investor Agreements. At or prior to the Closing, HoldCo, United (or its applicable Affiliate) and the other parties thereto shall enter into an amended and restated right of first refusal and co-sale agreement (the “RoFR and Co-Sale Agreement”), an amended and restated voting agreement (the “Voting Agreement”) and an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement” and, together with the RoFR and Co-Sale Agreement and the Voting Agreement, the “Investor Agreements”), in each case effective as of the Effective Time and in the forms attached hereto as Exhibit I, Exhibit J and Exhibit K, respectively.

(b)    Commercial Agreement. At or prior to the Closing, HoldCo and United shall enter into a commercial agreement (the “Commercial Agreement”), effective as of the Effective Time and in the form attached hereto as Exhibit L (provided, that each of Exhibit B-1 and Exhibit B-2 to the Commercial Agreement shall be in a form reasonably acceptable to each of Parent and United as mutually agreed by Parent and United pursuant to Section 8.20).

(c)    Irrevocable Proxy. At or prior to the Closing, HoldCo and United shall enter into an irrevocable proxy (the “Irrevocable Proxy”), effective as of the Effective Time and in the form attached hereto as Exhibit N.

(d)    Side Letter. At or prior to the Closing, HoldCo and United shall enter into a side letter (the “Side Letter”), effective as of the Effective Time and in the form attached hereto as Exhibit O.

(e)    Transition Services Agreement. At or prior to the Closing, HoldCo and United shall enter into a transition services agreement (the “Transition Services Agreement”), effective as of the Effective Time and in the form attached hereto as Exhibit P (provided, that Schedule B to the Transition Services Agreement shall be in a form reasonably acceptable to each of Parent and United as mutually agreed by Parent and United pursuant to Section 8.15), as may be modified or revised pursuant to and in accordance with Section 8.15.

(f)    SVF Side Letter. At or prior to the Closing, SVF Party and HoldCo shall enter into a side letter (the “SVF Side Letter”), effective as of the Effective Time and in the form attached hereto as Exhibit Q.

Section 1.9.    Closing Deliveries.

(a)    Company Deliveries. At or prior to the Closing, the Company shall deliver to Parent:

(i)    a certificate, dated as of the Closing Date and duly executed on behalf of the Company by the Chief Executive Officer of the Company, certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied;

(ii)    (A) each of the Investor Agreements, (B) the Commercial Agreement (provided, that each of Exhibit B-1 and Exhibit B-2 to the Commercial Agreement shall be in a form reasonably acceptable to each of Parent and United as mutually agreed by Parent and United pursuant to Section 8.20), (C) the Irrevocable Proxy, (D) the Side Letter, and (E) the Transition Services Agreement (provided, that Schedule B to the Transition Services Agreement shall be in a form reasonably acceptable to each of Parent and United as mutually agreed by Parent and United pursuant to Section 8.15) (clauses (A) through (E), together with the Company IP Matters Wind-Down Agreement(s) and the Confidentiality Agreements, the “Related Agreements”), in each case duly executed by United (or its applicable Affiliate);

(iii)    the Spreadsheet accompanied by a certificate of the Company executed by its Chief Executive Officer, certifying that the Spreadsheet is true, complete and correct as of the Closing Date; and

(iv)    a certificate prepared by the United Converting Holder in accordance with Treasury Regulations promulgated under Section 1.1445-11T, dated as of the Closing Date and signed by the United Converting Holder under penalties of perjury, certifying that fifty percent (50%) or more of the value of the gross assets of the Company do not consist of U.S. real property interests, and that ninety percent (90%) or more of the value of the gross assets of the Company do not consist of U.S. real property interests plus cash or cash equivalents; provided that, notwithstanding any other provision of this Agreement, if the Company fails to provide such form, Parent’s sole right shall be to deduct and withhold such amounts as are required under applicable provisions of the Code or any other provision of applicable Tax Law.

(b)    Parent Deliveries. At or prior to the Closing, Parent shall deliver to the Company:

(i)    a certificate, dated as of the Closing Date and duly executed on behalf of Parent by the Chief Executive Officer of Parent, certifying that the conditions set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied;

(ii)    evidence, in form and substance reasonably satisfactory to the Company, that, effective as of immediately following the Effective Time, the United Designees shall be appointed as members of the HoldCo Board; and

(iii)    (A) each of the Investor Agreements, (B) the Commercial Agreement (provided, that each of Exhibit B-1 and Exhibit B-2 to the Commercial Agreement shall be in a form reasonably acceptable to each of Parent and United as mutually agreed by Parent and United pursuant to Section 8.20) (C) the Irrevocable Proxy, (D) the Side Letter and (E) the Transition Services Agreement (provided, that Schedule B to the Transition Services Agreement shall be in a form reasonably acceptable to each of Parent and United as mutually agreed by Parent and United pursuant to Section 8.15), in each case duly executed by HoldCo and, in the case of clause (A), the other parties thereto.

(c)    Company Converting Holder Deliveries. At or prior to the Closing, each Company Converting Holder (or, if a Company Converting Holder is classified as a “disregarded entity” that is not separate from its owner for U.S. federal income tax purposes, its owner) shall deliver to Parent (and Parent shall provide a copy to HoldCo of) a properly completed and executed IRS Form W-9; provided that, notwithstanding any other provision of this Agreement, if any Company Converting Holder fails to provide such form, Parent’s sole right shall be to deduct and withhold such amounts as are required under applicable provisions of the Code or any other provision of applicable Tax Law.

(d)    SVF Blocker and SVF Party Deliveries. At or prior to the Closing, (i) SVF Blocker shall deliver to Parent (and Parent shall provide a copy to HoldCo of) a properly completed and executed IRS Form W-9 and (ii) SVF Party shall also deliver to Parent (and Parent shall provide a copy to HoldCo of) a properly completed and executed IRS Form W-9, along with a duly executed certificate from SVF Blocker dated as of the Closing Date, and signed under penalty of perjury, in accordance with Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), certifying that SVF Party’s interest in SVF Blocker is not a “U.S. real property interest” (as such term is defined in Section 897(c) of the Code and applicable Treasury Regulations) and SVF Blocker shall provide a notice to Parent (and Parent shall provide a copy to HoldCo) for delivery to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2); provided that, notwithstanding any other provision of this Agreement, if SVF Blocker or SVF Party fails to provide such forms, Parent’s sole right shall be to deduct and withhold such amounts as are required under applicable provisions of the Code or any other provision of applicable Tax Law.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1.    Effect on Parent Capital Stock and Company Units.

(a)    Conversion of Parent Common Stock, Parent Preferred Stock and Avian Merger Sub Common Stock. At the Avian Merger Effective Time, by virtue of the Avian Merger and without any action on the part of Parent, HoldCo, Avian Merger Sub or the holders of any securities of Parent or of Avian Merger Sub or any other Person:

(i)    Each share of Parent Series Seed 1 Preferred Stock issued and outstanding immediately prior to the Avian Merger Effective Time (other than any Cancelled Shares) shall be automatically converted into one (1) fully paid and nonassessable share of HoldCo Series Seed 1 Preferred Stock.

(ii)    Each share of Parent Series Seed 2 Preferred Stock issued and outstanding immediately prior to the Avian Merger Effective Time (other than any Cancelled Shares) shall be automatically converted into one (1) fully paid and nonassessable share of HoldCo Series Seed 2 Preferred Stock.

(iii)    Each share of Parent Series A Preferred Stock issued and outstanding immediately prior to the Avian Merger Effective Time (other than any Cancelled Shares) shall be automatically converted into one (1) fully paid and nonassessable share of HoldCo Series A Preferred Stock.

(iv)    Each share of Parent Series B Preferred Stock issued and outstanding immediately prior to the Avian Merger Effective Time (other than any Cancelled Shares) shall be automatically converted into one (1) fully paid and nonassessable share of HoldCo Series B Preferred Stock.

(v)    Each share of Parent Series B-1 Preferred Stock issued and outstanding immediately prior to the Avian Merger Effective Time (other than any Cancelled Shares) shall be automatically converted into one (1) fully paid and nonassessable share of HoldCo Series B-1 Preferred Stock.

(vi)    Each share of Parent Common Stock issued and outstanding immediately prior to the Avian Merger Effective Time (other than any Cancelled Shares) shall be converted into one (1) fully paid and nonassessable share of HoldCo Common Stock; provided, however, that each share of Parent Common Stock subject to a Parent Restricted Stock Award shall be treated in accordance with Section 2.3(b).

(vii)    Each Avian Merger Sub Share issued and outstanding immediately prior to the Avian Merger Effective Time shall be converted into one (1) fully paid and nonassessable share of Parent Common Stock, as the common stock of the Surviving Corporation.

As of the Avian Merger Effective Time, all such shares of Parent Series Seed 1 Preferred Stock, Parent Series Seed 2 Preferred Stock, Parent Series A Preferred Stock, Parent Series B Preferred Stock, Parent Series B-1 Preferred Stock and Parent Common Stock referred to in clauses (i)

through (vi) above shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Avian Merger Effective Time, each holder of a Parent Certificate or Parent Book-Entry Share shall cease to have any rights with respect thereto, and each such certificate shall be deemed to represent an equal number and type of shares of capital stock of HoldCo in accordance with this Section 2.1(a).

(b)    Conversion of SVF Blocker Common Stock. At the SVF Blocker Merger Effective Time, by virtue of the SVF Blocker Merger and without any action on the part of the Company, HoldCo, SVF Blocker, SVF Party, Blocker Merger Sub or the holders of any securities of the Company, SVF Blocker or Blocker Merger Sub or any other Person:

(i)    The shares of SVF Blocker Common Stock outstanding immediately prior to the SVF Blocker Merger Effective Time shall be automatically converted into the right to receive, in the aggregate, (A) a number of fully paid and nonassessable shares of HoldCo Series U-1 Preferred Stock equal to the product of (I) the Company Preferred Unit Preferred Stock Consideration Ratio multiplied by (II) the number of Company Preferred Units then issued and outstanding and held by SVF Blocker and (B) a number of fully paid and nonassessable shares of HoldCo Common Stock equal to the product of (I) the Company Preferred Unit Common Stock Consideration Ratio multiplied by (II) the number of Company Preferred Units then issued and outstanding and held by SVF Blocker.

(ii)    All of the Blocker Merger Sub Interests issued and outstanding immediately prior to the SVF Blocker Merger Effective Time shall remain outstanding as the limited liability company interests of the SVF Blocker Surviving Company.

As of the SVF Blocker Merger Effective Time, all such shares of SVF Blocker Common Stock referred to in clause (i) above shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the SVF Blocker Merger Effective Time, each holder of a share of SVF Blocker Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the consideration to which such holder is entitled in accordance with this Section 2.1(b).

(c)    Conversion of Company Common Units, Company Preferred Units and United Merger Sub Common Units. At the Effective Time, by virtue of the United Merger and without any action on the part of the Company, HoldCo, United Merger Sub or the holders of any securities of the Company or of United Merger Sub or any other Person:

(i)    Each Company Preferred Unit issued and outstanding immediately prior to the Effective Time (other than any Cancelled Units) shall be automatically converted into the right to receive (A) a number of fully paid and nonassessable shares of HoldCo Series U-1 Preferred Stock equal to the Company Preferred Unit Preferred Stock Consideration Ratio and (B) a number of fully paid and nonassessable shares of HoldCo Common Stock equal to the Company Preferred Unit Common Stock Consideration Ratio (subject to rounding in accordance with Section 2.5).

(ii)    Each Company Common Unit issued and outstanding immediately prior to the Effective Time (other than any Cancelled Units) shall be automatically converted into the right to receive a number of fully paid and nonassessable shares of HoldCo Common Stock equal to the Company Common Unit Common Stock Consideration Ratio (subject to rounding in accordance with Section 2.5).

(iii)    All of the United Merger Sub Interests issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable Company Common Unit, as the common units of the Surviving Company.

As of the Effective Time, all such Company Preferred Units and Company Common Units referred to in clauses (i) and (ii) above shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Effective Time, each holder of a Company Certificate or Company Book-Entry Unit shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the consideration to which such holder is entitled in accordance with this Section 2.1(c).

(d)    Effect on HoldCo Capital Stock. At the Avian Merger Effective Time, each share of HoldCo Capital Stock issued and outstanding immediately prior to the Avian Merger Effective Time shall automatically be cancelled and extinguished without any conversion thereof or payment therefor and shall cease to exist.

(e)    Cancellation of Treasury Shares or Units and Units Held by Blocker Merger Sub Following the SVF Blocker Merger. (i) At the Avian Merger Effective Time, each share of Parent Capital Stock issued and outstanding immediately prior to the Avian Merger Effective Time that is owned or held in treasury by Parent (collectively, the “Cancelled Shares”) and (ii) at the Effective Time, (A) each Company Unit issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company, and (B) each Company Preferred Unit held by Blocker Merger Sub as a result of the SVF Blocker Merger (collectively, the “Cancelled Units”) shall, in each case, automatically be cancelled and extinguished without any conversion thereof or payment therefor and shall cease to exist.

(f)    Adjustment to Consideration. In the event of any stock or unit split, reverse stock or unit split, stock or unit dividend or distribution (including any dividend or distribution of securities convertible into capital stock or units), reorganization, reclassification or other like change with respect to the Parent Capital Stock or the Company Units occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares or units of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares or units of any class or series (or prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the same economic effect as contemplated by this Agreement prior to such stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, reorganization, reclassification or other like change. Nothing in this Section 2.1(f) shall be construed to permit a Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2.    Payment for Securities; Surrender of Certificates.

(a)    Exchange Fund. Promptly (and in any event within one (1) business day) after the Effective Time, HoldCo shall have available (i) evidence of HoldCo Capital Stock issuable in electronic certificated form (to be issued via Carta or other applicable capitalization table management platform used by HoldCo) (“HoldCo Certificates”) equal to the consideration payable pursuant to Section 2.1(a), Section 2.1(b) and Section 2.1(c), and (ii) cash in immediately available funds in an amount sufficient to pay any dividends or other distributions on shares of HoldCo Capital Stock in accordance with Section 2.2(f) (such electronically certificated shares of HoldCo Capital Stock and such cash amounts, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the Converting Holders. HoldCo shall make delivery of such consideration, including any dividends or other distributions on shares of HoldCo Capital Stock in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)    Procedures for Surrender. Promptly after the Effective Time, HoldCo shall mail to (i) each holder of record of a certificate or certificates which immediately prior to the Avian Merger Effective Time represented outstanding shares of Parent Capital Stock (the “Certificates”), and which shares of Parent Capital Stock were converted pursuant to Section 2.1(a) into shares of HoldCo Capital Stock, a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by HoldCo, a customary indemnity bond) to HoldCo and shall be in such form and have such other provisions as HoldCo may reasonably specify and (ii) each holder of a Certificate, each holder of a book-entry unit which immediately prior to the Effective Time represented outstanding Company Units (the “Company Book-Entry Units”) and, if a Revised Structure Notice has not been given, each holder of a book-entry share which immediately prior to the Effective Time represented outstanding SVF Blocker Common Stock (the “SVF Blocker Book-Entry Shares”) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by HoldCo, an indemnity bond), Company Book-Entry Units and, if applicable, SVF Blocker Common Stock in exchange for payment of the shares of HoldCo Capital Stock into which such shares of Parent Capital Stock, Company Units or SVF Blocker Book-Entry Shares, as applicable, have been converted pursuant to Section 2.1(a), Section 2.1(b) or Section 2.1(c), as applicable, including any dividends or other distributions on shares of HoldCo Capital Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by HoldCo, an indemnity bond) for cancellation to HoldCo, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of a book-entry share which immediately prior to the Avian Merger Effective Time represented outstanding shares of Parent Capital Stock (the “Parent Book-Entry Shares” and, together with the Company Book-Entry Units and, if applicable, the SVF Blocker Book-Entry Shares, the “Book-Entry Shares”), Company Book-Entry Units and SVF Blocker Book-Entry Shares, in each case which shares of Parent Capital Stock, Company Units or shares of SVF Blocker Common Stock, as applicable, were converted pursuant to Section 2.1(a), Section 2.1(b) or Section 2.1(c), as applicable, into the right to receive shares of HoldCo Capital Stock, upon surrender of such Book-Entry Share, and in each case upon delivery of such other documents as may reasonably be required by HoldCo, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (A) that number of whole shares of HoldCo Capital Stock (which shall be in the form of HoldCo Carta Certificates) to which such holder has the right to receive pursuant to Section 2.1(a), Section 2.1(b) or Section 2.1(c), as applicable, and (B) any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of HoldCo Capital Stock in accordance with Section 2.2(f), and the Certificate (or affidavit of loss in lieu thereof and, if required by HoldCo, an indemnity bond) or Book-Entry Share so surrendered shall be forthwith cancelled. If any payment in respect of a surrendered Certificate or Book-Entry Share is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition precedent of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment being made to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the reasonable satisfaction of HoldCo that such Tax is not required to be paid.

(c)    Transfer Books; No Further Ownership Rights in Parent Capital Stock or Company Units. At the Effective Time, the stock or unit transfer books of each of Parent and the Company shall be closed and thereafter there shall be no further registration of transfers of Parent Capital Stock on the records of Parent or Company Units on the records of the Company. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the consideration payable in respect thereof pursuant to Section 2.1(a), Section 2.1(b) or Section 2.1(c), as applicable, including any dividends or other distributions on shares of HoldCo Capital Stock in accordance with Section 2.2(f). If, after the Effective Time, Certificates or Book-Entry Shares are presented to HoldCo for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund that remains unclaimed by the Converting Holders six (6) months following the Closing Date shall, at any time thereafter at the request of HoldCo, be delivered to HoldCo or as otherwise instructed by HoldCo, and thereafter such holders shall be entitled to look only to HoldCo (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable consideration payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), in each case, without any interest thereon. Notwithstanding the foregoing, none of HoldCo, the Surviving Corporation or the Surviving Company shall be liable to any Converting Holder or any other Person for any portion of the consideration or other amounts payable pursuant to this Article II delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Converting Holders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of HoldCo free and clear of any claims or interest of any Person previously entitled thereto.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, HoldCo shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by HoldCo, a customary indemnity bond, the applicable consideration payable in respect thereof pursuant to Section 2.1(a), including any dividends or other distributions on shares of HoldCo Capital Stock in accordance with Section 2.2(f).

(f)    Dividends or Distributions with Respect to HoldCo Capital Stock. No dividends or other distributions with respect to HoldCo Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of HoldCo Capital Stock issuable hereunder, and all such dividends and other distributions shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by HoldCo, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by HoldCo, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of HoldCo Capital Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of HoldCo Capital Stock.

(g)    No Interest. No interest shall be paid or accrue on any portion of the consideration payable pursuant to this Article II (including any amounts that any holder has the right to receive in respect of dividends or other distributions on shares of HoldCo Capital Stock in accordance with Section 2.2(f)) payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Share.

Section 2.3.    Treatment of Parent Equity Awards.

(a)    Parent Options. At the Avian Merger Effective Time and without any action on the part of the parties hereto, HoldCo shall assume each Parent Option. Except as otherwise set forth in this Agreement, each Parent Option so assumed (in each case, an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions (including restrictions on vesting and exercisability) relating thereto as in effect immediately prior to the Avian Merger Effective Time, except that each reference to Parent or to Parent Common Stock shall be deemed to be a reference to HoldCo or to HoldCo Common Stock, respectively. For the avoidance of doubt, each Assumed Option will cover the same number of shares of HoldCo Common Stock and have the same exercise price as the number of shares of Parent Common Stock and exercise price of the corresponding Parent Option immediately prior to the Avian Merger Effective Time, which shall be in compliance with Section 409A of the Code, and, in the case of any Parent Option that that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, in compliance with Section 424(a) of the Code.

(b)    Parent Restricted Stock Awards. At the Avian Merger Effective Time and without any action on the part of the parties hereto, each Parent Restricted Stock Award shall be converted and effectively exchanged for a restricted stock award of HoldCo (in each case, a “Converted Restricted Stock Award”) and shall continue to have, and be subject to, the same terms and conditions (including restrictions on vesting) relating thereto as in effect immediately prior to the Avian Merger Effective Time, except that each reference to Parent or to Parent Common Stock shall be deemed to be a reference to HoldCo or to HoldCo Common Stock, respectively. For the avoidance of doubt, each Converted Restricted Stock Award shall cover the same number of shares of HoldCo Common Stock as the number of shares of Parent Common Stock subject to the corresponding Parent Restricted Stock Award immediately prior to the Avian Merger Effective Time.

(c)    Assumption of Parent Equity Plans. At the Avian Merger Effective Time and without any action on the part of the parties hereto, HoldCo shall assume the Parent Equity Plans for all intents and purposes as if such Parent Equity Plans, including the reservation of shares of Parent Common Stock reserved for issuance pursuant thereto, had been originally adopted and authorized by HoldCo.

(d)    Necessary Actions. Parent and/or HoldCo shall take all actions reasonably necessary and/or appropriate to accomplish actions described in this Section 2.3.

Section 2.4.    Withholding. Each of HoldCo, Parent, the Company, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, the Surviving Corporation, the Surviving Company, and the SVF Blocker Surviving Company shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be deducted or withheld with respect to such payment under the Code, or any other applicable Tax Law; provided that if HoldCo, Parent, the Company, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, the Surviving Corporation, the Surviving Company, or the SVF Blocker Surviving Company determines that an amount is required to be deducted and withheld, such Person shall provide the payee (a) with written notice of the intent to deduct and withhold at least five (5) business days prior to the date the applicable payment is scheduled to be made and (b) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from (or, if exemption is not possible, reduce such) withholding. To the extent that amounts are so deducted or withheld, such amounts shall be (i) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made and (ii) paid over to the proper Governmental Entity. To the extent that any required amounts under the Code or applicable Tax Law are not so deducted and withheld by the appropriate Person, the Person in respect of which such deduction or withholding should have been made shall indemnify HoldCo, Parent, the Company, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, the Surviving Corporation, the Surviving Company, and the SVF Blocker Surviving Company, as applicable, for any amounts subsequently imposed by a Governmental Entity and paid on behalf of such Person, together with any related Losses, other than related Losses that are attributable to the negligence or willful misconduct of HoldCo, Parent, the Company, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, the Surviving Corporation, the Surviving Company, or the SVF Blocker Surviving Company; provided that no Person shall be (A) determined to be negligent or to have engaged in willful misconduct for purposes of this Section 2.4 if such Person follows the withholding instructions for any Company Member or SVF Party as set forth on the Spreadsheet pursuant to Section 1.7(d) and (B) required to indemnify HoldCo, Parent, the Company, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, the Surviving Corporation, the Surviving Company, or the SVF Blocker Surviving Company, as applicable, for any Transfer Taxes for which such Person is not responsible pursuant to Section 8.8(i).

Section 2.5.    Fractional Shares. No certificate or scrip representing fractional shares of HoldCo Capital Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of HoldCo. Notwithstanding any other provision of this Agreement, each Company Converting Holder who would otherwise have been entitled to receive a fraction of a share of HoldCo Capital Stock (after aggregating all shares represented by the Company Book-Entry Units delivered by such Company Converting Holder) shall receive no consideration therefor.

Section 2.6.    Tax Treatment.

(a)     It is intended that, for U.S. federal income tax purposes, (i) the Mergers and the Stock Purchase will together qualify as a transaction described in Section 351 of the Code, (ii) the Avian Merger and the SVF Blocker Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

(b)     For U.S. federal income tax purposes, the Parties agree to treat the SVF Blocker Merger and the United Merger as occurring pursuant to an integrated plan and in accordance with IRS Revenue Ruling 84-111, 1984-2 C.B. 88 (Situation 3).

Section 2.7.    Further Action. If, at any time after the Effective Time, any further action is determined by HoldCo, the Surviving Corporation or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest HoldCo, the Surviving Corporation or the Surviving Company with full right, title and possession of and to all rights and property of Parent, the Company, Avian Merger Sub and United Merger Sub with respect to the Mergers, the officers of HoldCo shall be fully authorized (in the name of HoldCo, the Surviving Corporation or the Surviving Company, as applicable) to take such action.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and HoldCo as set forth below:

Section 3.1.    Qualification, Organization, Subsidiaries, etc.

(a)    The Company and each Company Subsidiary is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation, limited liability company or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of the Company Subsidiaries, where the failure to be so qualified or, where relevant, in good standing, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company Certificate and the Company LLCA are in full force and effect and the Company is not in violation of the Company Certificate or the Company LLCA. The Company has made available to Parent prior to the date hereof complete and accurate copies of the Company Certificate and the Company LLCA.

(b)    All the issued and outstanding shares of capital stock of, units of or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation, formation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, and (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person.

Section 3.2.    Capitalization.

(a)    As of December 5, 2020 (the “Company Capitalization Date”), (i) 6,458,885 Company Common Units were issued and outstanding, (ii) 1,000,000 Company Preferred Units were issued and outstanding, (iii) no Company Units were held in the Company’s treasury and (iv) no Company Units were held by the Company Subsidiaries. All the outstanding Company Units are duly authorized and validly issued. All the outstanding Company Units were issued in compliance with applicable Law and all requirements set forth in the Company Certificate and the Company LLCA and any applicable Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound.

(b)    Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of the holders of Company Common Units and Company Preferred Units and the amount of Company Common Units and Company Preferred Units held by such holders.

(c)    Except as set forth in Section 3.2(a) or in Section 3.2(c) of the Company Disclosure Letter, as of the date hereof: (i) the Company does not have any limited liability company interests or other equity or voting interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any limited liability company interests or other equity or voting interests of the Company or any Company Subsidiary or securities convertible into, exchangeable or exercisable for, or that correspond to, such limited liability company interests or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such limited liability company interests or other equity or voting interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any limited liability company interests or other equity or voting interests of the Company or any Company Subsidiary.

(d)    Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Members on any matter.

(e)    There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary or United or, to the Knowledge of the Company, any other Company Member is a party with respect to the voting of limited liability company interests or other equity or voting interests of the Company or any Company Subsidiary.

(f)    Except as set forth in Section 3.2(f) of the Company Disclosure Letter, the Company has never declared or paid any distributions or dividends on any Company Units, and has no liability for distributions or dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other applicable Law any limited liability company interests or other equity or voting interests of the Company or any Company Subsidiary or securities convertible into, exchangeable or exercisable for, or that correspond to, such limited liability company interests or other equity or voting interests, whether currently outstanding or that may subsequently be issued.

(g)    Section 3.2(g) of the Company Disclosure Letter sets forth, as of the date hereof, all outstanding secured and unsecured Indebtedness of the Company or any Company Subsidiary. Except as set forth in Section 3.2(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is in default with respect to any Indebtedness of the Company or any Company Subsidiary.

Section 3.3.    Authority.

(a)    The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions, including the United Merger. The execution and delivery of this Agreement and the consummation of the Transactions, including the United Merger, have been duly and validly authorized by all necessary limited liability company action of the Company and no other limited liability company proceedings (pursuant to the Company Certificate, the Company LLCA or otherwise) on the part of the Company or any Company Subsidiary are necessary to authorize the consummation of, and to consummate, the Transactions, including the United Merger, except, with respect to the United Merger, for the filing of the United Merger Certificate with the Secretary of State of the State of Delaware. Prior to the execution of this Agreement, (i) the Company Board has (A) approved and declared advisable this Agreement and the Transactions, including the United Merger, upon the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the Transactions, including the United Merger, are fair to, and in the best interests of, the Company and the Company Members, (C) approved the execution, delivery and performance by the Company of this Agreement, (D) recommended the approval of this Agreement to the Company Members, and (E) directed that this Agreement be submitted to the Company Members for approval by written consent, and (ii) following such action by the Company Board, pursuant to Sections 5.8(d) and 6.5 of the Company LLCA and Section 18-209 of the DLLCA, Neben Holdings, LLC, a Delaware limited liability company and a wholly owned Subsidiary of United, executed and delivered an irrevocable written consent, in its capacity as the Company Member holding a majority of the Company Units, approving this Agreement and the Transactions, including the United Merger.

(b)    This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker and SVF Party, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) applicable state securities, takeover and “blue sky” laws, and (iii) the HSR Act and any other applicable Antitrust Laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b)    The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.4(a), the consummation of the Transactions and compliance with the provisions of this Agreement will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit or right under any Contract binding upon the Company or any Company Subsidiary, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Certificate, the Company LLCA or the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.5.    Financial Statements.

(a)    Section 3.5(a) of the Company Disclosure Letter sets forth true and complete copies of the Company’s (i) audited consolidated balance sheet as of December 31, 2019 and the related audited consolidated statements of income, cash flows and members’ equity for the period from April 8, 2019 through December 31, 2019, and (ii) unaudited consolidated interim balance sheet as of September 30, 2020 and the related unaudited consolidated interim statements of income, cash flows and members’ equity for the nine (9) months then ended (collectively, the “Company Financial Statements”).

(b)    The Company Financial Statements (i) have been prepared from the books and records of the Company and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject to the notes thereto and, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (subject to the notes thereto and, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the disclosures related to the basis of presentation set forth on Section 3.5(b) of the Company Disclosure Letter).

(c)    Neither the Company nor any Company Subsidiary is, or has ever been, required to file, or has voluntarily filed, any forms, reports or other documents with the SEC.

Section 3.6.    Internal Controls and Procedures. From January 1, 2017 to June 30, 2019, United and its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, the Company, have established and maintained books and records that, in all material respects, accurately reflect the assets and liabilities of the Company and the Company Subsidiaries, and proper and adequate internal accounting and record keeping controls that provide reasonable assurance that financial transactions are executed in accordance with the authorization of management. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7.    No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2020 included in the Company Financial Statements, (b) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, (c) as expressly contemplated by this Agreement or in connection with the Transactions, (d) for liabilities that are solely executory obligations under Company Material Contracts or (e) for liabilities that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.8.    Absence of Certain Changes or Events.

(a)    From September 30, 2020 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing.

(b)    From September 30, 2020 through the date hereof, neither the Company nor any Company Subsidiary has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would require Parent’s consent in accordance with Section 7.1(b).

Section 3.9.    Compliance with Law; Permits.

(a)    From January 1, 2017 to June 30, 2019, United and its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, the Company and the Company Subsidiaries, have been in compliance in all material respects with, and not in material default under or in material violation of, any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets.

(b)    From January 1, 2017 to June 30, 2019, United and its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, the Company and the Company Subsidiaries, have been in possession of all material franchises, licenses, permits and any similar authority necessary for the Company and the Company Subsidiaries to carry on the Company Business (the “Company Permits”). All Company Permits are in full force and effect and no material default (with or without notice or lapse of time or both) has occurred under any such Company Permit.

(c)    From January 1, 2016 to June 30, 2019, United and its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, the Company and the Company Subsidiaries, including each of their officers, directors, employees and, to the Knowledge of the Company, agents have been, and are currently, in compliance with applicable Anti-Corruption Laws. From January 1, 2016 to June 30, 2019, none of United or any of its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, none of the Company or any Company Subsidiary, or any of their officers, directors, employees or, to the Knowledge of the Company, agents have, directly or indirectly, made, offered, promised or authorized any unlawful payment or gift of any money or anything of value to or for the benefit of any Governmental Official for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a Governmental Entity, or (iii) securing any improper advantage, in the case of each of clauses (i), (ii) and (iii) above in order to assist the Company or any of its controlled Affiliates in obtaining or retaining business for or with, or directing business to, any Person in violation of any applicable Anti-Corruption Law. None of the Company, any Company Subsidiary or any of their officers, directors, employees or, to the Knowledge of the Company, agents has made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable Anti-Corruption Law. None of the Company, the Company Subsidiaries or any of their officers, directors, employees or, to the Knowledge of the Company, agents have been the subject of any written (or to the Knowledge of the Company, oral) allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other Anti-Corruption Law. None of the Company, any Company Subsidiary or any of their officers, directors, employees or, to the Knowledge of the Company, agents have received an allegation or whistleblower complaint, or is the subject of any investigation, regarding noncompliance by such Persons with any Anti-Corruption Law. To the Knowledge of the Company, none of the assets of the Company or any Company Subsidiary were acquired by means of conduct that would constitute a violation of the FCPA or any other any Anti-Corruption Law, and to the Knowledge of the Company, there is no allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the assets of the Company or any Company Subsidiary arising out of or relating to the FCPA or any other Anti-Corruption Law. From January 1, 2016 to June 30, 2019, United and its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, the Company, have established and maintained policies and procedures reasonably designed to ensure compliance by the Company, the Company Subsidiaries and their controlled Affiliates and their respective officers, directors, employees and agents with the FCPA and other applicable Anti-Corruption Laws.

(d)    From January 1, 2016 to June 30, 2019, United and its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, the Company and the Company Subsidiaries, have been in compliance in all material respects with any applicable anti-money laundering laws of the United States or any relevant state or foreign jurisdiction, including the U.S. criminal money laundering statutes, 18 USC §§ 1956 and 1957 (collectively “Anti-Money Laundering Laws”).

Section 3.10.    Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Letter sets forth a list of each material Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), to the extent applicable, all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans.

(b)    Section 3.10(b) of the Company Disclosure Letter sets forth a list of each material United Benefit Plan. With respect to the United Benefit Plan that is intended to be qualified under Section 401(a) of the Code, United has obtained a favorable determination and/or opinion letter and there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such qualified status.

(c)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder, and (ii) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans.

(d)    Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to, any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    Neither the execution and delivery of this Agreement nor the consummation of the Mergers (either alone or in conjunction with any other event) will (i) result in any material payment becoming due to any Business Employee, (ii) materially increase any benefits payable to any Business Employee, (iii) result in any acceleration of the time of payment, funding or vesting of any such material benefits, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f)    The Company is not subject to, nor does it have any obligation under, any Company Benefit Plan or otherwise to compensate any Person for excise or other Taxes payable pursuant to Section 4999 or Section  409A of the Code.

Section 3.11.    Labor Matters.

(a)     (i) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar Contract, whether written or oral, with a labor union, works council, or similar employee group purporting to represent employees and (ii) as of the date of this Agreement, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Company, threatened involving employees of the Company or any Company Subsidiary. None of the Business Employees are represented by a labor union, works council, or similar employee group purporting to represent employees and as of the date of this Agreement, to the Knowledge of the Company, there is no organizing activity with respect to any employees of the Company or any Company Subsidiary. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is (or since April 8, 2019 has been) subject to a labor dispute, strike or work stoppage.

(b)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each Company Subsidiary are and have been since April 8, 2019 in compliance with all applicable Laws respecting labor and employment practices, terms and conditions of employment, including equal employment opportunity and nondiscrimination (including “retaliation” and provision of “reasonable accommodation”), “harassment,” immigration, wages (including payment of overtime wages and classification of employees as “exempt” or “non-exempt”), work hours (including limitations on “hours worked” and the provision of meal and rest breaks), leaves of absence (including pregnancy, medical, family, and military leaves), collective bargaining and similar requirements, occupational safety and health, and the engagement and use of independent contractors, consultants, and “leased” (staffing company) employees, including all such laws applicable to Business Employees who do not reside in the State of California and (ii) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims, charges, actions, investigations or audits with respect to the foregoing in any forum, including internally at United or any of its Subsidiaries, including the Company.

(c)    The Company and the Company Subsidiaries have made available to Parent prior to the date of this Agreement copies of any employment offer letter, employment agreement, independent contractor agreement, or consulting agreement which materially deviate from the form of Company Benefit Plan otherwise provided in accordance with Section 3.10.

(d)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in Section 3.10 and this Section 3.11 are the sole and exclusive representations and warranties of the Company with respect to compensation, benefits, employment and labor matters.

Section 3.12.    Tax Matters.

(a)    The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns (to the extent related to Taxes payable by the Company or any Company Subsidiary and not by the Company Members) are true, correct and complete in all material respects; provided that, for the avoidance of doubt, nowhere in this Agreement do the Company or the Company Subsidiaries make any representations or warranties regarding the Tax basis in any of the assets owned by the Company or the Company Subsidiaries.

(b)    The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (excluding, for the avoidance of doubt, any Taxes payable by the Company Members), other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Company Financial Statements in accordance with GAAP.

(c)    The Company and the Company Subsidiaries have timely withheld, deducted and collected all material amounts required to be withheld, deducted or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity (or otherwise set aside such amounts in appropriate accounts for future payment when due).

(d)    There is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or threatened in writing with respect to any Taxes payable by or Tax Returns of the Company or any Company Subsidiary (excluding, for the avoidance of doubt, (x) any Taxes payable by the Company Members and (y) any claims being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Company Financial Statements in accordance with GAAP), or (ii) deficiency for Taxes payable by the Company or any Company Subsidiary (excluding, for the avoidance of doubt, any Taxes payable by the Company Members) that has been proposed, asserted or assessed by any Governmental Entity in writing against the Company or any Company Subsidiary and that has not been fully satisfied by payment, withdrawn or resolved (other than claims being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Company Financial Statements in accordance with GAAP).

(e)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for the assessment or payment of Taxes payable by the Company or any Company Subsidiary (excluding, for the avoidance of doubt, any Taxes payable by the Company Members), other than any ordinary course extension in connection with the filing of any Tax Return.

(f)    Within the last two (2) years, no Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)    None of the Company or any Company Subsidiary (i) is a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (A) any agreements entered into in the ordinary course of business and not primarily related to Taxes and (B) any agreement or arrangement solely among the Company and/or the Company Subsidiaries and (C) the Company LLCA), (ii) is or has ever been a member of any affiliated, consolidated, combined, unitary, aggregate or similar group for Tax purposes of which United or any of its Subsidiaries (or any predecessor of such entities) was not the ultimate parent corporation or (iii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(h)    There are no Liens in respect of or on account of Taxes payable by the Company or any Company Subsidiary (excluding, for the avoidance of doubt, any Taxes payable by the Company Members) upon any assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i)    Neither the Company nor any Company Subsidiary is bound with respect to any Tax period beginning on or after the Closing Date by any “closing agreement” (within the meaning of Section 7121(a) of the Code or any similar provision of state, local or non-U.S. Law).

(j)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)    The Company is, and has been at all times since its formation, a domestic eligible entity treated and properly classified for U.S. federal and applicable state and local income Tax purposes as a partnership and not as a corporation under applicable provisions of the Code and Treasury Regulations.

(l)    The Company and the Company Subsidiaries have, to the extent applicable, (i) properly complied in all material respects with all Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) properly complied in all material respects with all Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, and (iv) not sought and do not intend to seek (nor have any of their Affiliates sought or intends to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(m)    The Company has not (i) made any election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 or (ii) failed to make any election that was available to be made by it under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law).

(n)    Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Mergers and the Stock Purchase from together qualifying as a transaction described in Section 351 of the Code or (ii) the Avian Merger or the SVF Blocker Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in Section 3.10 and this Section 3.12 are the sole and exclusive representations and warranties of the Company with respect to Taxes.

Section 3.13.    Litigation; Orders. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (or any directors, officers or employees of the Company or any Company Subsidiary (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary)) or any of their respective properties, rights or assets by or before any Governmental Entity, and there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity or any other Person, that, in each case, are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or for which the amount in controversy, reasonably expected costs of defense or settlement, or claims for damages exceeds $1,000,000 individually. As of the date of this Agreement, neither the Company nor any Company Subsidiary has any Proceeding pending against any other Person, nor does United have any Proceeding pending against any other Person, the outcome of which, in each case, would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.14.    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a list as of the date hereof of all Patents, registered Marks, registered Copyrights and Domain Name registrations (and applications therefor) included in the Company Intellectual Property (the “Company Registered Intellectual Property”).

(b)    Except as provided in Section 3.14(b) of the Company Disclosure Letter, (i) all rights, including all rights of enforcement, in the Company Intellectual Property are solely owned by the Company or a Company Subsidiary free and clear of all Liens, other than Permitted Liens, and (ii) the Company Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable. As of the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by the Company and the Company Subsidiaries without material restriction (other than any restriction imposed by applicable Law) and without material payment of any kind to any third party. Neither United nor any of its Subsidiaries have (i) granted any exclusive license with respect to (or an option to exclusively license) any Company Intellectual Property to any other Person, and (ii) done any act or failed to take any action that could cause the rights of the Company or any of the Company Subsidiaries in any Company Intellectual Property in material Company Software to enter into the public domain except releases in the public domain based on the Company’s reasonable judgment.

(c)    (i) Neither United nor any of its Subsidiaries have received any written notice that the Company Registered Intellectual Property is subject to any orders, judgments or decrees of, or settlement agreements with, any Governmental Entity naming or binding the Company or any Company Subsidiary and adversely affecting the use thereof or rights thereto by or of the Company or any Company Subsidiary, and (ii) to the Knowledge of the Company, as of the date of this Agreement, there is no and there has not been any, opposition or cancellation Proceeding pending against the Company or any Company Subsidiary concerning the ownership, validity or enforceability of any material Company Registered Intellectual Property (other than ordinary course proceedings related to the application for any item of Company Intellectual Property).

(d)    To the Knowledge of the Company, there has been no, and as of the date hereof there is no, infringement or misappropriation, or other violation by a third party, or written allegation made by United or its Subsidiaries, of any material Company Intellectual Property.

(e)    Except as set forth in Section 3.14(e) of the Company Disclosure Letter, the operation of the Company Business as it has been and as it is presently conducted, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights (other than Patents) and, to the Knowledge of Company, the Patents, of any other Person. Except as set forth in Section 3.14(e) of the Company Disclosure Letter: (i) no infringement, misappropriation or similar claim or legal proceeding is pending against the Company or any Company Subsidiary; and (ii) neither United nor any of its Subsidiaries have received any communication in writing or, to the Knowledge of the Company, in any other manner, (A) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person by the operation of the Company Business, or (B) inviting United or its Subsidiaries to license the Intellectual Property Right of any other Person that could reasonably be construed as an allegation of infringement by the Company or any Company Subsidiary, in connection with the operation of the Company Business.

(f)    The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Company Intellectual Property (except for any Company Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the Knowledge of the Company, there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(g)    Neither United nor any of its Subsidiaries have combined any Open Source Software with, or used any Open Source Software in connection with, any material proprietary Software (including Software distributed by the Company or a Company Subsidiary, the Copyright in which is owned by the Company or a Company Subsidiary) (collectively, “Company Software”), in a manner that (i) would subject the source code for such material Company Software to the terms of the license under which such Open Source Software is licensed that require the disclosure or distribution to any Person or the public of any portion of the source code for such Company Software, (ii) imposes any restriction on the consideration to be charged for the distribution of such Company Software, or (iii) grants, or purports to grant, to any third party, any rights or immunities under any material Company Intellectual Property. To the Knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the operation of, and material to, the Company Business.

(h)    United and its Subsidiaries have secured from each Person who is or was an employee or independent contractor of the Company or a Company Subsidiary and who is or was involved in the creation or development of any material Company Intellectual Property or material Company Technology (each such Person, a “Contributor”) ownership of all of the Contributors’ Intellectual Property Rights in such Intellectual Property Rights or Technology that the Company does not already own all right, title and interest in, by operation of law. Without limiting the foregoing, to the Knowledge of the Company, (i) no Contributor owns or claims any rights to Company Intellectual Property that is material to the Company Business and (ii) the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all current and former Contributors.

(i)    Neither the Company nor any Company Subsidiary has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any material Company Software to any escrow agent or other Person who is not an employee, consultant or other Person acting on behalf of the Company or a Company Subsidiary.

(j)    Section 3.14(j) of the Company Disclosure Letter contains a complete and accurate list of the following Contracts to which the Company or a Company Subsidiary is a party, other than Company Standard Contracts: (i) any Contract material to the Company Business pursuant to which United or its Subsidiaries license from a third party or are otherwise permitted by a third party to use any Intellectual Property Rights material to the Company Business and (ii) any Contract pursuant to which a third party is licensed or permitted to use any material Company Intellectual Property (collectively, the “Company IP Contracts”). “Company Standard Contract” means any Contract (A) concerning Intellectual Property Rights or Technology that in each case are generally available on commercial terms, including Open Source Software, (B) that is an ordinary course non-disclosure or confidentiality Contract, or that is a confidentiality and invention assignment Contract with employees or contractors, of the Company or its Subsidiaries, (C) concerning a non-exclusive license or other non-exclusive grant of rights under Company Intellectual Property to use Company Technology, to or from service providers, customers, end-users, contractors or vendors entered into for the provision of services to the Company or a Company Subsidiary by such Persons, in the ordinary course of business or (D) concerning an allocation of ownership rights in immaterial foreground Intellectual Property Rights to or from service providers, customers, end-users, contractors or vendors that is accompanied by a license back to the same Intellectual Property Rights pursuant to an agreement entered into for the provision of services to the Company or a Company Subsidiary in the ordinary course of business.

(k)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a loss by the Company or any Company Subsidiary of a license to material Intellectual Property Rights granted pursuant to a Contract to which United or any of its Subsidiaries (other than the Company and the Company Subsidiaries) is a party; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property that would not have occurred but for the consummation of the Transactions; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any material Intellectual Property Rights owned by Parent (other than pursuant to Contracts to which Parent or any of its Affiliates is a party but none of the Company or any Company Subsidiary is a party); or (v) Parent, any of its Affiliates, or the Company or any Company Subsidiary, to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other restriction that arises from any Contract to which Parent or any of its Affiliates is a party but none of the Company or any Company Subsidiary is a party).

(l)    No funding, facilities, personnel or other resources of any Governmental Entity or university, college, other educational institution or research center were used, directly or indirectly, in the development of any material Company Intellectual Property, nor does any Governmental Entity or any university, college, other educational institution, or research center own, has made a claim to own, have any other rights in or to (including through any license of Intellectual Property Rights), or have any option to obtain any rights in or to, any material Company Intellectual Property.

(m)    The Company Intellectual Property, the Intellectual Property Rights licensed to the Company under the Company IP Matters Agreement, and the Intellectual Property Rights licensed, or the benefit of which is provided, under the Transition Services Agreement (together with the exhibits thereto), (i) constitute all of the Intellectual Property Rights owned by (or purported to be owned by) United and its Subsidiaries (except for any United Data) that are, or were in the past twelve (12) months, primarily used or primarily held for use in, or primarily related to, or that are necessary to operate and conduct, the Company Business as conducted as of the date of this Agreement and during the twelve (12)-month period immediately prior to the Closing in all material respects (provided that no Intellectual Property Rights primarily used or primarily held for use in, or primarily related to, the Company Business as conducted as of the date of this Agreement and during the twelve (12)-month period immediately prior to the Closing are provided or licensed under the Transition Services Agreement); and (ii) together with the licenses or other rights to Intellectual Property Rights granted to the Company and the Company Subsidiaries as of the Closing, will permit HoldCo and its Subsidiaries to continue to operate and conduct the Company Business immediately following the Closing in all material respects in the manner in which the Company Business was conducted as of the date of this Agreement and as of immediately prior to Closing or in the twelve (12)-month period prior to Closing (excluding, for the avoidance of doubt, the manner in which the Company Business could access or use United Data as of the date of this Agreement or as of immediately prior to Closing. For the avoidance of doubt, the Company makes no representation or warranty in this Section 3.14(m) with respect to any data other than Company Data.

(n)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, United and its Subsidiaries are not and have not been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property.

(o)    No Company Intellectual Property Rights, Company Technology or Company Business Assets will include any technology embodying any asserted trade secrets or technology (i) of the Person listed in Section 3.14(o) of the Company Disclosure Letter or (ii) subject to the restrictions contained in the agreement listed in Section 3.14(o) of the Company Disclosure Letter (the “Restricted Technology”). No Company Technology is dependent on any Restricted Technology (including any source code included therein). For the avoidance of doubt, any Technology containing Restricted Technology is not Company Technology or a Company Business Asset within the scope of this Agreement.

(p)    All Software in the SDV Platform Field (as defined in the Company IP Matters Agreement) held by the Company or licensed to HoldCo pursuant to the Second Amendment to the Company IP Matters Wind-Down Agreement in connection with the Transactions does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights (other than Patents) of any other Person.

(q)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties of the Company with respect to Intellectual Property Rights.

Section 3.15.    Privacy and Data Protection.

(a)    Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Transactions will, with or without notice or the lapse of time, result in a loss by the Company or any Company Subsidiary of any rights to any Company Data. All Company Data will be fully available, transferable, alienable, exploitable, licensable by the Surviving Company following the Closing Date without material restriction (other than any restriction imposed by applicable Law or Contract) and without material payment of any kind to any Person in substantially the same manner and to the same extent as immediately prior to the Closing Date.

(b)    (i) The Company and the Company Subsidiaries have at all times complied, and presently comply, in all material respects, with applicable Privacy Legal Requirements and their own Privacy Statements regarding Personal Data, (ii) the Company and the Company Subsidiaries have not received any written notice from any applicable Governmental Entity alleging a material violation of any Privacy Legal Requirements by the Company or a Company Subsidiary, and (iii) the Company and the Company Subsidiaries (or United and its Subsidiaries acting on behalf of the Company) have taken appropriate actions (including implementing reasonable technical, physical or administrative safeguards) to protect Personal Data in their possession or under their control against any unauthorized use, access or disclosure, including when such Personal Data is provided or made available to a third Person. Since January 1, 2018, to the Knowledge of the Company, there has been no unauthorized use, access, disclosure or other security incident of or involving Personal Data collected by, or used in connection with or under the control of the business of, the Company and the Company Subsidiaries.

(c)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2018, (i) there have been no security breaches in the information technology systems used in the operation of the Company Business, and (ii) there have been no disruptions in any such information technology systems that adversely affected the operations of the business of the Company and the Company Subsidiaries.

(d)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 3.15 are the sole and exclusive representations and warranties of the Company with respect to Privacy Legal Requirements.

Section 3.16.    Real Property.

(a)    Section 3.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of (i) the real property owned by the Company or any Company Subsidiary (the “Company Owned Real Property”), including the legal description thereof and the identity of the Company or Company Subsidiary that owns such property, and (ii) each Contract (the “Company Leases”) pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or otherwise uses and occupies any real property, other than the Company Owned Real Property (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder. With respect to the Company Owned Real Property, except as would not reasonably be expected to materially interfere with the use (or, with respect to the Allegheny Test Track Land, the development and use of that land for purposes of operating a test track) of such Company Owned Real Property, the Company or the applicable Company Subsidiary has good and valid title to the Company Owned Real Property, free and clear of any Liens, except for Permitted Liens. Except as set forth in Section 3.16(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns or has ever owned any real property, nor is it party to any agreement to purchase or sell any real property. With respect to the Company Leases, except as would not reasonably be expected to materially interfere with the use or occupancy of the Company Leased Real Property by the Company and the Company Subsidiaries or materially increase the obligations or materially decrease the rights of the Company and the Company Subsidiaries thereunder, each such Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the Knowledge of the Company, the landlord or licensor thereunder exists with respect to any such Company Lease. Except as set forth in Section 3.16(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any material obligation or to the loss of a material benefit or right under, any Company Lease. Neither the Company nor any Company Subsidiary is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions by the Company or any Company Subsidiary, and no such commission is owed with respect to any of the Company Real Property. Neither the Company nor any Company Subsidiary could be required to perform any alteration, construction or remediation to cause any Leased Real Property to comply with the surrender conditions set forth in any Company Lease that would exceed $600,000 for any Leased Real Property individually. The Company and the Company Subsidiaries have performed in all material respects all of their material obligations under any termination agreements pursuant to which the Company or any such Company Subsidiary has terminated any leases of real property that are no longer in effect and has no continuing material liability with respect to such terminated real property leases.

(b)    Except as set forth in Section 3.16(b) of the Company Disclosure Letter, other than the Company or any Company Subsidiary there are no other parties occupying, or with a right to occupy, the Company Leased Property.

(c)    Each of the buildings, structures and premises owned or leased by the Company or any Company Subsidiary is in operating condition in all material respects, normal wear and tear and ordinary maintenance and repair excepted.

(d)    To the Knowledge of the Company, there are no pending or threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process or completed which may give rise to any special assessment against any Company Real Property or any portion thereof that is material in the context of such Company Real Property.

(e)    To the Knowledge of the Company, except for the Company or any Company Subsidiary, there are no parties in possession of any portion of any Company Owned Real Property.

(f)    There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings affecting, in any material respect, any Company Real Property or any portion thereof.

(g)    Except as set forth in Section 3.16(g) of the Company Disclosure Letter, no portion of any Company Real Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.

(h)    Neither the operation of the Company nor any of the Company Subsidiaries on the Company Real Property nor, to the Knowledge of the Company, such Company Real Property, violates in any material respect any Law, Lien, covenant, condition or restriction, compliance with which would materially interfere with the use or occupancy of the Company Real Property by the Company and the Company Subsidiaries or materially increase the obligations or materially decrease the rights of the Company and the Company Subsidiaries under any Company Lease.

Section 3.17.    Material Contracts.

(a)    Except for this Agreement, Section 3.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof, but in each case excluding any United Benefit Plan or Company Benefit Plan (each Contract of the type described in this Section 3.17(a), whether or not set forth on Section 3.17(a) of the Company Disclosure Letter, being referred to herein as a “Company Material Contract”):

(i)    each Contract that limits in any material respect the freedom of the Company or any Company Subsidiary to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any products or services in any geographic area and/or product or service category;

(ii)    each Contract that limits the freedom of the Company or any Company Subsidiary to consummate the Transactions;

(iii)    any material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iv)    each Contract with an automotive vehicle manufacturer;

(v)    each acquisition or divestiture Contract that contains any continuing or contingent indemnities or other obligations (including “earnout” or other contingent payment obligations);

(vi)    each Contract that gives any Person the right (including any right of first refusal or similar right) to acquire any material assets of the Company or any Company Subsidiary, except (A) sales of products and services in the ordinary course of business consistent with past practice and (B) nonexclusive licenses pursuant to a Company Standard Contract;

(vii)    each Company IP Contract;

(viii)    each material Contract with a university, college, other educational or academic institution or research center for the development of material Company Intellectual Property, other than Company Standard Contracts;

(ix)    each Contract pursuant to which the Company or any Company Subsidiary are, or would reasonably be expected to be, subject to liquidated damages, termination fees, take-or-pay obligations, delay damages, short-fall or inventory fees, in each case in excess of $1,000,000;

(x)    any settlement agreement or similar Contract with respect to any Proceeding in which the amount in controversy exceeded $1,000,000;

(xi)    each Contract pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $1,000,000 in the twelve (12) month period following the date hereof;

(xii)    any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure in excess of $1,000,000;

(xiii)    any Contract evidencing Indebtedness of the Company or any Company Subsidiary (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) of more than $1,000,000 other than accounts receivable and accounts payable in the ordinary course of business;

(xiv)    each Contract that contains any exclusivity rights or “most favored nation” provisions or minimum requirements or commitments that are binding on the Company or any Company Subsidiary;

(xv)    each Contract that contains any material indemnification obligations by the Company or any Company Subsidiary;

(xvi)    each Contract with a Governmental Entity (or subcontractor thereof);

(xvii)    each Company Lease; and

(xviii)    each Company Affiliate Arrangement.

(b)    True and complete copies of each Company Material Contract in effect as of the date hereof have been made available to Parent or its outside counsel prior to the date hereof. Neither the Company nor any Company Subsidiary is in material breach of or default under the terms of any Company Material Contract. To the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in material breach of or default under the terms of any Company Material Contract. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 3.18.    Insurance. Section 3.18 of the Company Disclosure Letter contains a true, correct and complete list of all material insurance policies held by the Company and the Company Subsidiaries (the “Company Insurance Policies”). As of the date of this Agreement, the Company Insurance Policies are in full force and effect and are valid and enforceable and, together with insurance policies held by United related to the business conducted by the Company and the Company Subsidiaries, cover against the risks as are customary for companies of similar size in the same or similar lines of business. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of cancellation or termination with respect to any Company Insurance Policy or any material insurance policy held by United related to the business conducted by the Company and the Company Subsidiaries (other than in connection with normal renewals of any such insurance policies). There is no material claim by the Company or any of its Subsidiaries pending under such policies as to which coverage has been or is likely to be denied or disputed by the underwriters of such policies. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of termination of, or material premium increase with respect to, any such policies.

Section 3.19.    Affiliate Arrangements. Except as set forth in Section 3.19 of the Company Disclosure Letter, there are no Contracts or binding commitments between the Company or any Company Subsidiary, on the one hand, and any director, officer or direct or indirect holder (including United and any Subsidiary of United, but excluding any holder of capital stock or other securities of United in such holder’s capacity as such) of any Company Units or any other securities of the Company or any of its Affiliates, on the other hand, except for employment agreements of employees of the Company and the Company Subsidiaries and the Company Benefit Plans (any such Contract or binding commitment, a “Company Affiliate Arrangement”). No director or officer of the Company or any of its Affiliates has, directly or indirectly, any right, title or interest in, to or under any material property or asset of or used by the Company or any of the Company Subsidiaries or the businesses thereof. No director, officer or direct or indirect holder (including United and any Subsidiary of United, but excluding any holder of capital stock or other securities of United in such holder’s capacity as such) of any Company Units or any other securities of the Company or any of its Affiliates, or any Affiliate or immediate family member of any of the foregoing, has, directly or indirectly, (a) initiated or threatened to initiate any material cause of action or other material claim against the Company or any Company Subsidiary, except for claims under employment agreements entered into in the ordinary course of business, or (b) received any loan, advance or investment from the Company or any of the Company Subsidiaries that has not been repaid in full prior to the date hereof.

Section 3.20.    Title to Properties; Sufficiency of Assets.

(a)    The Company and each Company Subsidiary has, or as of immediately prior to the Closing will have, good and valid title to or a valid leasehold interest in all of the material properties and tangible assets reflected in the Company Financial Statements as being owned or leased, as applicable, by it, free and clear of all Liens, except for Permitted Liens. Any Permitted Liens on the properties and tangible assets of the Company and the Company Subsidiaries, individually or in the aggregate, do not materially interfere with the use of any such properties or tangible assets by the Company and the Company Subsidiaries or materially detract from the value of any such properties or tangible assets.

(b)    The properties and assets (other than Intellectual Property Rights) owned, leased or licensed by the Company and the Company Subsidiaries as of the Closing, together with the services to be provided pursuant to the Transition Services Agreement (including the exhibits thereto), (i) constitute all the properties and assets (other than Intellectual Property Rights) of United and its Subsidiaries that are, or were in the past twelve (12) months, primarily used in, primarily held for use in, primarily relate to, or that are necessary for, the conduct of the Company Business, as conducted as of the date of this Agreement and as of immediately prior to the Closing or in the twelve (12)-month period prior to Closing, in all material respects, and (ii) will permit HoldCo and its Subsidiaries to continue to operate and conduct the Company Business immediately following the Closing in all material respects in the manner in which the Company Business was conducted as of the date of this Agreement and as of immediately prior to the Closing.

Section 3.21.    Environmental Matters.

(a)    Since January 1, 2018, the Company and the Company Subsidiaries (or, from January 1, 2018 to June 30, 2019, the operation of the Company Business by United or its Subsidiaries) have been in compliance in all material respects with all applicable Environmental Laws.

(b)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries hold all Company Permits required pursuant to Environmental Laws to occupy the Company Real Property and to operate the Company Business (the “Company Environmental Permits”), (ii) all such Company Environmental Permits have been duly obtained and are in full force and effect, and (iii) there are no Proceedings pending or, to the Knowledge of the Company, threatened to revoke, cancel or materially modify the terms of any such Company Environmental Permits.

(c)    Neither the Company nor any Company Subsidiary nor any Company Real Property are subject to any outstanding ruling, order, consent, decree, Proceeding or, to the Knowledge of the Company, investigation pursuant to Environmental Laws.

(d)    Neither the Company nor any Company Subsidiary has received any written notice of any violation by the Company or any such Company Subsidiary of, or of any allegation that the Company or any Company Subsidiary is in material violation of, or subject to material liability under, any Environmental Laws, except for notices the subject matter of which has been fully resolved with no further obligations.

(e)    Neither the Company nor any Company Subsidiary has manufactured, distributed, disposed of, arranged for the disposal of, transported, released, or exposed any Person to, any Hazardous Substance, and no facility or property is contaminated with any such Hazardous Substance, in each case in a manner that would result in material liability to the Company or any Company Subsidiary pursuant to Environmental Law.

(f)    Neither the Company nor any Company Subsidiary has retained or assumed, either contractually or by operation of law, any material obligation or liabilities arising under Environmental Laws or relating to Hazardous Substances.

(g)    To the Knowledge of the Company, there are no underground storage tanks or related piping, hazardous waste disposal areas or friable asbestos containing materials at the Company Real Property that could reasonably be expected to result in material liabilities under Environmental Law.

(h)    The Company has made available to Parent (or its counsel) all material environmental reports, studies, assessments, investigations and audits in its possession or control, which relate to environmental matters with respect to the Company Real Property or the Company Business.

Section 3.22.    Export Control Laws.

(a)    Neither the Company nor any Company Subsidiary is engaged in any activities requiring registration with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with the International Traffic in Arms Regulations (“ITAR”).

(b)    From January 1, 2016 to June 30, 2019, United and its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, the Company and the Company Subsidiaries, have complied with all applicable export and re-export control Laws (“Export Controls”), including the ITAR, Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade embargoes and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, and any applicable anti-boycott compliance regulations. From January 1, 2016 to June 30, 2019, none of United or any of its Subsidiaries (with respect to the conduct of the Company Business), and since June 30, 2019, none of the Company or any Company Subsidiary, has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any Person, or for any end use, prohibited or otherwise restricted by the Laws of the United States, without obtaining prior authorization from the competent Governmental Entity as required by those Laws. The Company and the Company Subsidiaries are in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(c)    No action, claim, request for information, or subpoena is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary concerning or relating to any export or import activity of the Company or any Company Subsidiary. No voluntary self-disclosures have been filed by or for the Company or any Company Subsidiary with respect to possible violations of Export Controls and Import Restrictions and, as of the date of this Agreement, to the Knowledge of the Company, no such voluntary self-disclosures currently are contemplated.

(d)    The Company and the Company Subsidiaries have maintained all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Export Control and Import Restrictions.

(e)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 3.22 are the sole and exclusive representations and warranties of the Company with respect to export and import matters.

Section 3.23.    Finders and Brokers. Other than Goldman Sachs & Co. LLC, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Transactions.

Section 3.24.    No Other Representations. Except for the representations and warranties contained in Article IV, Article V and Article VI, the Company acknowledges that none of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, SVF Party or any of their respective Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, SVF Party or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV, Article V and Article VI. Notwithstanding the foregoing, in no event shall the foregoing representation be deemed to limit the liability of any Person for, or constitute a statement of non-reliance with respect to, any fraud committed by such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT

Except as disclosed in the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure

Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), each of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub represents and warrants to the Company as set forth below:

Section 4.1.    Qualification, Organization, Subsidiaries, etc.

(a)    Each of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub and each other Parent Subsidiary is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and the Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation, limited liability company or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of the Parent Subsidiaries, where the failure to be so qualified or, where relevant, in good standing has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole. The Existing Parent Charter and the Existing Parent Bylaws are in full force and effect and Parent is not in violation of the Existing Parent Charter or the Existing Parent Bylaws. Parent has made available to the Company prior to the date hereof complete and accurate copies of the Existing Parent Charter and the Existing Parent Bylaws.

(b)    All the issued and outstanding shares of capital stock of, units of or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Permitted Liens. Section 4.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Parent Subsidiary and each Person in which Parent or any Parent Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation, formation or organization, as the case may be, of each Parent Subsidiary or such other Person, (ii) the type and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary or in each such other Person, and (iii) the names and the type of and percentage of interest held by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary or in each such other Person.

Section 4.2.    Capitalization.

(a)    As of the date hereof, the authorized capital stock of Parent consists of 473,425,920 shares of capital stock, including 333,000,000 shares of Parent Common Stock and 140,425,920 shares of Parent Preferred Stock, of which 20,177,530 have been designated Parent Series Seed 1 Preferred Stock, 9,653,930 have been designated Parent Series Seed 2 Preferred Stock, 29,948,750 have been designated Parent Series A Preferred Stock, 78,065,640 have been designated Parent Series B Preferred Stock and 2,580,070 have been designated Parent Series B-1 Preferred Stock. As of December 5, 2020 (the “Parent Capitalization Date”):

(i) (A) 129,726,309 shares of Parent Common Stock were issued and outstanding (including 9,783,600 shares of restricted Parent Common Stock granted under the Parent Equity Plans (assuming achievement of any applicable performance targets at maximum performance levels)) and (B) options granted under Parent Equity Plans to purchase 35,568,872 shares of Parent Common Stock (assuming achievement of any applicable performance targets at maximum performance levels) were outstanding, (ii) 51,035,073 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans, (iii) 133,727,268 shares of Parent Preferred Stock were issued and outstanding, consisting of 20,177,530 shares of Parent Series Seed 1 Preferred Stock, 9,653,930 shares of Parent Series Seed 2 Preferred Stock, 29,948,750 shares of Parent Series A Preferred Stock, 71,389,540 shares of Parent Series B Preferred Stock and 2,557,518 shares of Parent Series B-1 Preferred Stock, (iv) no shares of Parent Capital Stock were held in Parent’s treasury, and (v) no shares of Parent Preferred Stock were held by the Parent Subsidiaries. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(b)    Section 4.2(b) of the Parent Disclosure Letter sets forth a true and complete list, as of the Parent Capitalization Date, of the holders of shares of Parent Preferred Stock, some or all of which may be anonymized as indicated therein, and the number and series of shares of Parent Preferred Stock held thereby.

(c)    Except as set forth in Section 4.2(a) and other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock or other equity or voting interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity or voting interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable or exercisable for, or that correspond to, such shares of capital stock or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned or in any other Person. Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, there are no outstanding obligations of Parent or any Parent Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity or voting interests of Parent or any Parent Subsidiary.

(d)    Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Parent Stockholders on any matter.

(e)    There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary (or to the Knowledge of Parent, a Parent Stockholder) is a party with respect to the voting of the capital stock or other equity or voting interests of Parent or any Parent Subsidiary.

(f)    Parent has never declared or paid any distributions or dividends on any shares of Parent Capital Stock, and has no liability for distributions or dividends accrued and unpaid by Parent. Parent is not under any obligation to register under the Securities Act or any other applicable Law any shares of capital stock or other equity or voting interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable or exercisable for, or that correspond to, such shares of capital stock or other equity or voting interests, whether currently outstanding or that may subsequently be issued.

(g)    The authorized capital stock of HoldCo consists of 1,000 shares of HoldCo Common Stock. As of the Parent Capitalization Date, 1,000 shares of HoldCo Common Stock were issued and outstanding. All the outstanding shares of HoldCo Common Stock are, and all shares of HoldCo Capital Stock issued pursuant to Article I and Article II shall be when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens. All the outstanding shares of HoldCo Common Stock are, and as of immediately prior to the Avian Merger Effective Time will be, owned directly by Parent free and clear of all Liens. All shares of HoldCo Capital Stock issued to the Company Converting Holders, the Continuing Employees and United (or its applicable Affiliate) pursuant to Article I and Article II and Section 8.6(j) shall be issued in a private placement effected in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

(h)    The authorized capital stock of Avian Merger Sub consists solely of 1,000 shares of common stock, par value $0.0001 per share (the “Avian Merger Sub Shares”). As of the Parent Capitalization Date, 1,000 Avian Merger Sub Shares were issued and outstanding. All the outstanding Avian Merger Sub Shares are duly authorized, validly issued, fully paid and nonassessable. All the outstanding Avian Merger Sub Shares are, and at all times through and including immediately prior to the Avian Merger Effective Time will be, owned directly by HoldCo free and clear of all Liens.

(i)    As of the Parent Capitalization Date, all of the limited liability company interests of Blocker Merger Sub (the “Blocker Merger Sub Interests”) were issued and outstanding. All the outstanding Blocker Merger Sub Interests are duly authorized and validly issued. All the outstanding Blocker Merger Sub Interests are, and at all times through and including immediately prior to the Effective Time will be, owned directly by HoldCo free and clear of all Liens.

(j)    As of the Parent Capitalization Date, all of the limited liability company interests of United Merger Sub (the “United Merger Sub Interests”) were issued and outstanding. All the outstanding United Merger Sub Interests are duly authorized and validly issued. All the outstanding United Merger Sub Interests are, and at all times through and including immediately prior to the Effective Time will be, owned directly by HoldCo free and clear of all Liens.

(k)    Section 4.2(k) of the Parent Disclosure Letter sets forth, as of the date hereof, all outstanding secured and unsecured Indebtedness of Parent or any Parent Subsidiary. Except as set forth in Section 4.2(k) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is in default with respect to any Indebtedness.

Section 4.3.    Authority.

(a)    Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub have all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions, including the Mergers have been duly and validly authorized by all necessary corporate or limited liability company action of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub and no other corporate or limited liability company proceedings (pursuant to the Existing Parent Charter, the Existing Parent Bylaws, the Initial HoldCo Charter, the Initial HoldCo Bylaws, the Avian Merger Sub Charter, the Avian Merger Sub Bylaws, the United Merger Sub Certificate, the United Merger Sub LLCA, the Blocker Merger Sub Certificate, the Blocker Merger Sub LLCA or otherwise) on the part of Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, including the Mergers, except, with respect to the Mergers, for the filing of the Merger Certificates with the Secretary of State of the State of Delaware. Prior to the execution of this Agreement, the Parent Board, the HoldCo Board and the Avian Merger Sub Board, and the sole stockholder or member, as applicable, of each of HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub, have unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub, as applicable, and their respective stockholder(s) or member(s), as applicable, and (iii) approved the execution, delivery and performance by Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub, as applicable, of this Agreement. In addition, prior to the execution of this Agreement, (A) the Parent Board has unanimously (I) approved and declared advisable the amendment and restatement of the Existing Parent Charter in the form attached hereto as Exhibit S (such amended and restated certificate of incorporation, the “Parent Charter”), (II) determined that the Parent Charter is fair to, and in the best interests of, Parent and the Parent Stockholders, (III) recommended the approval and adoption of the Parent Charter by the Parent Stockholders and (IV) directed that the Parent Charter be submitted to the vote of the Parent Stockholders for such purpose, and (B) (I) the holders of at least a majority of the outstanding shares of Parent Capital Stock (voting as a single class and on an as-converted basis) entitled to vote thereon and (II) the holders of at least a majority of the outstanding shares of Parent Preferred Stock (voting as a single class) entitled to vote thereon (such holders referred to in clauses (I) and (II), collectively, the “Requisite Parent Stockholders”) have approved and adopted the Parent Charter, in the case of each of clauses (A) and (B), pursuant to resolutions that (x) do not provide for the abandonment of the Parent Charter, except in the event this Agreement has previously been validly terminated, and (y) have not been rescinded or modified in any way.

(b)    Except for the approval of (i) the sole stockholder or member, as applicable, of each of HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub and (ii) the Requisite Parent Stockholders, in each case referred to in Section 4.3(a) and in each case obtained prior to the execution of this Agreement, no vote of the Parent Stockholders or the holders of any other securities of Parent or any Parent Subsidiary is required by Law, the Existing Parent Charter, the Existing Parent Bylaws, the Initial HoldCo Charter, the Initial HoldCo Bylaws, the Avian Merger Sub Charter, the Avian Merger Sub Bylaws, the United Merger Sub Certificate, the United Merger Sub LLCA, the Blocker Merger Sub Certificate or the Blocker Merger Sub LLCA, in connection with the consummation of the Transactions, including the Mergers and the amendment and restatement of the Existing Parent Charter and the Initial HoldCo Charter.

(c)    This Agreement has been duly and validly executed and delivered by Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, SVF Blocker and SVF Party, constitutes the valid and binding agreement of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub, enforceable against Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) applicable state securities, takeover and “blue sky” laws, and (iii) the HSR Act and any other applicable Antitrust Laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

(b)    The execution and delivery by Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions of this Agreement will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit or right under any Contract binding upon Parent or any Parent Subsidiary or to which any of them are party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Existing Parent Charter, the Existing Parent Bylaws or the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.5.    Financial Statements.

(a)    Section 4.5(a) of the Parent Disclosure Letter sets forth true and complete copies of Parent’s (i) audited consolidated balance sheets as of December 31, 2019 and 2018 and the related audited consolidated statements of income, cash flows and stockholders’ equity for the years then ended, and (ii) unaudited consolidated interim balance sheet as of September 30, 2020 and the related unaudited consolidated interim statements of income, cash flows and stockholders’ equity for the nine (9) months then ended (collectively, the “Parent Financial Statements”).

(b)    The Parent Financial Statements (i) have been prepared from the books and records of Parent and (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject to the notes thereto and, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) in conformity with GAAP applied on a consistent basis during the periods involved (subject to the notes thereto and, in the case of the unaudited interim financial statements, to normal year-end audit adjustments).

Section 4.6.    Internal Controls and Procedures. Since January 1, 2018, Parent has established and maintained (i) books and records that, in all material respects, accurately reflect the assets and liabilities of Parent and the Parent Subsidiaries, and (ii) internal accounting and record keeping controls customary and adequate for a company of the size and stage of development of Parent that provide reasonable assurance that financial transactions are executed in accordance with the authorization of management. Since January 1, 2018, neither Parent nor any of the Parent Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 4.7.    No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of September 30, 2020 included in the Parent Financial Statements, (b) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2020, (c) as required or expressly contemplated by this Agreement or in connection with the Transactions, (d) for liabilities that are solely executory obligations under Parent Material Contracts, or (e) for liabilities that, individually or in the aggregate, are not material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.8.    Absence of Certain Changes or Events. From September 30, 2020 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect that is continuing.

Section 4.9.    Compliance with Law; Permits.

(a)    Since January 1, 2018, Parent and the Parent Subsidiaries have been in compliance in all material respects with, and not in material default under or in material violation of, any Laws applicable to Parent, such Subsidiaries or any of their respective properties or assets.

(b)    Since January 1, 2018, Parent and the Parent Subsidiaries have been in possession of all material franchises, licenses, permits, and any similar authority necessary for Parent and the Parent Subsidiaries to carry on their businesses (the “Parent Permits”). All Parent Permits are in full force and effect and no material default (with or without notice or lapse of time or both) has occurred under any such Parent Permit.

(c)    Since January 1, 2018, Parent and the Parent Subsidiaries have been, and, to the Knowledge of Parent, their officers, directors, employees and agents have been, and are currently, in compliance with all applicable Anti-Corruption Laws. Since January 1, 2018, none of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any of their officers, directors, employees or agents has, directly or indirectly, made, offered, promised or authorized any unlawful payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of each of clauses (i), (ii) and (iii) above in order to assist Parent, any Parent Subsidiary or any of their Affiliates in obtaining or retaining business for or with, or directing business to, any Person in violation of any applicable Anti-Corruption Law. None of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any of their officers, directors, employees or agents has made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable Anti-Corruption Law. None of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other Anti-Corruption Law. None of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any of their officers, directors, employees or agents has received an allegation or whistleblower complaint, or is the subject of any investigation, regarding noncompliance by such Persons with any Anti-Corruption Law. To the Knowledge of Parent, none of the assets of Parent or any Parent Subsidiary were acquired by means of conduct that would constitute a violation of the FCPA or any other any Anti-Corruption Law, and to the Knowledge of Parent, there is no allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the assets of Parent or any Parent Subsidiary arising out of or relating to the FCPA or any other Anti-Corruption Law.

(d)    Since January 1, 2018, Parent and all Parent Subsidiaries have been in compliance in all material respects with any applicable Anti-Money Laundering Laws.

Section 4.10.    Employee Benefit Plans.

(a)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, (i) each of the Parent Benefit Plans has been operated and administered in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder, and (ii) as of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans.

(b)    Within the last six (6) years, no Parent Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to, any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c)    Neither the execution and delivery of this Agreement nor the consummation of the Mergers (either alone or in combination with any other event) will (i) result in any material payment becoming due to any employee of Parent or the Parent Subsidiaries, (ii) materially increase any benefits becoming due to any employee of Parent or the Parent Subsidiaries, (iii) result in any acceleration of the time of payment, funding or vesting of any such material benefits, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(d)    Parent is not subject to, nor does it have any obligation under, any Parent Benefit Plan or otherwise to compensate any Person for excise or other Taxes payable pursuant to Section 4999 or Section 409A of the Code.

Section 4.11.    Labor Matters. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, (i) Parent and each Parent Subsidiary are and have been since January 1, 2018 in compliance in with all applicable Laws respecting labor and employment practices, including terms and conditions of employment, including equal employment opportunity and nondiscrimination (including “retaliation” and provision of “reasonable accommodation”), “harassment,” immigration, wages (including payment of overtime wages and classification of employees as “exempt” or “non-exempt”), work hours (including limitations on “hours worked” and the provision of meal and rest breaks), leaves of absence (including pregnancy, medical, family, and military leaves), collective bargaining and similar requirements, occupational safety and health, and the engagement and use of independent contractors, consultants, and “leased” (staffing company) employees, including all such laws applicable to Parent employees who do not reside in the State of California, and (ii) as of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened or anticipated claims, charges, actions, investigations or audits with respect to the foregoing in any forum.

Section 4.12.    Tax Matters.

(a)    Parent and the Parent Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, except where the failure to do so would not have a Parent Material Adverse Effect, and all such Tax Returns are true, correct and complete in all material respects.

(b)    Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all material Taxes required to be paid by any of them, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Parent Financial Statements.

(c)    As of the date hereof, there is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or threatened in writing with respect to any material Taxes or Tax Returns of Parent or any Parent Subsidiary (other than claims being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Parent Financial Statements), or (ii) deficiency for material Taxes of Parent or any Parent Subsidiary that has been proposed, asserted or assessed by any Governmental Entity in writing against Parent or any Parent Subsidiary and that has not been fully satisfied by payment or resolved.

(d)    Parent is, and has been at all times since March 8, 2017, properly classified for U.S. federal and applicable state and local income Tax purposes as a corporation under applicable provisions of the Code and Treasury Regulations.

(e)    Within the last two (2) years, neither Parent nor any Parent Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(f)    Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in Section 4.10 and this Section 4.12 are the sole and exclusive representations and warranties of Parent with respect to Taxes.

Section 4.13.    Litigation; Orders. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary (or any directors, officers or employees of Parent or any Parent Subsidiary (in their capacities as such or relating to their employment, services or relationship with Parent or any Parent Subsidiary)) or any of their respective properties, rights or assets by or before any Governmental Entity, and there are no orders, judgments or decrees of or settlement agreements with any Governmental Entity or any other Person, that, in each case, are or would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole. As of the date of this Agreement, neither Parent nor any Parent Subsidiary has any material Proceeding pending against any other Person.

Section 4.14.    Intellectual Property.

(a)    To the Knowledge of the Parent, there has been no, and as of the date hereof there is no, infringement or misappropriation, or other violation by a third party, or written allegation made by Parent or any Parent Subsidiary, of any material Parent Intellectual Property.

(b)    Except as set forth in Section 4.14(b) of the Parent Disclosure Letter, the operation of the business of Parent and the Parent Subsidiaries as it has been conducted, and as it is presently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property Rights (other than Patents) and, to the Knowledge of Parent, the Patents, of any other Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole: (i) no infringement, misappropriation or similar claim or legal proceeding is pending against Parent or any Parent Subsidiary; and (ii) neither Parent nor any Parent Subsidiary has received any communication in writing or, to the Knowledge of Parent, in any other manner, (A) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person by the operation of the business of Parent and the Parent Subsidiaries, or (B) inviting Parent or any Parent Subsidiary to license the Intellectual Property Right of any other Person that could reasonably be construed as an allegation of infringement by Parent, in connection with the operation of the business of Parent and the Parent Subsidiaries.

(c)    Parent and the Parent Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Parent Intellectual Property (except for any Parent Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the Knowledge of Parent, there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(d)    Neither Parent nor any Parent Subsidiary has combined any Open Source Software with, or used any Open Source Software in connection with any material proprietary Software distributed by Parent, the Copyright in which is owned by Parent or a Parent Subsidiary (collectively, “Parent Software”) in a manner that (i) would subject the source code for such material Parent Software to the terms of the license under which such Open Source Software is licensed that require the disclosure or distribution to any Person or the public of any portion of the source code for such Parent Software, (ii) imposes any restriction on the consideration to be charged for the distribution of such Parent Software, or (iii) grants, or purports to grant, to any third party, any rights or immunities under any material Parent Intellectual Property. To the Knowledge of Parent, Parent and the Parent Subsidiaries are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the operation of, and material to, the business of Parent and the Parent Subsidiaries.

(e)    Neither Parent nor any Parent Subsidiary has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any material Parent Software to any escrow agent or other Person who is not an employee, consultant or other Person and acting on behalf of Parent or a Parent Subsidiary.

(f)    Section 4.14(f) of the Parent Disclosure Letter contains a complete and accurate list of the following Contracts to which Parent or a Parent Subsidiary is a party that involved aggregate payments by or to the Parent or Parent Subsidiary in excess of $5,000,000 in the year ended December 31, 2019, other than Parent Standard Contracts: (i) any Contract material to the business of Parent and the Parent Subsidiaries, taken as a whole, pursuant to which Parent or any Parent Subsidiary licenses from a third party or are otherwise permitted by a third party to use any Intellectual Property Rights and (ii) any Contract pursuant to which a third party is licensed or permitted to use any material Parent Intellectual Property (collectively, the “Parent IP Contracts”). “Parent Standard Contract” means any Contract (A) concerning Intellectual Property Rights or Technology that in each case are generally available on commercial terms, including Open Source Software, (B) that is an ordinary course non-disclosure or confidentiality Contract, or that is a confidentiality and invention assignment Contract with employees or contractors of Parent or the Parent Subsidiaries, (C) concerning a non-exclusive license or other non-exclusive grant of rights to Parent Intellectual Property granted in ordinary course of business, or (D) concerning an allocation of ownership rights in immaterial foreground Intellectual Property Rights to or from service providers, customers, end-users, contractors or vendors entered into for the provision of services to Parent or a Parent Subsidiary by such Persons, in the ordinary course of business.

(g)    No funding, facilities, personnel or other resources of any Governmental Entity or university, college, other educational institution or research center were used, directly or indirectly, in the development of any material Parent Intellectual Property nor, to the Knowledge of Parent, does any Governmental Entity or any university, college, other educational institution, or research center own, has made a claim to own, have any other rights in or to (including through any license of Intellectual Property Rights), or have any option to obtain any rights in or to, any material Parent Intellectual Property.

(h)    Except as set forth in Section 4.14(h) of the Parent Disclosure Letter, Parent and the Parent Subsidiaries are not and have not been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Parent or any Parent Subsidiary to grant or offer to any other Person any license or right to any Parent Intellectual Property.

(i)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 4.14 are the sole and exclusive representations and warranties of Parent with respect to Intellectual Property Rights.

Section 4.15.    Privacy and Data Protection.

(a)    (i) Parent and the Parent Subsidiaries have at all times complied, and presently comply, in all material respects, with applicable Privacy Legal Requirements and their own Privacy Statements regarding Personal Data, (ii) Parent and the Parent Subsidiaries have not received any written notice from any applicable Governmental Entity alleging a material violation of any Privacy Legal Requirements by Parent or a Parent Subsidiary, (iii) Parent and the Parent Subsidiaries have taken appropriate actions (including implementing reasonable technical, physical or administrative safeguards) to protect Personal Data in their possession or under their control against any unauthorized use, access or disclosure including when such Personal Data is provided or made available to third Persons, and (iv) to the Knowledge of Parent, there has been no unauthorized use, access, disclosure or other security incident of or involving Personal Data collected by, used in connection with or under the control of the business of Parent and the Parent Subsidiaries.

(b)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, since January 1, 2018, (i) there have been no security breaches in the information technology systems of Parent and the Parent Subsidiaries used in the operation of the business of Parent and the Parent Subsidiaries and (ii) there have been no disruptions in any such information technology systems that adversely affected the operations of the business of Parent and the Parent Subsidiaries.

(c)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 4.15 are the sole and exclusive representations and warranties of Parent with respect to Privacy Legal Requirements.

Section 4.16.    Real Property.

(a)    Neither Parent nor any Parent Subsidiary owns any real property. With respect to any Contract (a “Parent Lease” ) pursuant to which Parent or any Parent Subsidiary leases, subleases, licenses or otherwise uses and occupies any real property (the “Parent Leased Real Property”), except as would not reasonably be expected to be, individually or in the aggregate, material Parent and the Parent Subsidiaries, taken as a whole, each such Parent Lease is a valid, binding and enforceable obligation of Parent or the Parent Subsidiary which is party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of Parent or, if applicable, any Parent Subsidiary or, to the Knowledge of Parent, the landlord thereunder exists with respect to any such Parent Lease.

(b)    There are no pending or, to the Knowledge of Parent, threatened condemnation proceedings affecting, in any material respect, any Parent Leased Real Property or any portion thereof.

Section 4.17.    Material Contracts.

(a)    Except for this Agreement, Section 4.17(a) of the Parent Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 4.17(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which Parent or any Parent Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof, but in each case excluding any Parent Benefit Plan (each Contract of the type described in this Section 4.17(a), whether or not set forth on Section 4.17(a) of the Parent Disclosure Letter, being referred to herein as a “Parent Material Contract”):

(i)    each Contract that limits in any material respect the freedom of Parent or any Parent Subsidiary to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any products or services in any geographic area and/or product or service category;

(ii)    each Contract that limits the freedom of Parent or any Parent Subsidiary to consummate the Transactions;

(iii)    any material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries) or similar Contract;

(iv)    each acquisition or divestiture Contract that contains any continuing or contingent indemnities or other obligations (including “earnout” or other contingent payment obligations);

(v)    each Contract that gives any Person the right (including any right of first refusal or similar right) to acquire any material assets of Parent or any Parent Subsidiary, except (A) sales of products and services in the ordinary course of business consistent with past practice and (B) nonexclusive licenses of Parent Intellectual Property entered into in the ordinary course of business consistent with past practice;

(vi)    each Parent IP Contract;

(vii)    any settlement agreement or similar Contract with respect to any Proceeding in which the amount in controversy exceeded $1,000,000;

(viii)    each Contract pursuant to which Parent or any Parent Subsidiary is obligated to pay, or entitled to receive, payments in excess of $1,000,000 in the twelve (12) month period following the date hereof;

(ix)    any Contract that obligates Parent or any Parent Subsidiary to make any capital investment or capital expenditure in excess of $1,000,000;

(x)    each Contract that contains any exclusivity rights or “most favored nation” provisions or minimum requirements or commitments that are binding on Parent or any Parent Subsidiary;

(xi)    each Contract that contains any material indemnification obligations by Parent or any Parent Subsidiary;

(xii)    each Contract with a Governmental Entity (or subcontractor thereof); and

(xiii)    each Parent Affiliate Arrangement.

(b)    True and complete copies of each Parent Material Contract in effect as of the date hereof have been made available to the Company or its outside counsel prior to the date hereof. Neither Parent nor any Parent Subsidiary is in material breach of or default under the terms of any Parent Material Contract. To the Knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in material breach of or default under the terms of any Parent Material Contract. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, each Parent Material Contract is a valid, binding and enforceable obligation of Parent or the Parent Subsidiary which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 4.18.    Insurance. As of the date of this Agreement, all material insurance policies held by Parent and the Parent Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business.

Section 4.19.    Affiliate Arrangements. Except as set forth in Section 4.19 of the Parent Disclosure Letter, there are no Contracts or binding commitments between Parent or any Parent Subsidiary, on the one hand, and any director, officer or direct or indirect holder of any shares of Parent Capital Stock or any other securities of Parent or any of its Affiliates, on the other hand, except for employment agreements of employees of Parent and the Parent Subsidiaries and the Parent Benefit Plans (any such Contract or binding commitment, a “Parent Affiliate Arrangement”). No director, officer or direct or indirect holder of any shares of Parent Capital Stock or any other securities of Parent or any of its Affiliates, or any Affiliate or immediate family member of any of the foregoing, has, directly or indirectly, any right, title or interest in, to or under any material property or asset of or used by Parent or any of the Parent Subsidiaries or the businesses thereof.

Section 4.20.    Title to Properties. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, Parent and each Parent Subsidiary has good and valid title to or a valid leasehold interest in all of the material properties and tangible assets reflected in the Parent Financial Statements as being owned or leased, as applicable, by it, free and clear of all Liens, except for Permitted Liens. The provisions of this Section 4.20 do not apply to any Parent Leased Real Property, which is addressed in Section 4.16.

Section 4.21.    Export Control Laws.

(a)    Neither Parent nor any Parent Subsidiary is engaged in any activities requiring registration with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with ITAR.

(b)    Since January 1, 2018, Parent and each Parent Subsidiary have complied in all material respects with all applicable Export Controls, including ITAR, EAR maintained by the U.S. Department of Commerce, trade embargoes and economic sanctions maintained by OFAC and the U.S. Department of State, and any applicable anti-boycott compliance regulations. Since January 1, 2018, neither Parent nor any Parent Subsidiary has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any Person, or for any end use, prohibited or otherwise restricted by the Laws of the United States, without obtaining prior authorization from the competent Governmental Entity as required by those Laws. Parent and the Parent Subsidiaries are in compliance with all applicable Import Restrictions, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(c)    No action, claim, request for information, or subpoena is pending or, to the Knowledge of Parent, threatened against Parent any or any Parent Subsidiary concerning or relating to any export or import activity of Parent or any Parent Subsidiary. No voluntary self-disclosures have been filed by or for Parent or any Parent Subsidiary with respect to possible violations of Export Controls and Import Restrictions and, as of the date of this Agreement, to the Knowledge of Parent, no such voluntary self-disclosures currently are contemplated.

(d)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 4.21 are the sole and exclusive representations and warranties of Parent with respect to export and import matters.

Section 4.22.    Finders and Brokers. Other than Allen & Company LLC, neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions, who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Transactions.

Section 4.23.    No HoldCo or Merger Sub Activity. Each of HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub (a) was formed solely for the purpose of entering into the Transactions, including the Mergers, and (b) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.24.    No Other Representations. Except for the representations and warranties contained in Article III, Article V and Article VI, each of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub acknowledges that none of the Company, SVF Blocker, SVF Party, any of their respective Representatives or any other Person makes, and each of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company, any Company Subsidiary, SVF Blocker or SVF Party or with respect to any other information provided or made available to Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III, Article V and Article VI. Notwithstanding the foregoing, in no event shall the foregoing representation be deemed to limit the liability of any Person for, or constitute a statement of non-reliance with respect to, any fraud committed by such Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF SVF BLOCKER

Each of SVF Blocker and SVF Party represents and warrants to each of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub and the Company as set forth below:

Section 5.1.    Qualification, Organization, Subsidiaries, etc.

(a)    Each of SVF Blocker and SVF Party is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of SVF Blocker and SVF Party is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The SVF Blocker Charter and the SVF Blocker Bylaws are in full force and effect and SVF Blocker is not in violation of the SVF Blocker Charter or the SVF Blocker Bylaws. SVF Blocker has made available to the Company and Parent prior to the date hereof complete and accurate copies of the SVF Blocker Charter and the SVF Blocker Bylaws.

(b)    SVF Blocker has no Subsidiaries and does not own any equity or other economic interest in any Person other than the Company.

Section 5.2.    Capitalization.

(a)    The authorized capital stock of SVF Blocker consists of 1,000 shares of capital stock, all of which are shares of SVF Blocker Common Stock. As of November 30, 2020 (the “SVF Blocker Capitalization Date”): 1,000 shares of SVF Blocker Common Stock were issued and outstanding, all of which were owned by SVF Party, and no shares of SVF Blocker Common Stock were held in SVF Blocker’s treasury. All the outstanding shares of SVF Blocker Common Stock are duly authorized, validly issued, fully paid and nonassessable.

(b)    Except as set forth in Section 5.2(a), as of the date hereof: (i) SVF Blocker does not have any shares of capital stock or other equity or voting interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which SVF Blocker is a party or is otherwise bound obligating SVF Blocker to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity or voting interests of SVF Blocker or securities convertible into, exchangeable or exercisable for, or that correspond to, such shares of capital stock or other equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. There are no outstanding obligations of SVF Blocker (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity or voting interests of SVF Blocker.

(c)    SVF Blocker does not have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of SVF Blocker on any matter.

(d)    There are no voting trusts or other agreements, commitments or understandings to which SVF Blocker or any stockholder of SVF Blocker is a party with respect to the voting of the capital stock or other equity or voting interests of SVF Blocker.

(e)    SVF Blocker has never declared or paid any dividends on any shares of SVF Blocker Common Stock or other capital stock of SVF Blocker, and has no liability for dividends accrued and unpaid by SVF Blocker. SVF Blocker is not under any obligation to register under the Securities Act or any other applicable Law any shares of capital stock or other equity or voting interests of SVF Blocker or securities convertible into, exchangeable or exercisable for, or that correspond to, such shares of capital stock or other equity or voting interests, whether currently outstanding or that may subsequently be issued.

Section 5.3.    Authority.

(a)    Each of SVF Blocker and SVF Party has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions, including the SVF Blocker Merger, have been duly and validly authorized by all necessary corporate action of SVF Blocker and SVF Party and no other corporate proceedings (pursuant to the SVF Blocker Charter, the SVF Blocker Bylaws, or the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of SVF Party or otherwise) on the part of SVF Blocker or SVF Party are necessary to authorize the consummation of, and to consummate, the Transactions, including the SVF Blocker Merger, except, with respect to the SVF Blocker Merger, for the filing of the SVF Blocker Merger Certificate with the Secretary of State of the State of Delaware. On or prior to the date hereof, the SVF Blocker Board, the manager of SVF Party acting on behalf of the sole stockholder of SVF Blocker have unanimously (i) approved and declared advisable this Agreement and the Transactions, including the SVF Blocker Merger, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions, including the SVF Blocker Merger, are fair to, and in the best interests of, SVF Blocker and its sole stockholder and (iii) approved the execution, delivery and performance by SVF Blocker and SVF Party of this Agreement.

(b)    No vote of the stockholders of SVF Blocker or the holders of any other securities of SVF Blocker, except for the approval of the sole stockholder of SVF Blocker referred to in Section 5.3(a) and obtained prior to the execution of this Agreement, and no vote of the stockholders of SVF Party or the holders of any other securities of SVF Party, is required by Law, the SVF Blocker Charter, the SVF Blocker Bylaws, or the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of SVF Party in connection with the consummation of the Transactions, including the SVF Blocker Merger.

(c)    This Agreement has been duly and validly executed and delivered by SVF Blocker and SVF Party and, assuming this Agreement constitutes the valid and binding agreement of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub and the Company, constitutes the valid and binding agreement of SVF Blocker and SVF Party, enforceable against SVF Blocker in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4.    Governmental Consents; No Violation.

(a)    Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) applicable state securities, takeover and “blue sky” laws, and (iii) the HSR Act and any other applicable Antitrust Laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by SVF Blocker and SVF Party of the Transactions.

(b)    The execution and delivery by SVF Blocker and SVF Party of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit or right under any Contract binding upon SVF Blocker or SVF Party or to which it is party or by or to which any of its properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of SVF Blocker or SVF Party, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the SVF Blocker Charter or the SVF Blocker Bylaws or the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of SVF Party or (iii) conflict with or violate any Laws applicable to the SVF Blocker, SVF Party or any of their respective properties, rights or assets.

Section 5.5.    Ownership of Company Units and Assets. As of the date hereof and at all times through and including the Closing Date, SVF Blocker is the record and beneficial owner of 333,000 Company Preferred Units. Such Company Preferred Units are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or transfer such Company Preferred Units). As of the date hereof and at all times through and including the Closing Date, SVF Blocker does not own any assets, directly or indirectly, beneficially or otherwise, other than such Company Preferred Units.

Section 5.6.    No Liabilities, Litigation or Orders. SVF Blocker does not have any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise, except as required or expressly contemplated by this Agreement or in connection with the Transactions. As of the date of this Agreement, there are no Proceedings pending or threatened against SVF Blocker (or any directors, officers or employees of SVF Blocker (in their capacities as such or relating to their employment, services or relationship with SVF Blocker)) or any of its properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, to which SVF Blocker is a party. As of the date of this Agreement, SVF Blocker does not have any Proceeding pending against any other Person.

Section 5.7.    Tax Matters.

(a)    SVF Blocker has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns that are required to be filed by or with respect to it and all such Tax Returns are true, correct and complete in all material respects; provided, however, the Parties acknowledge that: (i) SVF Blocker has made certain 2019 U.S. federal and state estimated Tax filings and related payments late; and (ii) that such late filings and payments have been fully disclosed to the Parties (“SVF Blocker Late Filings”).

(b)    SVF Blocker has timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by it. The unpaid Taxes, with the exception of any penalties and interest with respect to the SVF Blocker Late Filings that have not been assessed as of the Closing Date, of SVF Blocker do not exceed applicable cash reserves that have been made, as adjusted for the passage of time through the Closing Date, in accordance with the past custom and practice of SVF Blocker in filing its Tax Returns.

(c)    SVF Blocker has timely withheld, deducted and collected all amounts required to be withheld, deducted or the collected by it with respect to any payment owing to, or received from, its employees, creditors, independent contractors, customers and other third parties and has timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity (or otherwise set aside such amounts in appropriate accounts for future payment when due).

(d)    There is no (i) claim, litigation, audit, examination, investigation or other Proceeding pending or threatened in writing with respect to any Taxes or Tax Returns of SVF Blocker, or (ii) deficiency for Taxes of SVF Blocker that has been proposed, asserted or assessed by any Governmental Entity in writing against SVF Blocker and that has not been fully satisfied by payment or resolved.

(e)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for the assessment or payment of Taxes by SVF Blocker, other than any ordinary course extension in connection with the filing of any Tax Return.

(f)    Within the last two (2) years, SVF Blocker has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)    SVF Blocker (i) is not a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than any agreements entered into in the ordinary course of business and not primarily related to Taxes and the Company LLCA), (ii) is not and has never been a member of any affiliated, consolidated, combined, unitary, aggregate or similar group for Tax purposes of which SVF Party or any of its Subsidiaries (or any predecessor of such entities) was not the ultimate parent corporation and (iii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(h)    There are no Liens in respect of or on account of Taxes upon any assets of SVF Blocker, other than Permitted Liens.

(i)    SVF Blocker is not bound with respect to any Tax period beginning on or after the Closing Date by any “closing agreement” (within the meaning of Section 7121(a) of the Code or any similar provision of state, local or non-U.S. Law).

(j)    SVF Blocker has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)    SVF Blocker is, and has been at all times since its formation, a domestic eligible entity treated and properly classified for U.S. federal and applicable state and local income Tax purposes as a corporation under applicable provisions of the Code and Treasury Regulations.

(l)    SVF Blocker is not aware of the existence of any fact, and has not taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Mergers and the Stock Purchase from together qualifying as a transaction described in Section 351 of the Code or (ii) the Avian Merger or the SVF Blocker Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.8.    Affiliate Arrangements. There are no Contracts or binding commitments between SVF Blocker, on the one hand, and any director, officer or direct or indirect holder of any shares of capital stock of SVF Blocker or any other securities of SVF Blocker or any of its Affiliates, on the other hand. No director, officer or direct or indirect holder of any shares of capital stock of SVF Blocker or any other securities of SVF Blocker or any of its Affiliates, or any Affiliate or immediate family member of any of the foregoing, has, directly or indirectly, any right, title or interest in, to or under any property or asset of or used by SVF Blocker.

Section 5.9.    Finders and Brokers. Neither SVF Blocker nor SVF Party has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Transactions.

Section 5.10.    No Other Representations. Except for the representations and warranties contained in Article III and Article IV, each of SVF Blocker and SVF Party acknowledges that none of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, the Company or any of their respective Representatives or any other Person makes, and each of SVF Blocker and SVF Party acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, the Company or any of their respective Subsidiaries or with respect to any other information provided or made available to SVF Blocker, SVF Party or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to SVF Blocker, SVF Party or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III and Article IV. Notwithstanding the foregoing, in no event shall the foregoing representation be deemed to limit the liability of any Person for, or constitute a statement of non-reliance with respect to, any fraud committed by such Person.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF UNITED AND SVF PARTY

Each of United (solely on behalf of itself and its Affiliate that is a Company Converting Holder, and not on behalf of any other Company Converting Holder or any other Person) and, except with respect to Section 6.9, SVF Party (solely on behalf of itself and its Affiliate that is a Company Converting Holder, and not on behalf of any other Company Converting Holder or any other Person) represents and warrants to each of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub as set forth below:

Section 6.1.    No Registration. Such Person understands that the Issued Shares have not been, and will not be at or prior to the Closing, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Person’s representations as expressed herein.

Section 6.2.    Investment Intent. Such Person or its applicable wholly owned Subsidiary is acquiring the Issued Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and neither such Person nor such Affiliate has any present intention of selling, granting any participation in, or otherwise distributing the same. Such Person further represents that it does not have any contract, undertaking, agreement or arrangement (other than this Agreement and as contemplated by this Agreement, including the Related Agreements) with any other Person to sell, transfer or grant participation to such other Person or to any third Person with respect to any of the Issued Shares.

Section 6.3.    Investment Experience. Such Person has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to HoldCo and acknowledges that such Person can protect its respective interests. Such Person has such knowledge and experience in financial and business matters so that such Person is capable of evaluating the merits and risks of an investment in HoldCo.

Section 6.4.    Speculative Nature of Investment. Such Person understands and acknowledges that HoldCo has a limited financial and operating history and that an investment in HoldCo is highly speculative and involves substantial risks. Such Person can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the Issued Shares for an indefinite period of time and to suffer a complete loss of its investment.

Section 6.5.    Access to Data. In connection with the Transactions (including, in the case of United, the Stock Purchase), such Person has had an opportunity to ask questions of, and receive answers from, the officers of Parent concerning this Agreement, the exhibits and schedules attached hereto and the Transactions, as well as HoldCo’s business, management and financial affairs, which questions were answered to its satisfaction.

Section 6.6.    Accredited Investor. Such Person is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act and shall submit to HoldCo such further assurances of such status as may be reasonably requested by HoldCo.

Section 6.7.    Rule 144. Such Person acknowledges that the Issued Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Person is aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”) which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Such Person acknowledges and understands that notwithstanding any obligation under the Investors’ Rights Agreement, HoldCo may not be satisfying the current public information requirement of Rule 144 at the time such Person wishes to sell its Issued Shares, and that, in such event, such Person may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. Such Person acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Issued Shares or the shares of HoldCo Common Stock into which any such Issued Shares are convertible.

Section 6.8.    No Public Market. Such Person understands and acknowledges that no public market now exists for any of the securities issued by HoldCo and that HoldCo has made no assurances that a public market will ever exist for HoldCo’s securities (without limiting the obligations of HoldCo under the Investor Agreements).

Section 6.9.    Authority.

(a)    Such Person has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions (including, in the case of United, the Stock Purchase). The execution and delivery of this Agreement and the consummation of the Transactions (including, in the case of United, the Stock Purchase) have been duly and validly authorized by all necessary corporate or limited liability company action of such Person and no other corporate or limited liability company proceedings (pursuant to the certificate of incorporation and bylaws of United or otherwise) on the part of such Person are necessary to authorize the consummation of, and to consummate, the Transactions (including, in the case of United, the Stock Purchase).

(b)    This Agreement has been duly and validly executed and delivered by such Person and, assuming this Agreement constitutes the valid and binding agreement of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, the Company, SVF Blocker and SVF Party, constitutes the valid and binding agreement of such Person, enforceable against such Person in accordance with its terms, subject to the Enforceability Limitations.

(c)    Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) applicable state securities, takeover and “blue sky” laws, and (iii) the HSR Act and any other applicable Antitrust Laws, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by such Person of the Transactions.

Section 6.10.    Legends. Such Person understands and agrees that the certificates (or book entries) evidencing the Issued Shares, or any other securities issued in respect of the Issued Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Investors’ Rights Agreement or under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS HOLDCO HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO HOLDCO AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

Section 6.11.    No “Bad Actor” Disqualification Events. None of (i) such Person or (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, or (iii) any beneficial owner of HoldCo’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by such Person is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Effective Time and the Stock Purchase Closing in writing in reasonable detail to Parent.

Section 6.12.    No Other Representations(a) . Except for the representations and warranties contained in Article IV, such Person acknowledges that none of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, or any of their respective Representatives or any other Person makes, and such Person acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to such Person or its Representatives in connection with the Stock Purchase, including any information, documents, projections, forecasts or other material made available to such Person or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions (including, in the case of United, the Stock Purchase), or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV. Notwithstanding the foregoing, in no event shall the foregoing representation be deemed to limit the liability of any Person for, or constitute a statement of non-reliance with respect to, any fraud committed by such Person.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 7.1.    Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.1, except as set forth in Section 7.1 of the Company Disclosure Letter, as required or expressly contemplated by this Agreement, as required by applicable Law (including COVID-19 Measures), as reasonably required in response to COVID-19, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) use its good faith efforts to keep available the services of each Business Employee (other than termination for cause) and (iii) use its good faith efforts to preserve the Company’s and each Company Subsidiary’s beneficial relationships with customers, suppliers, distributors, licensors, licensees and others having such business dealings with it and (b) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i)    amend, modify, waive, rescind, restate or otherwise change the Company Certificate, the Company LLCA or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent or governing organizational documents;

(ii)    authorize, declare, set aside, make or pay any dividends on or distributions with respect to its outstanding units of limited liability company interests or other equity interests (whether in cash, assets, shares, units or other securities of the Company or any Company Subsidiary), or enter into any agreement and arrangement with respect to the voting of its capital stock, units or other equity interests; provided that nothing in this Agreement shall restrict the Company from making distributions to the Company Members (A) of the expected state sales Tax refunds set forth on Section 7.1(b)(ii)(A) of the Company Disclosure Letter or (B) in respect of distributions pursuant to and in accordance with Section 4.1 and Section 4.3 of the Company LLCA as set forth on Section 7.1(b)(ii)(B) of the Company Disclosure Letter; provided, further, that, for the avoidance of doubt and notwithstanding anything herein to the contrary, following any such distributions by the Company to the Company Members in respect of any such expected state sales Tax refunds referred to in Section 7.1(b)(ii)(A), the Company Members shall have no further claim against the Surviving Company (or any of its Affiliates) after the Effective Time in respect of the actual amount of any such state sales Tax refunds;

(iii)    split, combine, subdivide, reduce or reclassify any units of its limited liability company interests or other equity interests, or redeem, purchase or otherwise acquire any limited liability company interests or other equity interests, or issue any limited liability company interests or other equity interests or any other securities in respect of, in lieu of or in substitution for, units of its limited liability company interests or other equity interests;

(iv)    issue, deliver, grant, sell, pledge, dispose of or encumber any units of its limited liability company interests or other equity interests or any securities convertible into or exchangeable or exercisable for any such limited liability company interests or equity interests, or any rights, warrants or options to acquire any such limited liability company interests or equity interests or any “phantom” stock or units, “phantom” stock or units rights, stock or units appreciation rights or stock or units based performance units;

(v)    except (A) as may be required under any United Benefit Plan or Company Benefit Plan, in each case in accordance with its terms as in effect as of the date hereof, or (B) in connection with any action that applies uniformly to Company Employees and other similarly situated employees of United or its Affiliates, (I) increase the compensation or benefits payable or to become payable to any of its current or former directors, executive officers, employees or other service providers, (II) grant to any of its current or former directors, executive officers, employees or other service providers any increase in severance or termination pay, (III) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, (IV) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (V) terminate the employment of any employee, other than for cause, (VI) hire any employee without the preapproval of Parent, or (VII) promote any employee, except for promotions as part of the Company’s ordinary course annual performance review process;

(vi)    acquire (including by merger, business combination, consolidation or acquisition of stock or assets or any other means) any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) acquisitions of supplies and equipment in the ordinary course of business consistent with past practice or (B) capital expenditures made in accordance with clause (xii) below;

(vii)    liquidate (completely or partially), dissolve, recapitalize or effect any other similar reorganization (including any recapitalization or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii)    make any loans, advances or capital contributions to, or investments in, any other Person, except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(ix)    (A) sell, lease, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including limited liability company interests or other equity interests of the Company or the Company Subsidiaries and including Company Intellectual Property), except (I) the lapse or abandonment of Company Registered Intellectual Property in the ordinary course of business consistent with past practice and (II) the transfer by the Company or any Company Subsidiary to United (or its applicable Affiliate) of any Retained Intellectual Property in accordance with the First Amendment to the Company IP Matters Agreement, or (B) defer any actions on Patents such that extension fees would accrue;

(x)    enter into, materially amend or modify, terminate, or waive any material provision of, any Contract related to the acquisition or disposition or granting of any license with respect to Intellectual Property Rights, other than entry into Contracts or amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material Intellectual Property Rights (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than nonexclusive licenses of Company Intellectual Property entered in the ordinary course of business consistent with past practice;

(xi)    (A) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, (B) materially modify or amend, or terminate, any Company Material Contract or (C) waive, release or assign any material rights or claims under any Company Material Contract;

(xii)    except in accordance with the Company’s capital budget provided to Parent prior to the date hereof and set forth on Section 7.1(b)(xii) of the Company Disclosure Letter, make any capital expenditures in excess of $1,000,000 individually or $4,000,000 in the aggregate;

(xiii)    commence, waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding, other than (x) the compromise or settlement of any claim, litigation, investigation or proceeding that is not brought by Governmental Entities and that (A) is for an amount not to exceed, for any such compromise or settlement, $1,000,000 individually, or for all such compromises and settlements, $5,000,000 in the aggregate, and (B) does not impose any non-monetary relief or obligation on the Company and the Company Subsidiaries (other than confidentiality and non-disparagement obligations, releases of claims and other immaterial non-monetary restrictions or obligations that are ancillary to the monetary relief granted) or (y) any claim, litigation, investigation or proceeding related to Taxes or Tax matters, which shall be governed by Section 7.1(b)(xv);

(xiv)    make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except (A) for such changes as may be made by United or (B) as required by GAAP or applicable Law;

(xv)    (A) make, change or revoke any Tax election if such action could reasonably be expected to increase the Taxes payable by or with respect to the Surviving Company following the Effective Time, (B) change any annual Tax accounting period or method of Tax accounting, (C) file any amended income or other material Tax Return, (D) settle or compromise any Tax audit, claim or other proceeding, (E) enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or (F) surrender any right to claim a material refund of Taxes; provided that, for the avoidance of doubt, in no event will the use of any Tax attributes (including Tax basis) by the Company in any Pre-Closing Tax Period constitute a basis for Parent to withhold, condition or delay consent to any of the actions in this Section 7.1(b)(xv);

(xvi)    redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money;

(xvii)    enter into or modify any Company Affiliate Arrangement or take any action under a Company Affiliate Arrangement that is not in accordance with the terms of such Company Affiliate Arrangement, including any modifications or amendments that would result in payment of cash or incurrence of any obligation to make any payment of cash to any Company Member or any of its Affiliates that is not in accordance with the terms of such Company Affiliate Arrangement as in effect on the date hereof or that would result in any material liability or obligation of the Company or the Company Subsidiaries following the Closing;

(xviii)    acquire any real property or any interest therein or exercise any option or enter into any Contract to acquire any real property or interest therein, sell or transfer any real property or any interest therein or exercise any option or enter into any Contract to sell or transfer any real property or interest therein or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), other than renewals of leases or subleases in the ordinary course of business;

(xix)    perform or construct any material improvements to the Allegheny Test Track Land, enter into any commitment or agreement with respect to the design or construction of such improvements or submit or apply for any governmental permits or approvals in connection with the development of such land;

(xx)    enter into any agreement with respect to, or consummate, any acquisition (including by merger, business combination, consolidation or acquisition of stock or assets or any other means) of, or investment in (by contribution to capital, transfer of property, purchase of securities or otherwise), any Person (or any material portion of the capital stock, equity interests, securities or assets of such Person), if any such acquisition or investment would reasonably be expected to prevent, or materially delay or materially impair, the consummation of the Transactions;

(xxi)    make any cash payments to any Company Member or its Affiliates, or enter into any agreements to make such cash payments to any Company Member or its Affiliates, other than as provided under Section 7.1(b)(ii); or

(xxii)    agree, commit or authorize, in writing or otherwise, to take any of the foregoing actions.

Nothing contained in this Agreement is intended to give Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of the Company Subsidiaries prior to the Effective Time in violation of applicable Antitrust Law.

Section 7.2.    Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.1, except as set forth in Section 7.2 of the Parent Disclosure Letter, as required by applicable Law (including COVID-19 Measures), as reasonably required in response to COVID-19, or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent (a) shall, and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and (b) shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(i)    amend, modify, waive, rescind, restate or otherwise change (A) the Existing Parent Charter (other than (I) by amending the Existing Parent Charter in the form of the Parent Charter and by filing the Avian Merger Certificate, in each case as contemplated by and in accordance with this Agreement, or (II) as may be necessary to (and solely to) authorize additional equity in connection with an acquisition permitted under Section 7.2(b)(iv)(C) or in order to make ordinary course issuances of equity incentive grants), (B) the bylaws of Parent (other than by amending the Existing Parent Bylaws in the form of the Parent Bylaws in accordance with this Agreement) or (C) any Parent Subsidiary’s certificate of incorporation, bylaws or equivalent or governing organizational documents (except, in the case of HoldCo, (I) by amending the Initial HoldCo Charter in the form of the HoldCo Charter, by filing the HoldCo Amendment and by amending the Initial HoldCo Bylaws in the form of the HoldCo Bylaws as contemplated by and in accordance with this Agreement or (II) as may be necessary to (and solely to) authorize additional equity in connection with an acquisition permitted under Section 7.2(b)(iv)(C) or in order to make ordinary course issuances of equity incentive grants);

(ii)    authorize, declare, set aside, make or pay any dividends on or distributions with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares, units or other securities of Parent or any Parent Subsidiary), or enter into any agreement and arrangement with respect to the voting of its capital stock, units or other equity interests, except as may be necessary to (and solely to) authorize additional equity in connection with an acquisition permitted under Section 7.2(b)(iv)(C);

(iii)    split, combine, subdivide, reduce or reclassify any shares of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests, or issue any shares of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests;

(iv)    issue, deliver, grant, sell, pledge, dispose of or encumber any shares of its capital stock or other equity interests or any securities convertible into or exchangeable or exercisable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested equity award under any existing Parent Equity Plan, except (A) issuances of Parent Common Stock in respect of any exercise of vested Parent Options outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) ordinary course issuances of equity incentive grants, (C) issuances that do not constitute “Additional Shares of Common” pursuant to Article V, Sections 4(d)(1), (2), (3) or (7) of the Existing Parent Charter, and (D) issuances in connection with an acquisition permitted under Section 7.2(b)(iv)(C);

(v)    enter into any binding agreement providing for, or consummate, any acquisition (including by merger, business combination, consolidation or acquisition of stock or assets or any other means) of any equity interests in or assets of, or investment in (by contribution to capital, transfer of property, purchase of securities or otherwise), any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) acquisitions of supplies and equipment in the ordinary course of business, (B) capital expenditures made in the ordinary course of business or (C) acquisitions of any equity interests in or assets of any Person or any business or division thereof (x) for consideration that does not exceed $75,000,000 individually or $150,000,000 in the aggregate for all such acquisitions and (y) that would not reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions;

(vi)    liquidate (completely or partially), dissolve, recapitalize or effect any other similar reorganization (including any recapitalization or reorganization between or among any of Parent or the Parent Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(vii)    sell, lease, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including limited liability company interests or other equity interests of Parent or the Parent Subsidiaries and including Parent Intellectual Property), except (A) the lapse or abandonment of Parent Intellectual Property in the ordinary course of business consistent with past practice or otherwise in Parent’s reasonable business judgement, (B) sales (x) having a fair market value that does not exceed $75,000,000 individually or $150,000,000 in the aggregate for all such sales and (y) that would not reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions and (C) leases of real property or the lapse or termination thereof in the ordinary course of business consistent with past practice;

(viii)    in each case, other than in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims under any Parent Material Contract;

(ix)    make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(x)    enter into any Parent Affiliate Arrangement; or

(xi)    agree, commit or authorize, in writing or otherwise, to take any of the foregoing actions.

Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of the Parent Subsidiaries prior to the Effective Time in violation of applicable Antitrust Law.

Section 7.3.    Conduct of Business by SVF Blocker Pending the Closing. Each of SVF Blocker and SVF Party agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.1, except as required or expressly contemplated by this Agreement, as required by applicable Law, or as consented to in writing by each of Parent and the Company, each of SVF Blocker and SVF Party shall conduct its business in the ordinary course of business consistent with past practice, shall not, directly or indirectly, take any action or fail to take any action that would render inaccurate or untrue any of the representations and warranties set forth in Article V, and shall not take any action or fail to take any action that would be reasonably expected to prevent, or materially delay or materially impair, the consummation of the Transactions.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1.    Access; Confidentiality; Notice of Certain Events.

(a)    From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.1, the Company and United (solely with respect to the Company Business) shall, and shall cause its applicable Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to its and its applicable Subsidiaries’ offices, properties, Contracts, personnel, books and records, and during such period, the Company shall, and shall cause its Subsidiaries to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request, in each case in connection with the performance of Parent’s obligations under this Agreement or the consummation of the Transactions, including the Mergers. Notwithstanding the foregoing and without limiting the terms of (including with respect to the sharing of competitively sensitive information pursuant to) the applicable Confidentiality Agreements, neither the Company nor United shall be required by this Section 8.1 to provide access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would be reasonably likely to result in the loss of any attorney client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such attorney client, attorney work product or other legal privilege).

(b)    Each Party will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information (i) exchanged pursuant to this Section 8.1 and (ii) except as required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market on which the securities of such Party or any Affiliate thereof are listed, regarding this Agreement (including all exhibits, certificates, schedules or similar hereto, any of the Transactions, the Investor Agreements, or any formation or governance documents of Parent or HoldCo or any of their respective Subsidiaries), in each case in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

(c)    Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication received by it from any Governmental Entity in connection with this Agreement or the Transactions, and (ii) any legal Proceeding commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against it or any of its Subsidiaries or any of their respective directors, managers or officers or otherwise relating to, involving or affecting it, any such Subsidiary or any such directors, managers or officers, in each case in connection with, arising from or otherwise relating to the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.1(c) shall not cure any breach of any representation, warranty, covenant or agreement of the Parties or affect the satisfaction or non-satisfaction of any conditions of the obligations of the Parties under this Agreement to effect the Mergers or otherwise limit or affect the remedies available hereunder to the Company, Parent, HoldCo or the Merger Subs, as applicable.

Section 8.2.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement (including the remaining provisions of this Section 8.2(a)), each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Mergers, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Parties and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Mergers, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 8.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing (but subject to the terms and conditions of this Agreement (including the remaining provisions of this Section 8.2(a))), each of Parent and the Company agrees to make, or cause their respective “ultimate parent entity” as that term is defined under the HSR Act to make, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and all necessary filings, notifications or other submissions under any other Antitrust Law, with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act or such other Antitrust Laws and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act, and to obtain any actions or non-actions consents, approvals, authorizations, clearances or orders under such other applicable Antitrust Laws, in each case as soon as reasonably practicable. For the avoidance of doubt, in no circumstances shall any of the Parties or any of their respective Subsidiaries or Affiliates have any obligation under this Section 8.2 to divest or agree to any restrictions on the freedom to operate any of their respective assets, businesses or portion of business; provided that the Company shall take such specified action as Parent may request to cause the expiration or termination of the applicable waiting periods under the HSR Act; provided, further, that any action the Company is required to take pursuant to the foregoing proviso shall be conditioned on the Closing.

(b)    Each of Parent and the Company shall, in connection with obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act, any other applicable Antitrust Law or any other Law contemplated by Section 8.2(a), but subject to the terms of Section 8.2(a), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i) through (iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual obligations and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.2(b) as “Antitrust Counsel Only Material,” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.

(c)    In connection with and without limiting the foregoing, each of the Company and Parent shall give any notices to third parties required under Contracts, and shall use, and cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Mergers. Notwithstanding anything to the contrary herein, none of the Company, Parent or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), in each case which is not de minimis, to obtain such third party consents.

Section 8.3.    Publicity. So long as this Agreement is in effect, none of the Company, United, Parent, or any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the Transactions, including the Mergers, without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market on which the securities of such Party or any Affiliate thereof are listed to issue or cause the publication of such press release or other public announcement or disclosure, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable comments suggested thereto; provided, however, that the Parties shall not be required by this Section 8.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and its Subsidiaries and Representatives may, without further consent of the other Party, make statements with respect to this Agreement and the Transactions, including the Mergers, that are consistent with statements made by Parent, United or the Company in compliance with this Section 8.3. So long as this Agreement is in effect, each of SVF Blocker and SVF Party shall not, and shall cause their respective Affiliates not to, issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the Transactions, including the Mergers, without the prior written consent of the Company, United and Parent.

Section 8.4.    D&O Insurance and Indemnification.

(a)    Company D&O Insurance.

(i)    For six (6) years from and after the Effective Time, the Surviving Company shall, and HoldCo shall cause the Surviving Company to, indemnify and hold harmless all past and present directors, managers and officers of the Company and the Company Subsidiaries (collectively, the “Company Insured Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened Proceeding to each Company Insured Party to the fullest extent permitted by applicable Law and the Company Certificate, the Company LLCA and the organizational documents of the Company Subsidiaries as in effect as of immediately prior to the Effective Time; provided that such Company Insured Party agrees in advance to return any such funds to which a court of competent jurisdiction determines such Company Insured Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as director, manager or officer of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Certificate, the Company LLCA and the organizational documents of the Company Subsidiaries as in effect as of immediately prior to the Effective Time.

(ii)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (A) the Company Certificate, the Company LLCA and the organizational documents of the Company Subsidiaries as in effect as of immediately prior to the Effective Time and (B) any indemnification agreement of the Company, a Company Subsidiary or any of their respective Affiliates with any Company Insured Party in existence on the date of this Agreement, in each case, regarding elimination of liability, indemnification of officers and directors and advancement of expenses, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Company Insured Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers).

(iii)    At or prior to the Effective Time, the Company shall have the right to purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time (the “Company D&O Tail Policy”).

(iv)    In the event HoldCo, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of HoldCo, the Surviving Corporation or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 8.4(a). The rights and obligations under this Section 8.4 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Company Insured Party without the written consent of such Company Insured Party. The Parties acknowledge and agree that the Company Insured Parties shall be third party beneficiaries of this Section 8.4(a).

(b)    Parent D&O Insurance.

(i)    For six (6) years from and after the Avian Merger Effective Time, HoldCo shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, managers and officers of Parent and the Parent Subsidiaries (collectively, the “Parent Insured Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened Proceeding to each Parent Insured Party to the fullest extent permitted by applicable Law and the Parent Charter and Parent Bylaws and the organizational documents of the Parent Subsidiaries as in effect as of immediately prior to the Avian Merger Effective Time; provided that such Parent Insured Party agrees in advance to return any such funds to which a court of competent jurisdiction determines such Parent Insured Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Avian Merger Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers), whether asserted or claimed prior to, at or after the Avian Merger

Effective Time, in connection with such Persons serving as director, manager or officer of the Parent or any Parent Subsidiary or of any other Person if such service was at the request or for the benefit of Parent or any Parent Subsidiary, to the fullest extent permitted by applicable Law and the Parent Charter and Parent Bylaws and the organizational documents of the Parent Subsidiaries as in effect as of immediately prior to the Avian Merger Effective Time.

(ii)    For six (6) years after the Avian Merger Effective Time, Parent shall cause to be maintained in effect (A) indemnification provisions at least as favorable to the Parent Insured Parties as those set forth in the Parent Charter, the Parent Bylaws and the organizational documents of the Parent Subsidiaries as in effect as of immediately prior to the Avian Merger Effective Time and (B) any indemnification agreement of Parent, a Parent Subsidiary or any of their respective Affiliates with any Parent Insured Party in existence on the date of this Agreement, in each case, regarding elimination of liability, indemnification of officers and directors and advancement of expenses, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Parent Insured Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Avian Merger Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers).

(iii)    At or prior to the Avian Merger Effective Time, Parent shall have the right to purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Parent and the Parent Subsidiaries with respect to matters arising at or prior to the Avian Merger Effective Time.

(iv)    In the event HoldCo, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of HoldCo, the Surviving Corporation or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 8.4(b). The rights and obligations under this Section 8.4(b) shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Parent Insured Party without the written consent of such Parent Insured Party. The Parties acknowledge and agree that the Parent Insured Parties shall be third party beneficiaries of this Section 8.4(b).

Section 8.5.    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions.

Section 8.6.    Employee Matters.

(a)    Continuation of Employment. As soon as reasonably practicable, but in any event within one (1) day, following the date of this Agreement, United shall provide, with respect to each Business Employee then providing services in the United States and Canada, and, subject to any restrictions under applicable Law, each other Business Employee set forth on Annex A-1 of the Company Disclosure Letter, the information set forth on Section 8.6(a) of the Company Disclosure Letter (the date on which such information has been provided in all material respects, the “HR Information Date”). As of the Closing, HoldCo or Parent, as applicable, shall (x) cause the Company and each of the Company Subsidiaries to continue to employ on the Closing Date its respective Company Employees who are Selected Employees or Selected Key Employees, and (y) with respect to each other Business Employee who is a Selected Employee or Selected Key Employee, either (A) continue to employ such Selected Employee or Selected Key Employee, to the extent employment continues by operation of Law, or (B) offer, or cause its applicable Affiliate to offer, employment to such other Selected Employee or Selected Key Employee, to the extent employment does not continue by operation of Law, in all cases, on terms consistent with this Section 8.6. Without limiting the generality of the foregoing, (I) HoldCo or Parent, as applicable, shall extend an offer letter that satisfies the requirements of this Section 8.6 to each Selected Key Employee as soon as possible, but in any event within ten (10) days, following the HR Information Date, and (II) Parent shall provide to United a proposed list of Selected Employees, representing at least 60% of the Business Employees, within ten (10) days following the HR Information Date, and HoldCo or Parent, as applicable, shall extend an offer letter that satisfies the requirements of this Section 8.6 to each such Selected Employee within seventeen (17) days following the HR Information Date; provided, however, that in the event the obligation to extend offers would occur during the period between December 24, 2020 and January 4, 2021, such period shall be tolled for the duration of such period and resume on January 4, 2021. Each Company Employee who is a Selected Employee or Selected Key Employee, each other Business Employee who is a Selected Employee or Selected Key Employee and whose employment continues by operation of Law, and each Business Employee who is a Selected Employee or Selected Key Employee and accepts an offer of employment pursuant to this Section 8.6(a), shall be referred to herein as a “Continuing Employee.”

(b)    Terms and Conditions of Employment. With respect to each Continuing Employee, until the one (1) year anniversary of the Closing Date, HoldCo shall provide or cause to be provided to each Continuing Employee compensation and employee benefits (including equity incentive compensation) that are no less favorable than those provided to similarly situated employees of HoldCo and its Affiliates. Additionally, for nine (9) months following the Closing Date, each Continuing Employee shall be eligible for severance benefits in the event of an involuntary termination without cause on terms and in amounts as set forth on Section 8.6(b) of the Parent Disclosure Letter. Without limiting the generality of this Section 8.6(b), (i) the offer letter provided to each Selected Employee or Selected Key Employee shall be materially consistent with the form provided by Parent to United prior to the date of this Agreement, permitting such modifications as may be appropriate on account of the terms of Section 8.6(l), if applicable, (which form shall provide that such Selected Employee’s or Selected Key Employee’s employment with HoldCo and its Affiliates shall become automatically effective upon the Closing and such offers shall not be conditioned upon requirements relating to work authorization, background check, criminal history check, motor vehicle record check, credit check or drug screening, provided that a Continuing Employee’s continued employment with HoldCo and its Affiliates after the Closing Date may be subject to the foregoing terms and conditions and any such offer letter may include a statement to such effect), and (ii) United and Parent shall reasonably consult with each other prior to the Closing Date to determine the compensation and benefits to be offered and provided to individual Company Employees by Parent after the Closing pursuant to and in accordance with this Section 8.6(b). In addition, such offer letters of employment shall not relocate a Selected Key Employee’s or Selected Employee’s primary work location as of immediately prior to the Closing.

(c)    Service Credit and Health and Welfare Plans. For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of HoldCo and its Affiliates providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan or United Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for the same period of service. In addition, HoldCo shall cause each Continuing Employee (and his or her eligible dependents) to be covered by a group health plan or plans that do not limit or exclude coverage on the basis of any pre-existing condition of such Continuing Employee or dependent (other than any limitation already in effect under the corresponding group health New Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health New Plan.

(d)    401(k) Plan. Effective as of, or as soon as reasonably practicable following, the Closing, HoldCo shall allow Continuing Employees to participate in a defined contribution pension plan of HoldCo or its Affiliates intended to be qualified under Section 401(a) of the Code (the “HoldCo 401(k) Plan”), in accordance with the terms of the HoldCo 401(k) Plan. The HoldCo 401(k) Plan shall accept the receipt of in kind “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including notes corresponding to loans, that are elected by the Continuing Employees. HoldCo, Parent, United and the Company shall cooperate in order to facilitate and effect an eligible rollover distribution for those Continuing Employees who elect to rollover their account balances from the United 401(k) Plan into the HoldCo 401(k) Plan.

(e)    Accrued Vacation, Sick Leave and Personal Time. HoldCo shall, or shall cause its applicable Affiliate to, recognize and assume all liabilities with respect to accrued but unused vacation time for all Continuing Employees (including any liabilities to Continuing Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by this Section 8.6). HoldCo shall, or shall cause its applicable Affiliate to, promptly (and, in any event, within ten (10) business days following the later of the Closing Date and the date of the applicable payment) reimburse United or its applicable Affiliate for an amount such that United and its Affiliates bear, whether directly or indirectly, fifty percent (50%) of any payments made by them to any Continuing Employees in respect of earned but unused vacation time that became due as a result of the transfer of employment contemplated by this Section 8.6.

(f)    Cash Bonus Compensation. United shall determine, consistent with the terms of any United or Company bonus plans and the past practice for the Business Employees, and in good faith consultation with Parent, the amount of annual cash bonus compensation that is due to each Business Employee in respect of 2020 (the “2020 Annual Bonus”), to the extent not already paid, which amounts shall be paid (or declared to be paid) from the Company’s available cash on hand to the Business Employees on the date or dates determined in accordance with such United or Company bonus plans (including the payment timing contemplated by United’s Horizon retention program) and in the ordinary course of business by United; provided, however, that any amounts that remain unpaid as of two (2) business days prior to the Closing Date may be paid prior to the Closing Date. United shall provide notice to Parent prior to the payment of the 2020 Annual Bonuses (other than the portion payable pursuant to United’s Horizon retention program) if such payment occurs before the Closing. Without the prior written consent of Parent (not to be unreasonably withheld), (i) United shall not pay any 2020 Annual Bonus (in combination with any portion of annual cash bonus in respect of 2020 already paid) (collectively, the paid portion together with the unpaid 2020 Annual Bonus is referred to herein on a person by person basis as the “Aggregate 2020 Annual Bonus”) to any individual Business Employee if such 2020 Annual Bonus is in excess of 200% of such Business Employee’s target bonus, (ii) United shall not pay or cause the Company or any Company Subsidiary to pay any 2020 Annual Bonuses if more than half of the Business Employees’ Aggregate 2020 Annual Bonuses are intended to be in excess of 100% of the respective Business Employees’ target bonuses, and (iii) United shall not pay or cause the Company or any Company Subsidiary to pay any Aggregate 2020 Annual Bonus to a Selected Employee that is less than 100% of such Selected Employee’s target bonus. Subject to the immediately preceding clause, effective as of the Closing, Parent and its Affiliates shall assume all liabilities, and United and its Affiliates shall not have any liabilities, in respect of the 2020 Annual Bonuses or any annual cash bonus compensation that may be earned by, or payable to, the Continuing Employees in respect of 2021.

(g)    Separation Liabilities. In the event that a Business Employee (whether or not such Business Employee is a Selected Employee) does not, for any reason, continue employment with United, HoldCo, Parent or any of their Affiliates (including the Company and the Company Subsidiaries) at or after the Closing, and such termination of employment results in any obligation of United or its Affiliates, contingent or otherwise, to pay severance or other compensation or benefits to such employee, or any additional liability incurred by United or its Affiliates in connection therewith (collectively, “Separation Liabilities”), HoldCo shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless United and its Affiliates for an amount such that United and its Affiliates bear, whether directly or indirectly, fifty percent (50%) of the amount of all Separation Liabilities. In addition, in the event that a Continuing Employee experiences a severance qualifying termination of employment during the nine (9) months following the Closing Date and receives the severance benefits set forth on Section 8.6(b) of the Parent Disclosure Letter, United shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless HoldCo and its Affiliates for an amount such that United and its Affiliates bear, whether directly or indirectly, fifty percent (50%) of the amount of such severance benefits paid to the terminated Continuing Employee.

(h)    COBRA. United agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling

Group”) will continue to offer a group health plan to employees after the Closing, and accordingly, that United and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to any Business Employees who do not become Continuing Employees in connection with the transactions contemplated by this Agreement. HoldCo shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless United and its Affiliates for an amount such that United and its Affiliates bear, whether directly or indirectly, fifty percent (50%) of the amount of liabilities for such COBRA continuation coverage provided to any terminated Business Employees (and his or qualified dependents). United shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and holder harmless HoldCo and its Affiliates for an amount such that United and its Affiliates bear, whether directly or indirectly, fifty percent (50%) of the amount of liabilities for such COBRA continuation coverage provided to any Continuing Employee who experiences a severance qualifying termination of employment during the nine (9) months following the Closing Date and receives the severance benefits set forth on Section 8.6(b) of the Parent Disclosure Letter.

(i)    WARN. HoldCo shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless United and its Affiliates for an amount such that United and its Affiliates bear, whether directly or indirectly, fifty percent (50%) of the amount of any liabilities arising out of, or relating to (including any liabilities incurred to avoid triggering or violating), the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law (collectively, the “WARN Act”) in respect of the Business Employees, including the termination of employment of any Business Employee who is not a Selected Employee or Selected Key Employee, any failure of HoldCo or Parent, as applicable, to make offers of employment to the Selected Employees or Selected Key Employees (x) in accordance with Section 8.6(a) or (y) that do not result in a “constructive discharge” (or similar term) for purposes of the WARN Act, and any termination arising as a result of a refusal of a Selected Employee or Selected Key Employee to accept an offer of employment from HoldCo or Parent, as applicable. Following the Closing Date, none of HoldCo, Parent or any of their Affiliates shall take any action that would reasonably be expected to result in liabilities of United or any of its Affiliates due to HoldCo’s or Parent’s failure to comply with the provisions of the WARN Act.

(j)    Continuing Employee Retention Equity Plan. HoldCo and Parent shall reserve shares of HoldCo Common Stock constituting no less than 3.3% of the fully diluted HoldCo Capital Stock as of the Closing (but before giving effect to the transactions contemplated by the Stock Purchase Agreement) (the “Continuing Employee Retention Equity Pool”) as equity incentives under HoldCo’s equity incentive plan to Continuing Employees for purposes of retention, the details of which awards (including proposed allocation) shall be determined by Parent after reasonable consultation with United and the Company. HoldCo shall grant at least ninety percent (90%) of the Continuing Employee Retention Equity Pool to the Continuing Employees concurrently with or promptly following the Closing, which grants shall be effective upon approval by the HoldCo Board or an appropriate committee thereof. HoldCo shall issue to the United Converting Holder, promptly following the twelve (12) month anniversary of the Closing Date, additional shares of HoldCo Common Stock equal to any portion of the Continuing Employee Retention Equity Pool that has not been awarded to Continuing Employees as of the twelve (12) month anniversary of the Closing Date. The Continuing Employee Retention Equity Pool shall not be used to fund, and shall not be granted to a Continuing Employee in lieu of, the short- or long-term incentive awards that HoldCo, Parent or their Affiliates grant in the ordinary course of business following the Closing and not in connection with the Transactions. The Parties acknowledge and agree that each of United and the United Converting Holder shall have the right to enforce this Section 8.6(j) (including on behalf of the Continuing Employees).

(k)    Continuing Employee United Equity Awards. Each United equity award held by a Continuing Employee will be treated in accordance with Section 8.6(k) of the Company Disclosure Letter.

(l)    Delayed Transfer Employees. From and following the date hereof, (x) HoldCo, Parent and their Affiliates shall use best efforts to establish payroll systems and Benefit Plans adequate to manage the transfer of the Continuing Employees to HoldCo and its Affiliates on and after the Closing Date, and (y) United and its Affiliates shall use best efforts (subject to compliance with applicable law) to provide to HoldCo and Parent all information reasonably required for HoldCo and its Affiliates to enroll the Continuing Employees in the payroll systems and Benefit Plans of HoldCo or its applicable Affiliate. Notwithstanding the foregoing or any provision of this Agreement to the contrary, and in recognition of the possibility that the payroll systems and Benefit Plans of HoldCo or its applicable Affiliate will be inadequate for the transfer of the Continuing Employees as of the Closing Date, following the date hereof, United and HoldCo shall cooperate in good faith to develop a mutually agreeable secondment agreement (the “Secondment Agreement”) pursuant to which the Continuing Employees would provide services to HoldCo and its Affiliates but be transferred prior to the Closing to United or one of its Subsidiaries (other than the Company and the Company Subsidiaries) and remain on the payroll systems and Benefit Plans of United and its Affiliates until such time as the payroll systems and Benefit Plans of HoldCo or its applicable Affiliate are adequate for the transfer of the Continuing Employees, which time shall in no event occur more than three (3) months following the Closing Date (the “Secondment Outside Date”). Notwithstanding Section 1.3(a), if HoldCo, Parent and their Affiliates cannot establish payroll systems and Benefit Plans adequate to manage the transfer of the Continuing Employees to HoldCo, Parent and its Affiliates on and after the date that is three (3) business days following the satisfaction of all conditions to closing set forth in this Agreement, then the Closing Date shall be delayed up to seven (7) days beyond the date otherwise required in Section 1.3(a) (the “Delayed Date”) (unless otherwise mutually agreed by Parent and United). The Secondment Agreement, if so executed, shall be executed only if HoldCo, Parent and their Affiliates cannot establish payroll systems and Benefit Plans adequate to manage the transfer of the Continuing Employees to HoldCo, Parent and its Affiliates by the Delayed Date. The Secondment Agreement shall include the following terms: (i) a duration commencing at the Effective Time and expiring at such time as the payroll systems and Benefit Plans of HoldCo and its Affiliates are adequate to manage the transfer of the Continuing Employees to HoldCo and its Affiliates (which in no event shall be after the Secondment Outside Date); (ii) mutually agreed terms regarding the assignment to HoldCo and its Affiliates of intellectual property created by the Continuing Employees during the term of the Secondment Agreement; and (iii) the payment by HoldCo of a service fee to United and its Affiliates in an amount that fully covers the cost to United and its Affiliates of providing compensation and benefits (other than the continued vesting of certain United equity awards in accordance with Section 8.6(k) of the Company Disclosure Letter) to the Continuing Employees for the duration of the Secondment Agreement, as determined based on the cost to United and its Affiliates of providing compensation and benefits to the Continuing

Employees as of immediately prior to the Closing Date. In addition, HoldCo shall, and shall cause its Affiliates to, indemnify and hold harmless United and its Affiliates with respect to any and all liabilities incurred by United and its Affiliates in connection with the Secondment Agreement and their continued employment of the Continuing Employees for the duration of the Secondment Agreement (other than the cost of providing compensation and benefits to the Continuing Employees, which shall be covered by the service fee), including any Claims that might be made by a Continuing Employee, employee or other service provider of HoldCo or its Affiliates or otherwise related to the contention that United or its Affiliates, on the one hand, and HoldCo or its Affiliates, on the other hand, are a joint employer.

(m)    Third Party Beneficiaries. Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of HoldCo, Parent, United or any Affiliate thereof, or shall interfere with or restrict in any way the rights of HoldCo, Parent, United or any Affiliate thereof, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.6 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan, United Benefit Plan or Parent Benefit Plan or (ii) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 8.7.    Affiliate Arrangements; Certain Guarantees.

(a)    Prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary to terminate all Company Affiliate Arrangements set forth on Section 8.7(a) of the Company Disclosure Letter (collectively, the “Terminated Company Affiliate Arrangements”), effective as of or prior to, and subject to the occurrence of, the Effective Time in accordance with the terms set forth on Section 8.7(a)(i) of the Company Disclosure Letter, as applicable, and in a manner such that neither the Company nor any Company Subsidiary has any liability or obligation at or following the Effective Time pursuant thereto, except to the extent provided in Section 8.7(a)(ii) of the Company Disclosure Letter.

(b)    Each of United and Parent (and, following the Closing, HoldCo) shall use commercially reasonable efforts to cooperate in causing HoldCo or one of its Affiliates to enter into new guarantees on mutually agreeable terms, and for United to be simultaneously released from all obligations of United and any of its Affiliates under or related to the parent-level guarantees set forth on Section 8.7(b) of the Company Disclosure Letter (the “United Guarantees”), in each case as of or promptly following the Closing. For the avoidance of doubt, Parent shall not be obligated to incur any out-of-pocket costs and expenses in connection with such efforts (other than to the extent specifically negotiated and agreed in any documents evidencing such new guarantees), including any cash security or letter of credit, and any such expenses, to the extent reasonably incurred, shall be borne by United (and reimbursed to Parent or HoldCo, as applicable, promptly after incurrence). In addition, the Parties acknowledge and agree that, in complying with its obligations under this Section 8.7(b), each of Parent and HoldCo may take into consideration the terms of guarantees that are commercially reasonable for similarly situated guarantors to HoldCo, and that the terms of the existing United Guarantees shall not be required to be accepted by, or dispositive of the terms that are commercially reasonable to, HoldCo. From and after the Closing, HoldCo shall indemnify and hold harmless United against any Losses that

United or any of its Affiliates suffers, incurs or is liable for following the Closing by reason of or arising out of (i) any payment made by, or any valid claim or demand for payment or performance made on, United or any of its Affiliates with respect to any United Guarantee or (ii) any Proceeding by any Person entitled to payment, reimbursement, performance or indemnity under any United Guarantee, in each case to the extent resulting from or arising out of any failure by HoldCo or its Subsidiaries after Closing to comply with the payment or other terms of the Contract associated with such United Guarantee. Any indemnity arising out of this Section 8.7(b) shall be deemed an indemnity for a breach of covenant under Section 11.4 and shall be subject in all respects to the applicable limitations and procedures set forth in Article XI.

Section 8.8.    Certain Tax Matters.

(a)    The Parties intend that (i) the Mergers and the Stock Purchase will together qualify as a transaction described in Section 351 of the Code and (ii) the Avian Merger and the SVF Blocker Merger will each qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties shall (and shall cause its Subsidiaries to) use its reasonable best efforts to cause the Mergers to together qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action which action or failure to act could reasonably be expected to prevent or impede the Mergers and the Stock Purchase from together qualifying, as a transaction described in Section 351 of the Code. Each of the Parties shall (and shall cause its Subsidiaries to) use its reasonable best efforts to cause the Avian Merger and the SVF Blocker Merger to each qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action which action or failure to act could reasonably be expected to prevent or impede the Avian Merger or the SVF Blocker Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    Each of the Parties shall (and shall cause its Subsidiaries to) cooperate in good faith and use its reasonable best efforts to (i) execute and deliver customary tax representation letters that include the representations referred to in Section 9.2(e) and Section 9.3(e) and that are dated as of the Closing Date to Parent Tax Counsel and Company Tax Counsel in form and substance reasonably satisfactory to such counsel and (ii) obtain the opinions referred to in Section 9.2(e) and Section 9.3(e), respectively. Each of the Parties shall provide such other information as reasonably requested by Parent Tax Counsel and Company Tax Counsel for purposes of rendering the opinions described in Section 9.2(e) and Section 9.3(e), as applicable.

(c)    In the event that (i) the Mergers and the Stock Purchase together would be reasonably likely to fail to qualify as a transaction described in Section 351 of the Code and/or (ii) either the Avian Merger or the SVF Blocker Merger would be reasonably likely to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, each of the Parties agrees (i) to cooperate in good faith to explore alternative structures that would permit the transactions contemplated hereby to qualify for tax-deferred treatment under the Code and (ii) that if each Party, in the exercise of its reasonable business discretion, agrees to pursue such an alternative structure, the Parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided, however, that failure of the Parties to agree to an alternative structure shall not cause any condition to Closing set forth herein not to be satisfied or otherwise cause any breach of this Agreement; provided, further, that any actions taken pursuant to this Section 8.8(c) (x) shall not (A) without the consent of the

Company and Parent, alter or change the amount, nature or mix of the consideration payable pursuant to Section 2.1(a), Section 2.1(b), Section 2.1(c) or Section 8.6(j) or (B) impose any economic or other costs on Parent or the Company that are more than de minimis and (y) shall be capable of consummation without delay in relation to the structure contemplated herein.

(d)    Each of the Parties shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of any Tax Return (and any audit, litigation or other proceeding with respect to Taxes, including any Tax Contest) of the Company. Such cooperation shall include the retention and (upon such other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, any Tax Return or other Tax matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Parties shall, and shall cause its Affiliates to, (a) retain all books and records with respect to Tax matters pertinent to the Company and its respective Subsidiaries for any Tax period beginning on or before the Closing Date until the expiration of any applicable statute of limitations, and to abide by all record retention agreements related to Taxes entered into with any Governmental Entity for all periods required by such Governmental Entity and (b) provide the other Parties with at least thirty (30) days’ prior written notice before destroying any such books and records, during which period the Parties receiving the notice can elect to take possession, at their own expense, of such books and records.

(e)

(i)    United, on behalf of the Company Converting Holders and at their sole cost and expense, shall prepare or cause to be prepared all Pass-Through Tax Returns of the Company required to be filed with respect to any Tax period ending on or before the Closing Date, the due date of which (taking into account extensions) is after the Closing Date and (the “United Prepared Returns”). Such Tax Returns shall be prepared on a basis consistent with the terms of this Agreement and, except as required by applicable Tax Law, or changes in facts (or the terms of this Agreement), existing practices and procedures of the Company. At least thirty (30) days prior to the due date (taking into account extensions) of any United Prepared Return due after the Closing Date, United shall submit such United Prepared Return (together with schedules, statements and supporting documentation) to HoldCo. HoldCo shall have the right to review and provide written comments on any such United Prepared Return during the fifteen (15) day period following the receipt of such United Prepared Return; provided that the comments of HoldCo shall be limited to ensuring that such United Prepared Return (x) is prepared in accordance with the terms of this Agreement and (y) only includes positions for which there is at least “substantial authority” within the meaning of Section 6662(d)(2)(b)(i) of the Code (or any similar provision of state, local or non-U.S. Law) and that will not result in the need for the establishment of a reserve under Financial Accounting Standards Board Interpretation No. 48 or the filing of a Schedule UTP to IRS Form 1120 (Uncertain Tax Position Statement), in each case, with respect to HoldCo or any Subsidiary of HoldCo (as determined after the Mergers). Subject to the Tax Return Filing Resolution Procedures described below, HoldCo shall cause the Surviving Company to sign and timely file the United Prepared Return in the form submitted by United and the Company Converting Holders shall timely pay, or cause to be timely paid, all Taxes payable with respect to a United Prepared Return.

(ii)    HoldCo, at its sole cost and expense, shall prepare or cause to be prepared and timely filed all Tax Returns of the Company or the Company Subsidiaries, the due date of which (taking into account extensions) is after the Closing Date (other than United Prepared Returns) (the “HoldCo Prepared Returns”). To the extent that a HoldCo Prepared Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with the terms of this Agreement and, except as required by applicable Tax Law, or changes in facts (or the terms of this Agreement), existing practice and procedures of the Company. At least thirty (30) days prior to the due date of any HoldCo Prepared Return that relates to a Pre-Closing Tax Period, HoldCo shall provide a draft of such Tax Return (together with schedules, statements and supporting documentation) to United. United shall have the right to review and provide written comments on any such HoldCo Prepared Return during the fifteen (15) day period following the receipt of such HoldCo Prepared Return; provided that the comments of United shall be limited to (x) ensuring that such HoldCo Prepared Returns are prepared in accordance with the terms of this Agreement and (y) any other matters that could give rise to any disproportionate Tax liability to, or otherwise have an adverse effect on, the Company Converting Holders, for the avoidance of doubt, taking into account any indemnification obligations of the Company Converting Holders pursuant to Section 11.2 and Section 12.2. Subject to the Tax Return Filing Resolution Procedures described below and Section 11.2 and Section 12.2, HoldCo shall timely pay, or cause to be timely paid, all Taxes shown as payable on a HoldCo Prepared Return.

(iii)    For purposes of filing either the United Prepared Returns or the HoldCo Prepared Returns, United and HoldCo shall negotiate in good faith and use their reasonable best efforts to resolve any disputes arising in connection with any comments duly and timely provided by either United or HoldCo, as applicable, and if they are unable to do so, the disputed items shall be resolved by an independent, nationally-recognized accounting firm as is acceptable to United and HoldCo (the “Independent Accounting Firm”) (within a reasonable time, taking into account the deadline for filing the relevant United Prepared Return or HoldCo Prepared Return) and any determination by the Independent Accounting Firm shall be final. If the Independent Accounting Firm is unable to resolve any disputed items before the due date for the relevant United Prepared Return or HoldCo Prepared Return, such United Prepared Return or HoldCo Prepared Return shall be filed as prepared by United or HoldCo (and reflecting any comments received from United or HoldCo that are not in dispute), as applicable, and then amended to reflect the Independent Accounting Firm’s resolution. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by HoldCo, on the one hand, and the Company Converting Holders, on the other hand. The procedures described in the preceding three sentences of this Section 8.8(e)(iii) shall be referred to as the “Tax Return Filing Resolution Procedures.”

(iv)    HoldCo shall not, and shall not allow the Surviving Company to, (x) amend any Tax Return of the Company for a Pre-Closing Tax Period, (y) request or agree to extend or waive the applicable statute of limitations with respect to a Pass-Through Tax Return of the Company for a Pre-Closing Tax Period or (z) file any ruling request with any Governmental Entity that relates to a Pass-Through Tax Return of the Company for a Pre-Closing Tax Period, in each case of clauses (x) through (z), except to the extent required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. law), or as otherwise required by applicable Tax Law (as determined using the Tax Return

Filing Resolution Procedures, in the event that the Company Converting Holders and HoldCo are not able to negotiate in good faith and use their reasonable best efforts to resolve any disputes that may arise in the case of clauses (x) through (z)).

(f)    Unless otherwise agreed by HoldCo or Parent, notwithstanding anything herein to the contrary, the Company shall make the election under Section 6226 of the Code (or a similar provision of state, local or non-U.S. Tax Law) with respect to the alternative to payment of imputed underpayment by the Company for any Tax period ending on or before the Closing Date, and the Company Converting Holders shall take any actions such as filings, disclosures and notifications necessary to effectuate such election and to pay any Taxes and related costs and expenses; provided that, for the avoidance of doubt, no Company Converting Holder shall be required to amend a Tax Return pursuant to Section 6225(c)(2)(A) of the Code.

(g)    HoldCo will, and will cause its Affiliates to, provide prompt notice to United upon receipt by HoldCo or any of its Affiliates of written notice of any pending or threatened Tax audit, examination, assessment or other proceeding with respect to the Company (a “Tax Contest”) if such Tax Contest could give rise to a Tax for which any Company Converting Holder (or its direct or indirect owners) could be liable, including, for the avoidance of doubt, pursuant to Section 8.8(f) or Section 11.2, but excluding any Tax for which SVF Party (or its direct or indirect owners) could be liable pursuant to Section 12.2, which shall be governed by Section 12.6(e). Such notice shall specify in reasonable detail the basis for such Tax Contest and shall include a copy of the relevant portion of any correspondence received from any Governmental Entity relating to such Tax Contest. Subject to Section 8.8(f), United will have the right to control any such Tax Contest (including by employing counsel of its choice at the Company Converting Holders’ expense); provided that in the event that any such Tax Contest could reasonably be expected to have an adverse impact on HoldCo or the Surviving Company (or any other Subsidiary of HoldCo (as determined after the Mergers)) in any Post-Closing Tax Period, United shall (i) give HoldCo the right to fully participate in such Tax Contest at its own expense, (ii) keep HoldCo reasonably informed concerning the progress of such Tax Contest (including providing copies of all material written correspondence and other relevant documents) and reasonably consult with HoldCo in the negotiation and settlement of any such Tax Contest and (iii) unless HoldCo consents to such action (such consent not to be unreasonably withheld, conditioned or delayed), not settle, compromise or abandon any such Tax Contest; provided, further, that, notwithstanding anything herein to the contrary, with respect to any such Tax Contest solely related to a Pass-Through Tax Return of the Company, only clause (ii) of the preceding proviso (and neither clause (i) nor clause (iii)) shall apply; provided, further, that, for the avoidance of doubt, in no event will the use of any Tax attributes (including Tax basis) by the Company in any Pre-Closing Tax Period be deemed to constitute a basis for HoldCo to fully participate in a Tax Contest or to withhold, condition or delay its consent with respect to the settlement, compromise or abandonment of a Tax Contest.

(h)    With respect to any of the Company Subsidiaries that are characterized as foreign corporations for U.S. federal income tax purposes, from the Closing Date through the end of the taxable period of such entity that includes the Closing Date, Parent and HoldCo shall not, and shall cause their respective Affiliates (including the Surviving Company and its Subsidiaries) not to, (i) take any action outside of the ordinary course of business that could reasonably be expected to increase the Company’s or the Company Converting Holders’ (or any of their

Affiliates’) pro rata share of amounts determined under Section 951(a)(1) or 951A(a) of the Code or (ii) enter into any extraordinary transaction with respect to such entity or otherwise take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such entity, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign tax credits that, absent such transaction, may be claimed by the Company, the Company Converting Holders or any of their respective Affiliates or a change in the application of Section 245A of the Code to the Company, the Company Converting Holders or any of their respective Affiliates as compared with such application absent such action or transaction.

(i)    Notwithstanding anything in this Agreement to the contrary, Parent, on the one hand, and the Company Converting Holders, on the other hand, shall each be responsible for and shall pay fifty percent (50%) of any sales, use, value added, business, goods and services, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes or expenses incurred with respect to or arising from the Mergers, together with any and all penalties, interest and additions to tax with respect thereto (“Transfer Taxes”); provided that SVF Party shall be responsible for and shall pay all Transfer Taxes incurred with respect to or arising from the SVF Blocker Merger that would not have arisen but for the SVF Blocker Merger. Parent and the Company Converting Holders shall reasonably cooperate in the preparation of any Tax Returns required to be filed in respect of any Transfer Taxes.

(j)    After the Closing, HoldCo shall make, or shall cause the Surviving Company to make, any additional tax distributions in accordance with the final sentence of Section 4.1(a)(i) of the Company LLCA and the final sentence of Section 4.3 of the Company LLCA to take into account (i) the finalization of any Company Member’s Schedule K-1 or any U.S. federal income Tax Returns in respect of a Pre-Closing Tax Period or (ii) any relevant audit adjustments in respect of a Pre-Closing Tax Period (including to cover any interest and penalties arising out of such audit adjustments); provided that, any such tax distribution amounts that are made in order to enable SVF Blocker to satisfy its Tax liabilities in respect of a Pre-Closing Tax Period shall be retained by HoldCo and applied in respect of the payment of any such Tax liabilities in connection with the filing of any SVF Party Prepared Returns pursuant to Section  12.6(d).

Section 8.9.    State Securities Laws. As promptly as practicable after the date hereof and in any event prior to the Closing Date, Parent and its Subsidiaries shall prepare and make such filings, if any, as are required under applicable state securities or “blue sky” laws in connection with the Transactions.

Section 8.10.    Certain Charter and Bylaw Amendments. Parent or HoldCo, as applicable, shall cause (a) the Parent Charter and the HoldCo Charter to be filed with the Secretary of State of the State of Delaware and to become effective prior to the Closing and (b) the Parent Bylaws and the HoldCo Bylaws to be adopted effective prior to the Closing.

Section 8.11.    Revised Structure. In the event that a Party shall have given a Revised Structure Notice prior to the SVF Blocker Merger Effective Time, the Parties shall take all actions necessary or advisable in order to give effect to the second sentence of Section 1.2(b).

Section 8.12.    Third Party Expenses. All Third Party Expenses shall be paid by United.

Section 8.13.    Company Registered Intellectual Property. For any Company Registered Intellectual Property in which the ownership by the Company or a Company Subsidiary (as applicable) has not been recorded with the applicable Governmental Entity, United shall, and shall cause its respective Subsidiaries to, for no further consideration at its sole expense, execute, acknowledge and deliver all such further conveyances and other instruments, and shall make all deliveries and take such further actions, as may be reasonably necessary or appropriate to record such assignments of Company Registered Intellectual Property with all applicable Governmental Entities, including the U.S. Patent and Trademark Office and any like foreign offices. If United or any of its Affiliates (other than Company or any Subsidiary of Company) owns any Company Registered Intellectual Property, then United shall, and shall cause its respective Subsidiaries to, for no further consideration at its sole expense, execute, acknowledge and deliver all such further conveyances and other instruments, and shall make all deliveries and take such further actions, as may be reasonably necessary or appropriate to validly, fully and effectively assign ownership in and to such Company Registered Intellectual Property to HoldCo or its designee.

Section 8.14.    Further Assurances; Misallocated Assets.

(a)    Further Assurances. From time to time prior to the first anniversary of the Effective Time (such period, the “Transfer Period”), if reasonably requested in writing by any Party hereto, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as are necessary to evidence and effectuate the Transactions in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, in the event that, following the Closing and during the Transfer Period, United or any of its Subsidiaries shall possess any Company Business Asset, United shall, and shall cause its applicable Affiliates to, convey, assign, transfer and deliver, or cause to be conveyed, assigned, transferred and delivered, such Company Business Asset (together with all Company Business Liabilities related to such Company Business Asset) to HoldCo or its applicable Affiliate that is so entitled thereto (and HoldCo or such Affiliate shall accept such asset or assume such liabilities). Notwithstanding the foregoing, prior to any such conveyance, assignment, transfer or delivery, United shall disclose any known Company Business Liability related to such Company Business Asset and, following such disclosure, Parent shall have the option not to assume such Company Business Asset (and any related Company Business Liabilities).

(b)    Request for Information; Cooperation. If, during the Transfer Period, HoldCo, acting reasonably and in good faith, believes that any Company Business Asset is in the possession of United or any of its Affiliates, HoldCo may notify United in writing of such belief, together with a reasonably detailed description of such Company Business Asset, and each of United and HoldCo shall provide such information as may be reasonably requested by the other Party and relevant to a determination of whether the applicable assets are Company Business Assets. In addition, if, during the Transfer Period, United becomes aware of the existence of any Company Business Assets in its possession or in the possession of any of its Affiliates, it shall notify HoldCo in writing of such fact, together with a reasonably detailed description of such Company Business Asset, as promptly as reasonably practicable. Following the notices described in the preceding two sentences, each of United and HoldCo shall, and shall cause its applicable Affiliates and representatives to, cooperate reasonably and in good faith to determine whether any Company Business Asset is in United’s possession or in the possession of any of its Affiliates and, if so, provide for such Company Business Asset (together with all Company Business Liabilities related to such Company Business Asset) to be conveyed, assigned, transferred and delivered to HoldCo or its applicable Affiliate in accordance with this Section 8.14. In the event of any disagreement regarding a determination contemplated by the preceding sentence, each of United and HoldCo shall, and shall cause its applicable Affiliates and representatives to, cooperate with the other to seek a mutually acceptable resolution of such disagreement. If such disagreement has not been resolved to each Party’s satisfaction within ten (10) business days from the date of receipt of the applicable notice, the matter shall be escalated to the Chief Executive Officers of United and HoldCo or any other senior officer that may be designated by the applicable Party with relevant knowledge of, and decision-making authority over, such matter, to seek a mutually acceptable resolution of such disagreement.

(c)    No Further Consideration. For the avoidance of doubt, none of HoldCo or any of its Subsidiaries shall be required to pay any additional consideration in exchange for the conveyance, assignment, transfer or delivery of any Company Business Asset under this Section 8.14.

(d)    Non-Transferrable Assets. Nothing in this Section 8.14 shall require or be construed as an attempt or agreement to convey, assign, transfer or deliver to HoldCo or any of its Affiliates any Company Business Asset to the extent such Company Business Asset by its terms or by Law is not so transferable or is non-assignable without the consent or waiver of a third party or would give rise to a claim or right of termination of, or is cancelable by, a third party in the event of such conveyance, assignment, transfer or delivery, without such consent or waiver of such third party, in each case, unless and until such consent or waiver shall have been obtained. Following the Closing, United shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to obtain, or cause to be obtained, any such consent or waiver. To the extent permitted by applicable Law, in the event any such consent or waiver cannot be obtained, United and HoldCo shall mutually cooperate to obtain or structure a reasonable arrangement for HoldCo to receive and bear, whether by license, sublicense or other means, the economic and operational claims, rights and benefits and burdens of ownership of such Company Business Asset.

(e)    Definitions. For purposes of this Section 8.14, (i) “Company Business Assets” means all properties, assets and rights owned by United or its Subsidiaries (other than the Company and the Company Subsidiaries), including Company Records and all Deemed Company Business Assets, as of the Closing and primarily used or primarily held for use in, or that are necessary for, the conduct of the Company Business as of the date of this Agreement or as of immediately prior to the Closing, in each case other than such properties, assets and rights (A) that would not cause the representations set forth in Section 3.14(m) or Section 3.20(b) to be untrue or inaccurate, (B) that are contemplated to be owned by United or any of its Subsidiaries (other than the Company and its Subsidiaries) under the terms of the Commercial Agreement (including the exhibits thereto), the Company IP Matters Wind-Down Agreement (or the Company IP Matters Agreement as amended thereby) or the Transition Services Agreement (or in respect of the services to be provided thereunder), or (C) that are otherwise generally commercially available, (ii) “Company Business Liabilities” means all liabilities, debts and obligations to the extent relating to or arising out of any Company Business Assets transferred pursuant to this Section 8.14, and (iii) “Company Records” means books, records, e-mails or other documents in the possession of

United or any of its Subsidiaries and primarily used or primarily held for use in, or that are necessary for, the conduct of the Company Business as of the date of this Agreement or as of immediately prior to the Closing; provided, that (A) “Company Records” shall not include (I) any United Data and (II) any books, records, e-mails or other documents that (x) United or any of its Affiliates are required by Law to retain (copies of which, to the extent permitted by Law, will be deemed to be Company Records) or (y) are considered privileged communications to be continually owned by United pursuant to the terms of Section 13.13 and (B) notwithstanding anything to the contrary, United and its Affiliates (other than the Company and the Company Subsidiaries) shall be permitted to (I) retain copies of such Company Records to the extent required to demonstrate compliance with Law or pursuant to internal compliance procedures or in so-called “back-up” electronic tapes, (II) provide copies rather than originals of Company Records to the extent such Company Records do not relate exclusively to the Company Business and (III) provide Company Records under this Agreement subject to compliance with Laws relating to privacy, data protection and personal data.

Section 8.15.    Certain Transition Services Agreement Matters.

(a)    Following the execution of this Agreement, Parent and United will cooperate in good faith to plan for the provision of services following the Closing pursuant to the Transition Services Agreement. In furtherance of this Section 8.15(a), (a) United agrees that, if requested by Parent, United will (i) prior to the Closing, consider reasonable requests for additional services or modifications of services to be provided by United pursuant to the Transition Services Agreement and, to the extent any such additional services or modifications are mutually agreed, to amend the services schedule to the Transition Services Agreement accordingly and (ii) designate a United representative, reasonably acceptable to Parent, to supervise and coordinate the foregoing and (b) HoldCo agrees that, if requested by United, HoldCo will (i) prior to the Closing, consider reasonable requests for additional “reverse” transition services or modifications of “reverse” transition services to be provided by HoldCo pursuant to the Transition Services Agreement and, to the extent any such additional services or modifications are mutually agreed, to amend the services schedule to the Transition Services Agreement accordingly and (ii) designate a HoldCo representative, reasonably acceptable to Parent, to supervise and coordinate the foregoing. In addition, following the execution of this Agreement, Parent and United will, acting in good faith, use reasonable best efforts to cause to be finalized and inserted into Exhibit P attached hereto, as promptly as practicable (with the intent as of the date of this Agreement to conclude such process no later than December 16, 2020), and in any event prior to the Closing, Schedule B to the Transition Services Agreement.

Section 8.16.    Certain Ongoing Diligence Matters. Promptly following the date hereof, the Company shall (a) (i) provide such additional information as Parent may reasonably request related to the historical and ongoing work product delivered and to be delivered pursuant to the Contracts set forth on Section 8.16 of the Company Disclosure Letter (subject to the last sentence of Section 8.1(a) and Section 8.1(b)) and (ii) cause its representatives to consult with, and consider in good faith the views of, Parent with respect to such work product and any actions that may be reasonably requested by Parent and advisable with respect thereto; and (b) provide reasonably requested information that is in the Company’s possession (including, where available, the complete file name (including directory path) and git commit hash) regarding Company Software source code exposed in connection with the security incidents described on Section 3.15(c) of the Company Disclosure Letter.

Section 8.17.    Certain Acknowledgments. The Company acknowledges and agrees, on behalf of the Company Converting Holders, that each Company Converting Holder that is not a party to this Agreement shall be subject to all applicable transfer restrictions set forth in the HoldCo Bylaws, and shall not be entitled to any rights of holders of HoldCo Capital Stock under the Investor Agreements, from and after the Closing until such time as such Person executes and delivers to HoldCo (a) a counterpart to each Investor Agreement and (b) a joinder to the Merger Agreement agreeing to be bound by the terms of the Merger Agreement (including, without limitation, the provisions of Article XI and Section 13.12) applicable to Company Members and Company Converting Holders and otherwise in a form reasonably acceptable to HoldCo (each, a “Joinder Agreement”). Each of United and HoldCo agree that if any Company Converting Holder that is not a party to this Agreement has not delivered to HoldCo a Joinder Agreement, until such time as such Joinder Agreement has been delivered, to the extent that any indemnification payment is owed to HoldCo in respect of a claim under Section 11.2 and unless such Company Converting Holder nonetheless has paid its Pro Rata Share of such indemnification payment to HoldCo in accordance with Section 11.10, HoldCo shall have the right to recover from United an amount in cash or shares of HoldCo Capital Stock, as applicable, that corresponds to the amount of such Company Converting Holder’s Pro Rata Share of such indemnification payment, as determined in accordance with Section 11.10 (it being understood that the foregoing shall not limit any rights or remedies that United may have against such Company Converting Holder that has failed to pay its Pro Rata Share of such indemnification payment).

Section 8.18.    Company Closing Financials. Subject to the last sentence of Section 8.1(a) and Section 8.1(b), mutatis mutandis, following the Closing, United shall cooperate with and provide any necessary information and documentation to the Company and HoldCo necessary to enable HoldCo to produce an unaudited consolidated interim balance sheet and the related audited consolidated statements of income, cash flows and members’ equity of the Company as of the Closing Date.

Section 8.19.    Termination of Certain Agreements. Each of United (on behalf of its Affiliate that is a Company Member) and SVF Party (on behalf of its Affiliate that is a Company Member) acknowledges and agrees that to the extent such Company Member is a party to a Terminated Company Affiliate Arrangement, such Company Member consents and agrees to the termination of such Terminated Company Affiliate Arrangement in accordance with Section 8.7.

Section 8.20.    Certain Commercial Agreement Matters. Following the execution of this Agreement, Parent and United will, acting in good faith, use reasonable best efforts to cause to be finalized and inserted into Exhibit L attached hereto, as promptly as practicable (with the intent as of the date of this Agreement to conclude such process no later than December 16, 2020), and in any event prior to the Closing, Exhibits B-1 and B-2 to the Commercial Agreement. In addition, following the date hereof and prior to the Closing, United and Parent shall (a) discuss in good faith modifications to the Commercial Agreement to expand the scope of the Collaboration (as defined therein), including the exchange of data thereunder, to include last-mile Food (as defined therein) delivery use cases and (b) amend Exhibit L to include any such modifications as may be mutually agreed by United and Parent prior to the Closing.

Section 8.21.    Certain Restrictions on Company Units Prior to the Effective Time. Each of United (solely on behalf of its Affiliate that is a Company Member, and not on behalf of any other Company Member or any other Person) and SVF Party (solely on behalf of its Affiliate that is a Company Member, and not on behalf of any other Company Member or any other Person) agrees that, until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 10.1:

(a)    Except as may be specifically required by Law, such Company Member shall not, directly or indirectly, transfer (except to an Affiliate in accordance with Section 9.2 of the Company LLCA), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, any Company Units held by such Company Member, or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing.

(b)    Such Company Member shall not, directly or indirectly, (i) except as expressly contemplated by the Company LLCA, grant any proxies or powers of attorney with respect to any of the Company Units held by such Company Member, (ii) deposit any of the Company Units held by such Company Member into a voting trust or (iii) enter into a voting agreement or similar Contract or commitment with respect to any of the Company Units held by such Company Member.

(c)    Any Company Units or other securities of the Company that such Company Member purchases or with respect to which such Company Member otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), including by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Company Units and shall be deemed to be Company Units for the purposes hereof.

(d)    The restrictions set forth in this Section 8.21 shall apply to SVF Party with respect to the SVF Blocker equity mutatis mutandis.

Section 8.22.    General Release. Effective as of, and subject to the occurrence of, the Effective Time, each of United (solely on behalf of itself and its Affiliate that is a Company Member, and not on behalf of any other Company Member or any other Person) and SVF Party (solely on behalf of itself and its Affiliate that is a Company Member, and not on behalf of any other Company Member or any other Person) (each such Party and its applicable Affiliate, a “Releasor”) acknowledges and agrees that:

(a)    Such Releasor hereby irrevocably and unconditionally forever waives, releases and discharges the Company and its Subsidiaries (collectively, the “Releasees”) from any and all claims, liabilities, obligations, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective (collectively, “Claims”), whether in law or in equity, in each case to the extent related to the Company or the Company Subsidiaries and arising out of facts and circumstances that occurred prior to the Effective Time and arising from (A) such Releasor’s ownership of Company Units, or (B) any Contract (including any Terminated Company Affiliate Arrangement) between such Releasor and the Company or any Company Subsidiary; provided, however, that the foregoing release shall not cover, apply to or affect (x) any Claims arising out of facts and circumstances that occurred from and after the Effective Time, (y) any Claims arising from this Agreement or any Related Agreement, and (z) any Claims which may not be waived as a matter of Law.

(b)    Such Releasor has had the opportunity to be advised by legal counsel and is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c)    Such Releasor hereby waives and relinquishes any rights and benefits that such Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Such Releasor acknowledges that it may hereafter discover facts in addition to or different from those that Releasor now knows or believes to be true with respect to the subject matter of the release set forth in this Section 8.22, but it is such Releasor’s intention, subject to Section 8.22(a), to fully and finally and forever settle and release any and all Claims that do now exist, may exist or heretofore have existed with respect to the subject matter of the release set forth in this Section 8.22.

Section 8.23.    No Solicitation(a) . For a period of eighteen (18) months following the Closing, each of United and SVF Party shall not, and shall cause its controlled Affiliates not to, directly or indirectly, hire, engage or employ, or solicit to hire, engage or employ, any Continuing Employees. Notwithstanding the foregoing, nothing in this Agreement will prohibit any such Person from (x) making a general solicitation for employment, or using an employee recruiting or search firm to conduct a search that does not specifically target any Continuing Employees, or hiring any Continuing Employee that responds to any such general solicitation or search, or (y) soliciting or hiring any such Continuing Employee whose employment with HoldCo or any of its Subsidiaries has been terminated by HoldCo or its Affiliates at least three (3) months prior to the date of such solicitation or hiring by United, SVF Party or their respective Affiliates.

Section 8.24.    Company Operations in Canada. Following the date hereof and prior to the Closing, United and Parent shall cooperate and discuss in good faith possible alternative arrangements for the operations of the Company and the Company Subsidiaries located in Canada, including the Business Employee providing services in Canada and the Company Leases relating to the Company Leased Real Property located in Canada (it being acknowledged and agreed that any such alternative arrangements shall require the mutual agreement of United and Parent).

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGERS AND STOCK PURCHASE

Section 9.1.    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by such Party to the extent permitted by applicable Law:

(a)    Antitrust Approval. Any waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have expired or been terminated.

(b)    No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law after the date of this Agreement that is in effect or (ii) issued or granted any order, judgment, decree, ruling or injunction (whether temporary, preliminary or permanent) after the date of this Agreement that is in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Mergers (a “Restraint”).

Section 9.2.    Conditions to Obligations of Parent. The obligations of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub to effect the Mergers shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent (on behalf of itself and HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub) to the extent permitted by applicable Law:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than Section 3.2(a)), Section 3.3 and Section 3.23 (collectively, the “Company Fundamental Representations”) (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date). The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects other than for de minimis inaccuracies as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date). The representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company, United, SVF Blocker and SVF Party set forth in Section 3.14(m), Section 3.20, Article V and Article VI (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except for any failure or failures of such representations and warranties to be so true and correct that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole (provided that if any such representations and warranties of SVF Party or SVF Blocker contained in Article V or Article VI shall not be so true and correct and a Party delivers a Revised Structure Notice, then notwithstanding the foregoing, the condition in this sentence shall be deemed to be satisfied in respect of SVF Party and SVF Blocker so long as there would not reasonably be expected to be liabilities that would be material to HoldCo and its Subsidiaries, taken as a whole, following the Closing as a result thereof). All other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except for any failure or failures of such representations and warranties to be so true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Compliance with Covenants. The Company, United, SVF Party and SVF Blocker shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time (provided that if any such obligations, covenants and agreements of SVF Party or SVF Blocker under Section 7.3 shall not be so performed or complied with and a Party delivers a Revised Structure Notice, then notwithstanding the foregoing, the condition in this sentence shall be deemed to be satisfied in respect of SVF Party and SVF Blocker so long as there would not reasonably be expected to be liabilities that would be material to HoldCo and its Subsidiaries, taken as a whole, following the Closing as a result thereof).

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing.

(d)    Closing Deliveries. Parent shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.9(a).

(e)    Tax Opinions. Parent shall have received (i) a written opinion from Wilson Sonsini Goodrich & Rosati, P.C. (or Wachtell, Lipton, Rosen & Katz or such other nationally recognized tax counsel as may be reasonably acceptable to Parent) (“Parent Tax Counsel”), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, (A) the Mergers and the Stock Purchase will together qualify as a transaction described in Section 351 of the Code and/or (B) the Avian Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) subject to Section 1.2(b), a written opinion of Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the SVF Blocker Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinions, Parent Tax Counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, SVF Party and the Company, reasonably satisfactory in form and substance to such counsel, and such other information requested by and provided to it by Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, SVF Party or the Company for purposes of rendering such opinion.

(f)    Employee Retention. As of the Closing:

(i)    at least 70% of the Selected Key Employees: (A) shall have signed an offer letter of employment with HoldCo or a Subsidiary of HoldCo that is to be effective on the Closing Date (provided, however, that to the extent a qualifying offer letter of employment has not been offered to any such Selected Key Employee or such offer was rescinded or revoked by HoldCo or a Subsidiary of HoldCo other than for cause, such individual shall be deemed to have accepted such offer letter for purposes of this Section 9.2(f)(i)); and (B) shall not have revoked or rescinded, in each case, in writing, his or her acceptance of employment with HoldCo or a Subsidiary of HoldCo at or prior to the Closing; and

(ii)    at least 60% of the Selected Employees: (A) shall have signed an offer letter of employment with HoldCo or a Subsidiary of HoldCo that is to be effective on the Closing Date (provided, however, that to the extent a qualifying offer letter of employment has not been offered to any such Selected Employee or such offer was rescinded or revoked by HoldCo or a Subsidiary of HoldCo other than for cause, such individual shall be deemed to have accepted such offer letter for purposes of this Section 9.2(f)(ii)); and (B) shall not have revoked or rescinded, in each case, in writing, his or her acceptance of employment with HoldCo or a Subsidiary of HoldCo at or prior to the Closing;

provided, that none of Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub shall be permitted to rely on the failure of the condition set forth in Section 9.2(f)(i) or the condition set forth in Section 9.2(f)(ii) to be satisfied if such failure was principally caused by a non-de minimis breach by any such Party of its obligations set forth in Section 8.6.

Section 9.3.    Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)    Representations and Warranties. The representations and warranties of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub set forth in Section 4.1, Section 4.2 (other than Section 4.2(a), Section 4.2(g), Section 4.2(h), Section 4.2(i) and Section 4.2(j)) and Section 4.21 (collectively, the “Parent Fundamental Representations”) (in each case, without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date). The representations and warranties of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub set forth in Section 4.2(a), Section 4.2(g), Section 4.2(h), Section 4.2(i) and Section 4.2(j) shall be true and correct in all respects other than for de minimis inaccuracies as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date). The representations and warranties of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub set forth in Section 4.8 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except for any failure or failures of such representations and warranties to be so true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Compliance with Covenants. Each of Parent, HoldCo, Avian Merger Sub, United Merger Sub and Blocker Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect that is continuing.

(d)    Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.9(b).

(e)    Tax Opinion. The Company shall have received a written opinion from Wachtell, Lipton, Rosen & Katz (or Wilson Sonsini Goodrich & Rosati, P.C. or such other nationally recognized tax counsel as may be reasonably acceptable to the Company) (“Company Tax Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Mergers and the Stock Purchase will together qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Company Tax Counsel shall be entitled to receive and rely upon representations contained in certificates of officers of Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, SVF Party and the Company, reasonably satisfactory in form and substance to such counsel, and such other information requested by and provided to it by Parent, HoldCo, Avian Merger Sub, United Merger Sub, Blocker Merger Sub, SVF Blocker, SVF Party or the Company for purposes of rendering such opinion.

(f)    Toyota Collaboration Agreement. In the event Toyota Motor Corporation or its applicable Affiliate has duly executed that certain collaboration agreement, the form of which is attached hereto as Exhibit V, and such execution has not been revoked and remains effective as of immediately prior to the Closing, then HoldCo shall have countersigned such agreement.

Section 9.4.    Conditions to Obligations of HoldCo and United to Effect the Stock Purchase Closing. The obligations of HoldCo and United to effect the Stock Purchase Closing shall be subject to the prior consummation of the Mergers.

Section 9.5.    Frustration of Closing Conditions. No Party may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article IX to be satisfied if such failure was principally caused by such Party’s material breach of this Agreement.

ARTICLE X

TERMINATION

Section 10.1.    Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time before the Effective Time, as follows:

(a)    by mutual written consent of Parent and the Company;

(b)    by the Company, in the event that (i) Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (ii) any of the representations and warranties of Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub set forth in this Agreement shall have become inaccurate, which breach, failure to perform, violation or inaccuracy, as applicable, (A) would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (B) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured before the earlier of (x) the third (3rd) business day immediately prior to the Outside Date and (y) the thirtieth (30th) business day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if the Company is then in material breach of this Agreement, which breach would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied;

(c)    by Parent, in the event that (i) the Company, United, SVF Blocker or SVF Party shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (ii) any of the representations and warranties of the Company, United, SVF Blocker or SVF Party set forth in this Agreement shall have become inaccurate, which breach, failure to perform, violation or inaccuracy, as applicable, (A) would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (for clarity, after giving effect to the provisos therein with respect to a Revised Structure Notice) and (B) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured before the earlier of (x) the third (3rd) business day immediately prior to the Outside Date and (y) the thirtieth (30th) business day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub is then in material breach of this Agreement, which breach would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied;

(d)    by either Parent or the Company, if the Effective Time has not occurred on or before the six (6) month anniversary of the date of this Agreement (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or principally resulted in the failure to close contemplated hereby and such action or failure constitutes a material breach of this Agreement; or

(e)    by either Parent or the Company, if a Governmental Entity of competent jurisdiction shall have issued an order, judgment, decree, ruling or injunction that results in a permanent Restraint and has become final and non-appealable.

Section 10.2.    Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party, except that the Confidentiality Agreements, this Section 10.2 and Section 13.2 through Section 13.11 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or any willful breach of this Agreement prior to such termination. For purposes of this Agreement, (a) “fraud”” means actual common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory) under Delaware law and (b) “willful breach” means an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1.    Survival. If the Closing has occurred, all covenants and agreements of the Parties, other than SVF Blocker and SVF Party, contained herein which, in each case, by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements of the Parties, other than SVF Blocker and SVF Party, contained herein, and all indemnification obligations under this Article XI with respect to any such covenants, shall survive the Closing and shall terminate and expire on the twelve (12) month anniversary of the Closing Date. All representations and warranties of the Parties made herein, and all indemnification obligations under this Article XI with respect to any such representations or warranties, shall survive the Closing and shall terminate and expire on the twelve (12) month anniversary of the Closing Date (other than the representations and warranties and indemnification obligations of SVF Blocker and SVF Party, which shall survive until sixty (60) days after the expiration of the applicable statute of limitations); provided, however, that the Company Fundamental Representations and the Parent Fundamental Representations shall terminate and expire on the seven (7) year anniversary of the Closing Date; provided, further, that the representations and warranties of the Company set forth in Section 3.12 shall terminate and expire sixty (60) days after the expiration of the applicable statute of limitations. No Person shall be entitled to indemnification, and no Proceeding seeking to recover Losses or other relief shall be commenced or maintained, with respect to any breach of any covenants, agreements, representations or warranties of the Parties, other than SVF Blocker and SVF Party, contained in this Agreement after the date on which such covenant, agreement, representation or warranty shall terminate pursuant to this Section 11.1, unless prior to such termination date a claim for indemnification with respect thereto has been made by written notice in accordance with Section 11.5, in which case such claim (but only such claim) for indemnification shall survive until finally resolved in accordance with this Agreement.

Section 11.2.    Indemnification by the Company Converting Holders. From and after the Effective Time, the Company Converting Holders, severally in respect of each such holder’s Pro Rata Share and not jointly, shall indemnify and hold harmless HoldCo and its Subsidiaries from and against any and all Losses actually suffered or incurred by HoldCo and its Subsidiaries to the extent resulting from:

(a)    any breach by the Company of any of its representations or warranties contained in Article III, in each case as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties that by their terms speak specifically as of another date, as of such date); provided, that notwithstanding the foregoing, the United Converting Holder shall indemnify for all Losses to the extent resulting from any breach by the Company of any of its representations and warranties contained in Section 3.14(p) and the other Company Converting Holders shall not be responsible therefor;

(b)    any breach by the Company of any of its covenants or agreements contained in this Agreement;

(c)    any breach by a Company Converting Holder of any of its covenants or agreements contained in this Agreement or any fraud by or on behalf of such Company Converting Holder in connection with the Mergers, the Stock Purchase or the other Transactions; provided that with respect to this clause (c), each Company Converting Holder shall be responsible solely for any such breach or fraud by such Company Converting Holder and not by any other Company Converting Holder, in its entirety and not severally;

(d)    any fraud by or on behalf of the Company in connection with the Mergers, the Stock Purchase or the other Transactions; and

(e)    any inaccuracy in the information set forth in the Spreadsheet.

Section 11.3.    Indemnification by the United Converting Holder. From and after the Effective Time, the United Converting Holder shall indemnify and hold harmless HoldCo and its Subsidiaries from and against any and all Losses actually suffered or incurred by HoldCo and its Subsidiaries to the extent resulting from any of the matters set forth on (a) Section 11.3 of the Company Disclosure Letter, (b) Third Party Expenses, (c) any breach by United (including on behalf of its affiliated Company Converting Holder) of any of its representations and warranties contained in Article VI of this Agreement, (d) any breach by United or its Affiliates of any of its covenants or agreements contained in this Agreement and (e) any fraud by or on behalf of United in connection with the Mergers, the Stock Purchase or the other Transactions.

Section 11.4.    Indemnification by HoldCo. From and after the Effective Time, HoldCo shall, and shall cause its Subsidiaries to, indemnify and hold harmless the Company Converting Holders from and against any and all Losses actually suffered or incurred by the Company Converting Holders to the extent resulting from:

(a)    any breach by Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub of any of their respective representations or warranties contained in Article IV, in each case as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (or, in the case of representations and warranties that by their terms speak specifically as of another date, as of such date);

(b)    any breach by Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub of any of their respective covenants or agreements contained in this Agreement; and

(c)    any fraud by or on behalf of by Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub in connection with the Mergers, the Stock Purchase or the other Transactions.

Section 11.5.    Procedures.

(a)    Any Person entitled to be indemnified under this Article XI (the “Indemnified Party”) shall promptly give written notice to the Person(s) from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Proceeding (a “Third Party Claim”), indicating, with reasonable specificity, and based on the facts then known to the Indemnified Party, the nature of such Third Party Claim the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article XI (and a good faith estimate of any such future Losses relating thereto), and the provisions of this Agreement in respect of which such Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 11.5(a) shall not limit the obligations of the Indemnifying Party under this Article XI, except (i) to the extent such Indemnifying Party is actually prejudiced thereby and (ii) as provided in Section 11.1.

(b)    With respect to any Third Party Claim, the Indemnifying Party under this Article XI shall have the right, but not the obligation, to assume the defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided that the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party or any of its Affiliates, (ii) such Third Party Claim is a criminal Proceeding, (iii) if the Indemnified Party reasonably determines that such Third Party Claim would reasonably be expected to result in material reputational harm to any Indemnified Party or its Affiliates or would reasonably be expected to have any material continuing adverse effect on any Indemnified Party, its Affiliates or their respective businesses or assets, (iv) if the Indemnifying Party’s liability is subject to the application of the Deductible set forth in Section 11.6 and, because of the Deductible, the Indemnifying Party’s responsibility for the Losses is reasonably expected by the Indemnified Party to be less than half of such Losses, or

(v) if the Indemnifying Party’s liability is subject to the application of the Cap and the Losses in respect of such Third Party Claim, are reasonably expected by the Indemnified Party to be materially greater than the Cap; provided, further, that notwithstanding the foregoing or anything to the contrary herein, United shall have the right to assume the defense of any Third Party Claim resulting from any of the matters set forth on Section 11.3 of the Company Disclosure Letter or any breach by the Company of any of its representations or warranties contained in Section 3.14(p). If the Indemnifying Party so undertakes to defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so and agree in writing that such Indemnifying Party agrees that it has the obligation to indemnify the Indemnified Party against such Third Party Claim in accordance with, and subject to the limitations contained in, this Article XI, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall be expressly authorized to settle any such Third Party Claim in its sole discretion only if (I) such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, any money damages are borne solely by the Indemnifying Party, and such settlement includes a full release of the Indemnified Party from all liability related thereto or (II) the Indemnified Party consents thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article XI, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines, based on the advice of legal counsel, that (1) there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party or (2) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding. If the Indemnifying Party was entitled to assume the defense of a Third Party Claim but elected not to assume such defense, the Indemnified Party may settle such Third Party Claim without the written consent of the Indemnifying Party; provided that (x) such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnifying Party and (y) such Indemnified Party must provide notice and seek written consent; provided, further, that any such settlement effected without such Indemnifying Party’s written consent, shall not be dispositive of (A) any obligation to indemnify by the Indemnifying Party or (B) the amount of Losses subject to indemnification hereunder. In all other circumstances, no Indemnified Party may settle any Third Party Claim without the written consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnifying Party. If the Indemnifying Party does not assume the defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim. For the avoidance of doubt, the Indemnified Party shall not be required to provide the Indemnifying Party with highly competitively sensitive information about the operations of its business after the Closing when the Indemnifying Party assumes any defense of Third Party Claims as set forth hereunder (provided that at the Indemnifying Party’s request, the Indemnified Party shall cooperate in good faith and use commercially reasonable efforts to make substitute or alternative arrangements to facilitate the conduct of the defense of any such Third Party Claim, such as making such information available to the Indemnified Party on an outside counsel only basis or otherwise in a protected manner reasonably acceptable to the Indemnified Party).

(c)    In the event there are legal defenses that the Indemnified Party reasonably determines with advice of outside counsel are available to it that are different from or in addition to those available to the Indemnifying Party or where a conflict of interest between the Indemnifying Party and the Indemnified Party may exist in respect of such Third Party Claim (and, in each case, in the reasonable determination of the Indemnified Party, the availability of such defense, or the existence of such conflict, would materially and adversely impact the ability of the Indemnifying Party to conduct the defense of such claim), such Parties will cooperate in good faith to enable the Indemnified Party to participate in such defense and to the extent necessary to employ such defense or avoid such conflict.

(d)    In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article XI that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, and based on the facts then known to the Indemnified Party, the nature of such claim, the basis therefor, the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article XI (and a good-faith estimate of any such future Losses relating thereto), and the provisions of this Agreement in respect of which such Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 11.5(c) shall not limit the obligations of the Indemnifying Party under this Article XI, except (i) to the extent such Indemnifying Party is actually prejudiced thereby and (ii) as provided in Section 11.1. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days of the receipt of the notice of such indemnification claim by the Indemnifying Party, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 13.8.

(e)    In the case of any claim under Section 11.2, any reference to “Indemnifying Party” in this Section 11.5 shall refer to the Company Member Representative, on behalf of the Company Converting Holders.

(f)    For purposes of the procedures that shall be followed with respect to any Tax Contest, the provisions of this Section 11.5 shall not apply and the provisions of Section  8.8(g) shall control.

Section 11.6.    Certain Limitations.

(a)    Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall have any indemnification obligations:

(i)    under Section 11.2(a), Section 11.3(c) or Section 11.4(a) (except with respect to any breach of any Company Fundamental Representation, any representations or warranties of the Company set forth in Section 3.12, Section 3.14(m), Section 3.20 or any Parent Fundamental Representation), as applicable, for any Loss unless the aggregate amount of all Losses actually suffered or incurred by the Indemnified Party for which indemnification is available under the applicable provision exceeds $36,000,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay only the amount of such Losses that exceeds the Deductible. Notwithstanding the foregoing, with respect to any breach of any representations or warranties of the Company set forth in Section 3.14(m) and Section 3.20, the Deductible shall be deemed to be $10,000,000 (and for the avoidance of doubt any Losses actually suffered or incurred by the Indemnified Party for which indemnification would otherwise be available ignoring any limitations imposed by the Deductible under Section 11.2(a) shall apply against such $10,000,000 deductible). For the avoidance of doubt, where HoldCo is the Indemnifying Party, the reference to “Indemnified Party” in this Section 11.6(a)(i) shall refer to, and a single Deductible shall apply in respect of Losses actually suffered or incurred by, the Company Converting Holders collectively;

(ii)    under Section 11.2(a) or Section 11.4(a) (except with respect to any breach of any Company Fundamental Representation, any representations or warranties of the Company set forth in Section 3.12, Section 3.14(m), Section 3.20 or any Parent Fundamental Representation), as applicable, for any Losses in excess of an aggregate (without giving effect to the Deductible) of $450,000,000, with respect to Section 11.2(a) and Section 11.4(a);

(iii)    under Section 11.3(c) for any Losses in excess of an aggregate (without giving effect to the Deductible) of $400,000,000 to the extent breaches of such representations and warranties relate to the Stock Purchase, or $2,600,000,000, to the extent breaches of such representations and warranties are made on behalf of the United Converting Holder in respect of the Issued Shares to be received thereby; or

(iv)    under Section 11.2, Section 11.3 (other than Section 11.3(a) and Section 11.3(c)) or Section 11.4, as applicable, for any Losses in excess of an aggregate of $3,600,000,000 (the “Cap”).

(b)    Nothing in this Agreement shall limit the liability of a Person for any fraud by or on behalf of, or willful breach committed by, or with the actual knowledge of, such Person in connection with the Mergers, the Stock Purchase and the other Transactions. For the avoidance of doubt, in the case of any such fraud by or on behalf of, or willful breach committed by, or with the actual knowledge of, a Person in connection with the Mergers, the Stock Purchase or the other Transactions, such Person shall be responsible solely for such fraud or breach, in its entirety and not severally, and no other Person who did not commit or have actual knowledge of such fraud or willful breach shall be liable for such fraud or breach.

(c)    For clarity, no Company Converting Holder shall have any indemnification obligations under Section 11.2 in an amount that exceeds such holder’s Pro Rata Share of the amounts set forth above in this Section 11.6.

(d)    Notwithstanding anything herein to the contrary, for the avoidance of doubt, no Company Converting Holder shall have any indemnification obligations under Section 11.2 for Taxes with respect to a Post-Closing Tax Period except with respect to any breach of the representations or warranties of the Company set forth in Section 3.12(g), Section 3.12(i) and Section 3.12(k).

Section 11.7.    Losses Net of Insurance. The amount of any Loss for which indemnification is provided under this Article XI shall be net of (a) any amounts recovered by the applicable Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, and (b) any insurance proceeds or other cash receipts or sources of reimbursement received with respect to such Loss (the source of any such amounts referred to in clause (a) or (b), a “Collateral Source”), in each case net of any Taxes imposed or reasonable out-of-pocket costs incurred in connection with the collection of such insurance proceeds, cash receipts or sources of reimbursement. If the amount to be netted hereunder from any payment required under this Article XI is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article XI, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article XI had such determination been made at the time of such payment. For the avoidance of doubt, no Indemnified Party shall have any obligation under this Agreement to seek recovery from any third parties, to seek recovery under any insurance policies or, except as set forth in Section 8.4, to maintain any insurance policies for any period of time.

Section 11.8.    Materiality. For purposes of this Article XI, no effect shall be given to any qualification in the relevant representations and warranties as to “material,” “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” for purposes of determining the amount of any Loss suffered or incurred by an Indemnified Party, but all such qualifications shall be given effect for purposes of determining whether there has been a breach of any representation, warranty, covenant or agreement.

Section 11.9.    Sole Remedy/Waiver. Except (a) with respect to claims seeking specific performance or other equitable relief or with respect to covenants or agreements to be performed after the Closing pursuant to this Agreement, (b) as set forth in Article XII and (c) as expressly provided in (and subject to the second sentence of) Section 11.6(b) with respect to fraud (other than any fraud by or on behalf of the Company in connection with the Mergers, the Stock Purchase or the other Transactions, to which this exception in this clause (c) shall not apply), the Parties acknowledge and agree that the remedies provided for in this Article XI shall be the Parties’ sole and exclusive remedy, from and after the Closing, with respect to this Agreement. Without limiting the generality of the foregoing, in no event shall any Party, any Converting Holder or any of their respective Affiliates, successors or permitted assigns be entitled to claim or seek rescission of the Transactions, including the Mergers. For the avoidance of doubt, nothing in this Agreement, including this Section 11.9, shall in any way limit any rights or remedies that any Party may have under any Related Agreements.

Section 11.10.    Indemnification Payments. Indemnification payments in respect of any Loss for which an Indemnified Party is entitled to indemnification under this Article XI shall be made reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnified Party is entitled to indemnification under this Article XI) by the Indemnifying Party to the Indemnified Party as such Losses are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, documentation with respect to calculations made and consideration of any amounts recovered from Collateral Sources. Such indemnification payments shall be effected in the following manner: (a) in the case of any indemnification payment in respect of an indemnification obligation of the Company Converting Holders pursuant to Section 11.2 or the United Converting Holder pursuant to Section 11.3, through a cash payment by the applicable Company Converting Holders or United Converting Holder, as applicable, by wire transfer of immediately available funds to HoldCo (provided that to the extent the aggregate cash and cash equivalents of HoldCo and its Subsidiaries as of the date of determination of the amount of such indemnification payment (and after taking into account all Losses to which such indemnification payment relates) exceed $300,000,000 (such dollar threshold, the “Cash Threshold,” and the amount of such excess, the “Cash Excess”), the Company Converting Holders or the United Converting Holder, as applicable, may elect to surrender up to a number of shares of HoldCo Capital Stock (rounded to the nearest whole number) with an aggregate value equal to the Cash Excess, which such shares, as so valued, shall reduce the amount of the cash payment required of such Company Converting Holders or United Converting Holder, as applicable, on a dollar-for-dollar basis); and (b) in the case of any indemnification payment in respect of an indemnification obligation of HoldCo pursuant to Section 11.4, through a cash payment by HoldCo, by wire transfer of immediately available funds to the Company Converting Holders or United Converting Holder, as applicable (provided that to the extent the aggregate cash and cash equivalents of HoldCo and its Subsidiaries as of the date of determination (and after taking into account all Losses to which such indemnification payment relates) do not exceed the Cash Threshold (the amount of such deficit, the “Cash Deficit”)), HoldCo may elect to issue to the Company Converting Holders or United Converting Holder, as applicable, for no additional consideration, up to a number of shares of HoldCo Capital Stock (rounded to the nearest whole number) with an aggregate value equal to the Cash Deficit, which such shares, as so valued, shall reduce the amount of the cash payment required of HoldCo on a dollar-for-dollar basis). For purposes of determining the number of shares of HoldCo Capital Stock to be surrendered by or issued to the Company Converting Holders pursuant to this Section 11.10, the shares of HoldCo Capital Stock shall be valued at the implied equity value of HoldCo as of the Closing, after giving effect to the transactions contemplated by this Agreement; provided that if, following the Closing Date, the shares and classes of HoldCo Capital Stock shall have been changed into a different number or classes of shares by reason of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification or other like change, then the number of shares of HoldCo Capital Stock to be surrendered or issued to the Company Converting Holders shall be equitably adjusted, without duplication, to provide the Company Converting Holders or HoldCo, as applicable, with the same economic benefit, if any, that such Person(s) would have had the right to receive if such change had not occurred.

ARTICLE XII

SVF INDEMNIFICATION

Section 12.1.    SVF Blocker Merger Indemnification. Effective from and after the SVF Blocker Merger Effective Time, SVF Party shall indemnify and hold harmless HoldCo and its Affiliates, and its and such Affiliates’ respective Representatives, successors and assigns (each, an “Article XII Indemnitee”) from and against any and all Losses actually suffered or incurred by any such Article XI Indemnitee arising out of, attributable to or resulting from (a) any breach by SVF Blocker or SVF Party of any of its representations or warranties contained in Article V (in each case, without giving effect to any limitation as to materiality set forth therein), (b) any breach or nonfulfillment of any of the covenants or agreements made or to be performed by SVF Blocker or SVF Party pursuant to this Agreement, whether before or, in the case of SVF Party only, on or after the SVF Blocker Merger Effective Time, (c) any breach of a covenant or agreement made or to be performed by SVF Party, its Affiliates or any of its or their Representatives pursuant to Section 12.6, whether before, on or after the SVF Blocker Merger Effective Time, (d) any and all assets of SVF Blocker as of or arising with respect to periods prior to the SVF Blocker Merger Effective Time, other than the Company Preferred Units set forth in Section 5.5, or (e) any and all liabilities of SVF Blocker as of or arising with respect to periods prior to the SVF Blocker Merger Effective Time, other than Taxes of SVF Blocker indemnified pursuant to Section 12.2.

Section 12.2.    SVF Party Tax Indemnification. Effective from and after the SVF Blocker Merger Effective Time, SVF Party shall indemnify and hold harmless each Article XII Indemnitee from any and all Losses for or in connection with (a) Taxes imposed on or payable by SVF Blocker for any Pre-Closing Tax Period (or any such Taxes imposed on or payable by HoldCo, SVF Blocker Surviving Company, or any of their respective Affiliates or Subsidiaries as a result of the SVF Blocker Merger); (b) Taxes arising from the failure of the SVF Blocker Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, except to the extent such failure is exclusively attributable to a breach by Parent of any of the representations contained in any tax certificates delivered by Parent pursuant to this Agreement; (c) any Taxes of an Article XI Indemnitee that would not have arisen but for the SVF Blocker Merger; (d) Taxes required to be deducted or withheld from any amounts paid, issued or delivered pursuant to this Agreement that would not have arisen but for the SVF Blocker Merger; (e) amounts payable by SVF Blocker or the SVF Blocker Surviving Company pursuant to any Tax sharing, allocation or indemnification agreement entered into before the SVF Blocker Merger Effective Time; (f) any Transfer Taxes for which SVF Party is responsible pursuant to Section 8.8(i); (g) Taxes for which SVF Blocker (or the SVF Blocker Surviving Company or any other successor of SVF Blocker) is liable (or that may be collected from SVF Blocker or the SVF Blocker Surviving Company by way of offset against a refund of Tax otherwise due to SVF Blocker (or the SVF Blocker Surviving Company or any other successor of SVF Blocker) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a successor or transferee or as a result of having been a member of any group prior to the SVF Blocker Merger Effective Time; (h) Taxes attributable to the inclusion of any item of income in, or the denial of any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (I) adjustment required with respect to SVF Blocker or the SVF Blocker Surviving Company by reason of a change in method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (II) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into by SVF Blocker prior to the SVF Blocker Merger Effective Time or (III) installment sale by, or intercompany transaction (within the meaning of Treasury Regulations Section 1.1502-13) involving, SVF Blocker entered into prior to the SVF Blocker Merger Effective Time; or (i) Taxes of SVF Party or any of its Affiliates (other than SVF Blocker, the Company or the Company Subsidiaries) for any period. In determining the amount of Losses (including Taxes) indemnifiable by SVF Party under this Section 12.2, no Tax Attribute or Tax benefit (e.g., any correlative step-up in the tax basis of assets) of any Article XII Indemnitee shall be taken into account, and any cash reserves that have been clearly established by SVF Blocker for the payment of Taxes and that are held by the SVF Blocker Surviving Company immediately following the SVF Blocker Merger Effective Time shall be taken into account.

Section 12.3.    Certain Limitations. Notwithstanding anything contrary in this Agreement, SVF Party shall not have any indemnification obligations under Section 12.1, for any Loss that exceeds an aggregate amount of $333,000,000 plus any accrued and unpaid dividends of the Company that are owed to the SVF Blocker or SVF Party immediately prior to the Effective Time with respect to all such Losses; provided, however, that this Section 12.3 shall not apply to Section 5.7.

Section 12.4.    Losses Net of Insurance. The amount of any Loss for which indemnification is provided under Section 12.1 shall be net of (a) any amounts recovered by the applicable Article XII Indemnitee pursuant to any indemnification by or indemnification agreement with any third party, and (b) any insurance proceeds or other cash receipts or sources of reimbursement received with respect to such Loss, in each case net of any Taxes imposed or reasonable out-of-pocket costs incurred in connection with the collection of such insurance proceeds, cash receipts or sources of reimbursement. If the amount to be netted hereunder from any payment required under Section 12.1 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Article XII Indemnitee pursuant to this Article XII, the Article XII Indemnitee shall repay to the SVF Party, promptly after such determination, any amount that the SVF Party would not have had to pay pursuant to Section 12.1 had such determination been made at the time of such payment. For the avoidance of doubt, no Article XII Indemnitee shall have any obligation under this Agreement to seek recovery from any third parties, to seek recovery under any insurance policies or, except as set forth in Section  8.4, to maintain any insurance policies for any period of time.

Section 12.5.     Sole Remedy. Except with respect to claims seeking specific performance or other equitable relief with respect to covenants or agreements to be performed after the Closing pursuant to this Agreement, and except in the case of fraud in connection with the Mergers, the Stock Purchase or the other Transactions, the Parties acknowledge and agree that the remedies provided for in this Article XII shall be the Parties’ sole and exclusive remedy, from and after the Closing, with respect to Article V and this Article XII. Without limiting the generality of the foregoing, in no event shall any Party, any Converting Holder or any of their respective Affiliates, successors or permitted assigns be entitled to claim or seek rescission of the Transactions, including the Mergers. For the avoidance of doubt, nothing in this Agreement, including this Section 12.5, shall in any way limit any rights or remedies that any Party may have under any Related Agreements.

Section 12.6.    Additional Agreements.

(a)    Section 11.5 of this Agreement shall apply to the indemnity rights and obligations of this Article XII (substituting “Article XI Indemnitee” for “Indemnified Party” and “SVF Party” for “Indemnifying Party” and substituting the reference that is made in Section 11.5(f) to Section 8.8(g) with a reference to Section 12.6(e)) mutatis mutandis.

(b)    Any payment required to be made pursuant to this Article XII shall be made within thirty (30) business days after any of the Article XI Indemnitees makes written demand upon SVF Party (including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment), but (in the case of any payment for Taxes payable) no earlier than five (5) days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority, (i) in the case of payments due pursuant to Section 12.1 either by wire transfer of immediately available funds to an account designated by the relevant Article XII Indemnitee or by the surrender of SVF Party for no additional consideration of an aggregate number of shares of HoldCo Capital Stock (rounded to the nearest whole number) with an aggregate value equal to the amount of such indemnification payment (based on a valuation at the implied equity value of HoldCo as of Closing after giving effect to the transactions contemplated hereunder), in each case at the election of SVF Party; and (ii) in the case of payments due pursuant to Section 12.2 either by wire transfer of immediately available funds to an account designated by the relevant Article XII Indemnitee.

(c)    SVF Party and HoldCo shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in connection with all disputes, audits and other Proceedings relating to Taxes, in each case imposed on or with respect to SVF Blocker or the SVF Blocker Merger, including by maintaining and making available to each other all records reasonably requested and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. SVF Party shall cause SVF Blocker to be in possession, at the SVF Blocker Merger Effective Time, of all Tax Returns, schedules, work papers and all other material records and documents relating to Tax matters of SVF Blocker for its Tax periods ending on or prior to, or including, the Closing Date.

(d)    SVF Party shall, at its sole cost and expense, prepare or cause to be prepared all Tax Returns of SVF Blocker for any Tax periods that end on or before the Closing Date, the due date of which (taking into account extensions) is after the Closing Date, including the final short-period U.S. federal, state, local or other income Tax Returns for SVF Blocker (the “SVF Party Prepared Returns”). Such SVF Party Prepared Returns shall be prepared on a basis consistent with the terms of this Agreement and, except as required by applicable Tax Law, or changes in facts (or the terms of this Agreement), existing practices and procedures of SVF Blocker. At least thirty (30) days prior to the due date (taking into account extensions) of any such SVF Party Prepared Return due after the Closing Date, SVF Party shall submit such SVF Party Prepared Return (together with schedules, statements and supporting documentation) to HoldCo. HoldCo shall have the right to review and provide comments on any such SVF Party Prepared Return, and SVF Party shall consider in good faith and make any such commercially reasonable comments requested by HoldCo and deliver to HoldCo an amended SVF Party Prepared Return reflecting such comments. Notwithstanding the foregoing or anything herein to the contrary, SVF Party shall not be required to submit any SVF Party Prepared Return to HoldCo for review until thirty (30) days after the date on which the SVF Party has received all schedules, statements and supporting documentation from the Company that are reasonably necessary for SVF Party to prepare the SVF Party Prepared Returns. HoldCo shall cooperate with SVF Party to cause the timely filing of such SVF Party Prepared Return and, subject to Section 12.2, HoldCo shall timely pay, or cause to be timely paid, all Taxes shown as payable on a SVF Party Prepared Return.

(e)    HoldCo will, and will cause its Affiliates to, provide prompt notice to SVF Party upon receipt by HoldCo or any of its Affiliates of written notice of any pending or threatened Tax audit, examination, assessment or other proceeding with respect to SVF Blocker or the SVF Blocker Merger (an “SVF Blocker Tax Contest”) if such SVF Blocker Tax Contest could give rise to a Tax for which SVF Party could be liable pursuant to Section 12.2. Such notice shall specify in reasonable detail the basis for such SVF Blocker Tax Contest and shall include a copy of the relevant portion of any correspondence received from any Governmental Entity relating to such SVF Blocker Tax Contest. SVF Party will have the right to control any such SVF Blocker Tax Contest (including by employing counsel of its choice at SVF Party’s expense); provided that in the event that any such SVF Blocker Tax Contest could reasonably be expected to have an adverse impact on HoldCo or the SVF Blocker Surviving Company (or any other Subsidiary of HoldCo (as determined after the Mergers)) for any Tax period (or portion thereof) ending after the Closing Date, SVF Party shall (i) give HoldCo the right to fully participate in such SVF Blocker Tax Contest at its own expense, (ii) keep HoldCo reasonably informed concerning the progress of such SVF Blocker Tax Contest (including providing copies of all material written correspondence and other relevant documents) and reasonably consult with HoldCo in the negotiation and settlement of any such SVF Blocker Tax Contest and (iii) unless HoldCo consents to such action (such consent not to be unreasonably withheld, conditioned or delayed), not settle, compromise or abandon any such SVF Blocker Tax Contest.

(f)    In the event that SVF Party or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, SVF Party shall cause proper provision to be made so that the successors and assigns of SVF Party assume the obligations set forth in this Article XII, and such successor, assignee or transferee, as the case may be, shall be deemed to have assumed the obligations of SVF Party set forth in this Article XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.    Amendment and Modification; Waiver.

(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)    At any time and from time to time prior to the Effective Time, a Party may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 13.2.    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 13.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt) or by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service (notice deemed given upon receipt of proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company (prior to the Closing), to:

Apparate USA LLC

c/o Uber Technologies, Inc.

1455 Market Street, 4th Floor

San Francisco, California 94103

Attention:  General Counsel

Email:        ma-notice@uber.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Andrew J. Nussbaum

                    Mark A. Stagliano

Email:         ajnussbaum@wlrk.com

                    mastagliano@wlrk.com

if to United, to:

United Technologies, Inc.

1455 Market Street, 4th Floor

San Francisco, California 94103

Attention:  General Counsel

Email:        ma-notice@uber.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Andrew J. Nussbaum

                    Mark A. Stagliano

Email:        ajnussbaum@wlrk.com

                    mastagliano@wlrk.com

if to Parent, HoldCo or the Merger Subs, to:

Aurora Innovation, Inc.

280 N. Bernardo Avenue

Mountain View, California 94043

Attention:  Legal

Email:  legal#@aurora.tech

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention:  Todd Cleary

Email:        tcleary@wsgr.com

if to SVF Blocker or SVF Party, to:

Softbank Vision Fund AIV (M2) L.P.

69 Grosvenor St, Mayfair, London W1K 3JP

Attention: Brian Wheeler

Email: legal@softbank.com

Section 13.4.    Interpretation. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or exhibit or schedule to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. References to “day” or

“days” (except in the phrase “business day” or “business days”) are to calendar days. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. To the extent any schedules or annexes to this Agreement contain a covenant of any Party that expressly references this Section 13.4, such covenant shall be deemed a covenant under this Agreement for all applicable purposes. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. References to a Person are also to its permitted successors and assigns. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 13.5.    Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or other electronic means or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 13.6.    Entire Agreement; Third Party Beneficiaries.

(a)    This Agreement (including the agreements, documents and instruments referred to herein and the exhibits and schedules attached hereto) and the Related Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)    Except as expressly provided in Section 8.4, Section 8.6(j), Article XI and Article XII, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

(c)    Each Party hereto will cause each of its Affiliates that is a Company Member to comply with its applicable obligations under this Agreement and will be liable for any breach by such Affiliate of such obligations.

Section 13.7.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party or such Party waives its rights under this Section 13.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 13.8.    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such Proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 13.8(b) in the manner provided for notices in Section 13.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 13.9.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

Section 13.10.    Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 13.11.    Enforcement; Remedies.

(a)    Except as otherwise expressly provided herein, including in Section 11.9, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article X, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief.

(c)    The Parties’ rights in this Section 13.11 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 13.11 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 13.11, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 13.12.    Company Member Representative.

(a)    By virtue of the execution and delivery of this Agreement or a Joinder Agreement, each of the Company Members shall be deemed to have agreed to appoint United as its agent and attorney-in-fact, as the “Company Member Representative” for and on behalf of the Company Members in connection with their indemnification obligations contemplated by Article XI, to give and receive notice and communications in respect of indemnification claims under Article XI, to authorize payment to HoldCo in satisfaction of any indemnification claims under Article XI by any Company Member, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Company Member Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by unanimous approval of the Company Members from time to time upon not less than thirty (30) days prior written notice to Parent. No bond shall be required of the Company Member Representative. Notices or communications to or from the Company Member Representative after the Closing shall constitute notice to or from the Indemnifying Parties.

(b)    Any decision, action, consent or instruction of the Company Member Representative shall constitute a decision of the Company Members and shall be final, binding and conclusive upon the Company Members, and no Company Member shall have the right to object to, dissent from, protest or otherwise contest the same, and the other parties hereto may rely upon any such decision, act, consent or instruction of the Company Member Representative as being the decision, act, consent or instruction of the Company Members. Parent is hereby relieved from any liability to any person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Company Member Representative.

(c)    The Company Member Representative shall not be liable to any Company Member for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted fraud or willful misconduct. Except in cases where a court of competent jurisdiction has made such a finding, the Company Members shall jointly and severally indemnify and hold harmless the Company Member Representative from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Company Member Representative under this Agreement.

Section 13.13.    Legal Representation.

(a)    Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, officers, employees, partners, members, managers and controlled Affiliates, that Wachtell, Lipton, Rosen & Katz may serve as counsel to each and any Company Converting Holder and its Affiliates (individually and collectively, the “Company Member Group”), on the one hand, and the Company and its Affiliates, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, including the Mergers, Wachtell, Lipton, Rosen & Katz may serve as counsel to each and any member of the Company Member Group or any director, officer, employee, partner, member, manager or Affiliate of any member of the Company Member Group, in the defense of any litigation or claim commenced by HoldCo and the Surviving Company or any of their Affiliates and arising out of or relating to this Agreement or the Transactions notwithstanding such representation and each of the Parties (including, but not limited to, the Surviving Company) hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any controlled Affiliate thereof to consent to waive any conflict of interest arising from such representation.

(b)    Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, officers, employees, partners, members, managers and controlled Affiliates, that Wilson, Sonsini, Goodrich & Rosati, Professional Corporation may serve as counsel to Parent and its Affiliates (collectively, the “Parent Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, including the Mergers, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation may serve as counsel to each and any member of the Parent Group or any director, officer, employee, partner, member, manager or Affiliate of any member of the Parent Group, in the defense of any litigation or claim commenced by any member of the Parent Group or any of their controlled Affiliates and arising out of or relating to this Agreement or the Transactions notwithstanding such representation and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any controlled Affiliate thereof to consent to waive any conflict of interest arising from such representation.

(c)    The Parties agree that all rights to any attorney-client privilege, attorney work product protection or expectation of client confidence solely with respect to any communications prior to the Closing between Wachtell, Lipton, Rosen & Katz, on the one hand, and any member of the Company Member Group or the Company or any of its Affiliates, on the other hand, or any advice given to any such Person(s) by Wachtell, Lipton, Rosen & Katz in connection with the Transactions, and all rights to waiver or otherwise control such privileges and communications, shall be retained by the Company Member Group, and shall not pass to or be claimed or used by HoldCo, the Surviving Company or any of their controlled Affiliates; provided that in the event that a dispute arises between HoldCo, the Surviving Company or the Company Subsidiaries and a third party other than a Party to this Agreement or a member of the Company Member Group after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Wachtell, Lipton, Rosen & Katz to such third party. Notwithstanding the foregoing, to the extent any such communication constitutes evidence of fraud, there shall be no limitations on the ability of HoldCo or its Affiliates to use any such communications in any dispute with the Party who is alleged to have committed or had actual knowledge of such fraud.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Aurora Innovation, Inc.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: Chief Executive Officer

Avian U Merger HoldCo Corp.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: President and Treasurer

Avian U Merger Sub Corp.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: President and Treasurer

Alpha U Merger Sub LLC By Avian U Merger HoldCo Corp.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: President and Treasurer

Blocker U Merger Sub LLC By Avian U Merger HoldCo Corp.

By:	/s/ Chris Urmson
Name: Chris Urmson
Title: President and Treasurer

[Signature Page to Stock Purchase and Agreement and Plan of Merger]

SVF Yellow (USA) Corporation

By:	/s/ Brian Wheeler
Name: Brian Wheeler
Title: Director

Apparate USA, LLC

By:	/s/ Eric Meyhofer
Name: Eric Meyhofer
Title: Chief Executive Officer

Uber Technologies, Inc.

By:	/s/ Dara Khosrowshahi
Name: Dara Khosrowshahi
Title: Chief Executive Officer

SB Investment Advisers (UK) Limited (acting as manager of SoftBank Vision Fund (AIV M2) L.P.)

By:	/s/ Saleh Romeih
Name: Saleh Romeih
Title: Director

[Signature Page to Stock Purchase and Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used herein, the terms “controls”, “control” and “controlled” mean the possession of the direct or indirect power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding anything to the contrary herein, neither Parent nor any of its Subsidiaries shall be deemed an Affiliate of any of the Company Members and none of the Company Members or any of their Subsidiaries shall be deemed an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement.

“Additional Company Preferred Unit Common Stock Consideration” means the quotient of (a) any accrued but unpaid amounts payable with respect to the applicable Company Preferred Unit under Section 4.1(a)(i) of the Company LLCA for the period commencing on the date hereof and ending on the Closing Date divided by (b) 19.656763.

“Allegheny Test Track Land” means approximately 596.899 acres of land located in Findlay Township, Allegheny County, Pennsylvania conveyed to Three Rivers Holdings, LLC, a Delaware limited liability company, pursuant to that certain Special Warranty Deed dated December 19, 2019 and recorded December 23, 2019 as Document Number 2019-39438 in Deed Book Volume 17883, Page 243 of the Official Records of Allegheny County, Pennsylvania.

“Anti-Corruption Law” means any applicable Law related to combating bribery and corruption, including, as applicable, the FCPA, 18 U.S. Code § 201 and the U.K. Bribery Act 2010, and any implementing legislation promulgated pursuant to the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the U.N. Convention Against Corruption.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Benefit Plan” means each compensation or benefits plan, program or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, vacation policy, pension or retirement plan, or health and welfare plan, other than any plan, program or arrangement sponsored by a Governmental Entity.

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or is a day on which banking institutions located in the State of California are authorized or required by applicable Law or other governmental action to close.

“Business Employee” means each employee or consultant of United or its Affiliates who is primarily engaged in the Company Business, in each case as set forth in Annex A-1 of the Company Disclosure Letter, as it may be updated from time to time to reflect actions permitted under the terms of this Agreement. United may, in its reasonable discretion, (a) determine to exclude certain individuals who are primarily engaged in the Company Business from Annex A-1 of the Company Disclosure Letter, and (b) after the date hereof, update Annex A-1 of the Company Disclosure Letter to set forth the names of additional employees or consultants who are primarily engaged in the Company Business but were not identified as of the date of this Agreement.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended.

“Company Benefit Plan” means each Benefit Plan that is (a) sponsored, maintained or contributed to solely by one or more of the Company and the Company Subsidiaries, or (b) exclusively for the benefit of the Company Employees.

“Company Business” means the business of the Company and the Company Subsidiaries, as conducted in the Company Field as of the date of this Agreement. For the avoidance of doubt, references to the operation of the Company Business (or words of similar import) shall refer to the operation of the Company Business by (i) United or its Subsidiaries, prior to June 30, 2019, and (ii) the Company and the Company Subsidiaries, from and after June 30, 2019, as the context requires.

“Company Certificate” means the Certificate of Formation of the Company as in effect on the date hereof.

“Company Common Unit Common Stock Consideration Ratio” means the ratio obtained by dividing (a) a number equal to (i) 183,143,069 minus (ii) the number of shares of HoldCo Series U-1 Preferred Stock issuable pursuant to Section 2.1(b)(i)(A) and Section 2.1(c)(i)(A) minus (iii) the number of shares of HoldCo Common Stock issuable pursuant to Section 2.1(b)(i)(B) and Section 2.1(c)(i)(B) by (b) the aggregate number of Company Common Units outstanding immediately prior to the Effective Time.

“Company Common Units” means the common units of the Company.

“Company Converting Holders” means the holders of Company Units as of immediately prior to the Effective Time.

“Company Data” means all (i) data owned or controlled by, and in the possession of, the Company or the Company Subsidiaries, and (ii) data previously used in or necessary for the operation of the Company Business as currently conducted; provided that the Company Data shall not include any United Data.

“Company Employee” means each Business Employee who is an employee of the Company and the Company Subsidiaries.

“Company Field” means the development and/or commercialization of (a) base vehicle technology and software and/or hardware technology for enabling a vehicle with at least four (4) wheels intended for on-road use to drive autonomously or semi-autonomously, (b) software and/or hardware technology installed or physically located on-board a vehicle with at least four (4) wheels intended for on-road use for the primary purpose of enabling, or necessary for, the self-driving operation of such vehicle (regardless of whether that vehicle is connected to any ridesharing network), or (c) technology related to the maintenance, management, or operation of a self-driving vehicle with at least four (4) wheels intended for on-road use for use in, among other things, transportation services and package delivery; provided that, for the avoidance of doubt, the Company Field shall not include any activities in the SDV Platform Field (as defined in the Company IP Matters Agreement).

“Company Intellectual Property” means all Intellectual Property Rights owned by (or purported to be owned by) the Company or any Company Subsidiary; provided that the Company Intellectual Property shall not include any Retained Intellectual Property or any rights to United Data.

“Company IP Matters Agreement” means the IP Matters Agreement, dated as of April 18, 2019, by and between the Company and United.

“Company IP Matters Wind-Down Agreement(s)” means, collectively, the First Amendment to the IP Matters Agreement and the Second Amendment to the IP Matters Agreement, in each case dated on or about the date hereof and effective as of the Effective Time, by and between the Company and United.

“Company LLCA” means the Amended and Restated Limited Liability Company Agreement of the Company as in effect on the date hereof.

“Company Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, would or would reasonably be expected to prevent the Company from consummating the United Merger prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that with respect to clause (ii) of this definition of “Company Material Adverse Effect,” no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, or political or regulatory conditions; (b) any changes in general conditions in any industries in which the Company and its Affiliates operate; (c) any changes in GAAP or the interpretation thereof; (d) any changes in applicable Law (including COVID-19 Measures) or the interpretation thereof; (e) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or any operational, technological or similar targets, milestones or expectations, in and of itself (but the underlying causes of such failures may be considered to the extent not otherwise excluded by this definition); (f) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, pandemics (including COVID-19 and any additional waves or other permutations of COVID-19) or other force majeure events; (g) the stoppage or shutdown of any Governmental Entity, or any continuation of any such stoppage or shutdown; (h) the negotiation, execution and delivery of this Agreement, the public announcement or pendency of the Transactions and the consummation of the Transactions, in each case, including the impact thereof on the relationships, contractual or otherwise, of the Company or any Company Subsidiaries with employees, suppliers, customers, distributors, business or other partners, or regulators, or any Proceeding arising out of or relating to this Agreement or the Transactions; or (i) the identity of Parent; provided, however, that any Effect set forth in clauses (a) through (d), (f) and (g) above may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such Effect has had a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to the adverse effect on other similar businesses that operate in the same industries and geographies in which the Company and the Company Subsidiaries operate.

“Company Members” means the holders of record of Company Units outstanding as of the time of determination.

“Company Preferred Unit Common Stock Consideration Ratio” means the sum of (a) 2.289288 plus (b) the Additional Company Preferred Unit Common Stock Consideration. For the avoidance of doubt, under no circumstances will HoldCo be required to issue more than 183,143,069 shares of HoldCo Capital Stock pursuant to the SVF Blocker Merger and the United Merger in the aggregate.

“Company Preferred Unit Preferred Stock Consideration Ratio” means 50.873075.

“Company Preferred Units” means the Class A preferred units of the Company.

“Company Series A Purchase Agreement” means the Class A Preferred Unit Purchase Agreement, dated as of April 18, 2019, by and among the Company, United and the other parties thereto.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Support Services Agreement” means the Support Services Agreement, dated as of July 2, 2019, by and between the Company and United.

“Company Technology” means any Technology for which the Company or any Company Subsidiary owns or purports to own the underlying Intellectual Property Rights; provided that the Company Technology shall not include any United Data.

“Company Units” means, collectively, the Company Common Units and the Company Preferred Units.

“Confidentiality Agreements” means, collectively, (a) the Mutual Non-Disclosure Agreement, dated as of May 29, 2018, by and between Parent and United, and (b) the Clean Team Agreement, dated as of October 26, 2020, by and between Parent and United, in each case as may be amended or supplemented from time to time.

“Contract” means any legally binding agreement, contract, subcontract, settlement agreement, lease, sublease, note, option, bond, mortgage, indenture, trust document, loan or credit agreement.

“Converting Holders” means, collectively, the Parent Converting Holders and the Company Converting Holders.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any Law which (a) regulates or relates to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees, or (b) imposes liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Existing Parent Bylaws” means the Amended and Restated Bylaws of Parent as in effect on the date hereof.

“Existing Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent as in effect on the date hereof.

“Families First Coronavirus Response Act” means The Families First Coronavirus Response Act (Pub. L. 116-127).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Governmental Entity” means any (a) supranational, national, federal, state, county, municipal, local or foreign government, any entity owned or controlled by any of the foregoing, or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, or (b) agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clause (a) of this definition (including patent and trademark offices and self-regulatory organizations).

“Governmental Official” means (a) an officer, agent or employee of a Governmental Entity or (b) a candidate for government or political office.

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, for which liability can be imposed or that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HoldCo Bylaws” means the Amended and Restated Bylaws of HoldCo as in effect on the Closing Date, which shall be in the form attached hereto as Exhibit S.

“HoldCo Capital Stock” means, collectively, the HoldCo Common Stock and the HoldCo Preferred Stock.

“HoldCo Charter” means the Amended and Restated Certificate of Incorporation of HoldCo as in effect on the Closing Date, which shall be in the form attached hereto as Exhibit Q.

“HoldCo Common Stock” means the common stock, par value $0.0001 per share, of HoldCo.

“HoldCo Preferred Stock” means, collectively, the HoldCo Series Seed 1 Preferred Stock, the HoldCo Series Seed 2 Preferred Stock, the HoldCo Series A Preferred Stock, the HoldCo Series B Preferred Stock, the HoldCo Series B-1 Preferred Stock, the HoldCo Series U-1 Preferred Stock and the HoldCo Series U-2 Preferred Stock.

“HoldCo Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of HoldCo.

“HoldCo Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of HoldCo.

“HoldCo Series B-1 Preferred Stock” means the Series B-1 preferred stock, par value $0.0001 per share, of HoldCo.

“HoldCo Series Seed 1 Preferred Stock” means the Series Seed 1 preferred stock, par value $0.0001 per share, of HoldCo.

“HoldCo Series Seed 2 Preferred Stock” means the Series Seed 2 preferred stock, par value $0.0001 per share, of HoldCo.

“HoldCo Series U-1 Preferred Stock” means the Series U-1 preferred stock, par value $0.0001 per share, of HoldCo.

“HoldCo Series U-2 Preferred Stock” means the Series U-2 preferred stock, par value $0.0001 per share, of HoldCo.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all finance lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”), (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin (“Marks”), (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites and services (“Domain Names”), (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (“Copyrights”), (e) trade secrets and industrial secret rights, and rights in know-how, inventions, data, databases, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”), and (f) other similar or equivalent intellectual property rights anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“Issued Shares” means, with respect to any Person, the shares of HoldCo Capital Stock issued to such Person or its applicable Affiliate in the SVF Blocker Merger, the United Merger and the Stock Purchase, as applicable.

“Knowledge” means the actual knowledge of (a) with respect to Parent, HoldCo, Avian Merger Sub, United Merger Sub or Blocker Merger Sub, the Persons set forth on Annex A-2 of the Parent Disclosure Letter, or (b) with respect to the Company, the Persons set forth on Annex A-2 of the Company Disclosure Letter, in each case after reasonable inquiry of such Person’s direct reports.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, option, right of first refusal, easement, right of way, encroachment, occupancy right or preemptive right.

“Losses” means damages, losses, Taxes, penalties, judgments, settlements, payments, fines, interest, costs and expenses (including the reasonable and documented out-of-pocket costs and expenses of attorneys and other professional advisors incurred in the investigation, defense and/or settlement thereof), but including punitive damages only to the extent actually awarded by a Governmental Entity to any third party against, and paid by, an Indemnified Party.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“Open Source Software” means any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Parent Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to or by Parent or any of its Affiliates for the benefit of any employee of Parent or any Parent Subsidiary.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent as in effect on the Closing Date, which shall be in the form attached hereto as Exhibit U.

“Parent Capital Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Converting Holders” means the holders of Parent Capital Stock as of immediately prior to the Avian Merger Effective Time.

“Parent Equity Plans” means (a) Parent’s 2017 Equity Incentive Plan and (b) the Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan.

“Parent Intellectual Property” means all Intellectual Property owned by (or purported to be owned by) Parent or any Parent Subsidiary.

“Parent Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, would or would reasonably be expected to prevent Parent, Avian Merger Sub, United Merger Sub or Blocker Merger Sub from consummating the Mergers prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that with respect to clause (ii) of this definition of “Parent Material Adverse Effect,” no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, or political or regulatory conditions; (b) any changes in general conditions in any industries in which the Parent and its Affiliates operate; (c) any changes in GAAP or the interpretation thereof; (d) any changes in applicable Law (including COVID-19 Measures) or the interpretation thereof; (e) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period or any operational, technological or similar targets, milestones or expectations, in and of itself (but the underlying causes of such failures may be considered to the extent not otherwise excluded by this definition); (f) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, pandemics (including COVID-19 and any additional waves or other permutations of COVID-19) or other force majeure events; (g) any stoppage or shutdown of any Governmental Entity, or any continuation of any such stoppage or shutdown; (h) the negotiation, execution and delivery of this Agreement, the public announcement or pendency of the Transactions and the consummation of the Transactions, in each case, including the impact thereof on the relationships, contractual or otherwise, of Parent or any Parent Subsidiaries with employees, suppliers, customers, distributors, business or other partners, or regulators, or any Proceeding arising out of or relating to this Agreement or the Transactions; or (i) the identity of the Company; provided, however, that any Effect set forth in clauses (a) through (d), (f) and (g) above may be taken into account in determining whether there has been a Parent Material Adverse Effect to the extent such Effect has had a disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole, as compared to the adverse effect on other similar businesses that operate in the same industries and geographies in which the Parent and the Parent Subsidiaries operate.

“Parent Option” means each unexercised stock option (whether vested or unvested) to purchase shares of Parent Common Stock granted under a Parent Equity Plan that is outstanding as of the Avian Merger Effective Time.

“Parent Preferred Stock” means, collectively, the Parent Series Seed 1 Preferred Stock, the Parent Series Seed 2 Preferred Stock, the Parent Series A Preferred Stock, the Parent Series B Preferred Stock and the Parent Series B-1 Preferred Stock.

“Parent Restricted Stock Award” means an award of shares of Parent Common Stock that, as of the Avian Merger Effective Time, is granted or purchased under a Parent Equity Plan and is subject to a repurchase option at equal to or less than fair market value of such share of Parent Common Stock, a risk of forfeiture or other vesting conditions under any applicable stock restriction agreement or other agreement with Parent.

“Parent Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of Parent.

“Parent Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of Parent.

“Parent Series B-1 Preferred Stock” means the Series B-1 preferred stock, par value $0.0001 per share, of Parent.

“Parent Series Seed 1 Preferred Stock” means the Series Seed 1 preferred stock, par value $0.0001 per share, of Parent.

“Parent Series Seed 2 Preferred Stock” means the Series Seed 2 preferred stock, par value $0.0001 per share, of Parent.

“Parent Stockholders” means the holders of record of shares of Parent Capital Stock outstanding as of the time of determination.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Pass-Through Tax Return” means IRS Forms 1065 of the Company and any similar state, local, or non-U.S. Tax Return of the Company in a jurisdiction that treats such Company as a flow-through entity for income Tax purposes.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) which is a carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other similar Lien arising by operation of Law in the ordinary course of business, (c) which is specifically disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto included in the Company Financial Statements or the Parent Financial Statements, as applicable, as of the date hereof, (d) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (e) which is a nonexclusive license granted to Intellectual Property Rights or (f) which is imposed on the underlying fee interest in real property subject to a real property lease and does not materially impair or interfere with the use or occupancy of the real property subject thereto in the ordinary course of business.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any data or information that is linked to the identity of or otherwise capable of identifying a particular individual, household, browser, or device and includes any such data constituting “personal data,” “personally identifiable information” or “personal information” or analogous term under any applicable Law.

“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date and (b) the portion of any Straddle Period beginning immediately after the Closing Date and ending at the close of the last day of the Straddle Period.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the close of the Closing Date and (b) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of the Closing Date.

“Privacy Legal Requirement” means any and all Laws that pertain to privacy or the processing of Personal Data which are applicable to the Company Business or the business of Parent and the Parent Subsidiaries, as applicable.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ or Parent’s and Parent’s Subsidiaries’, as applicable, internal privacy policies, privacy statements made to customers, and publicly posted privacy policies (including if posted on or in connection with such Party’s or its Subsidiaries’ products and services) regarding receipt, collection, monitoring, maintenance, modification, hosting, creation, processing, transmission, use, analysis, disclosure, storage, retention, disposal or security of Personal Data.

“Pro Rata Share” means, with respect to a Company Converting Holder, a fraction, the numerator of which is the number of Company Units held by such holder and the denominator of which is the number of Company Units issued and outstanding held by all Company Converting Holders, in each case as of immediately prior to the SVF Blocker Merger Effective Time.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations or other similar proceedings, in each case, by or before any Governmental Entity.

“Representatives” means, with respect to any Person, the directors, officers, employees, managers, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Affiliates.

“Retained Intellectual Property” means, collectively, the SDV Platform IP and the Uber IP, in each case as defined in the Company IP Matters Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Selected Employee” means each Business Employee identified by Parent in accordance with Section 8.6(a); provided that the Selected Employees shall represent at least 60% of the Business Employees (excluding the Selected Key Employees).

“Selected Key Employee” means each Business Employee set forth in Annex A-3 of the Company Disclosure Letter.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (a) of which at least a majority of the outstanding shares of capital stock of, or other equity interests of, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) in the case of a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“SVF Blocker Bylaws” means the Bylaws of SVF Blocker as in effect on the date hereof.

“SVF Blocker Charter” means the Certificate of Incorporation of SVF Blocker as in effect on the date hereof.

“SVF Blocker Common Stock” means the common stock, par value $0.001 per share, of SVF Blocker.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts, tolls, customs and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, capital gains, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, premium, transfer, value-added, occupation, environmental, disability, real property, personal property, unclaimed property, registration, alternative or add-on minimum, accumulated earnings or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Attribute” means a net operating loss, net capital loss, Tax credit, or any other Tax item that could reduce a Tax.

“Tax Return” means any report, return, statement, certificate, claim for refund, election, estimated Tax filing, declaration or other document filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration of Taxes.

“Technology” means all tangible embodiments of Intellectual Property Rights regardless of form, including (a) published and unpublished works of authorship, including Software, (b) inventions and discoveries (whether or not patentable), (c) confidential information (whether or not protectable as trade secret), including without limitation algorithms, customer lists, designs, prototypes, formulas, know-how, source code, methods, processes, and techniques, (d) databases, data compilations, and collections of data (including technical data), and (e) tools, methods and processes.

“Third Party Expenses” means, without duplication, (i) all legal, accounting, financial advisory, consulting, finders’, and all other fees and expenses of third parties incurred by or on behalf of United, the Company Members, the Company or any of the Company Subsidiaries in connection with the negotiation and execution of this Agreement and the Related Agreements, (ii) any costs, expenses and fees of the Company Member Representative, (iii) premiums or other payments for the Company D&O Tail Policy, and (iv) any out-of-pocket third party expenses incurred pursuant to and in accordance with Section 8.7(b).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“United Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to or by United or any of its Affiliates for the benefit of any Business Employee that is not a Company Benefit Plan.

“United Converting Holder” means Neben Holdings, LLC, a Delaware limited liability company (or, if Neben Holdings, LLC does not hold Company Units as of immediately prior to the Effective Time, such other Affiliate of United that holds Company Units as of immediately prior to the Effective Time).

“United Data” means all data owned or controlled by United and its Subsidiaries, other than data owned and controlled by the Company and the Company Subsidiaries.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

2020 Annual Bonus	Section 8.6	(f)
Aggregate 2020 Annual Bonus	Section 8.6	(f)
Agreement	Preamble
Anti-Money Laundering Laws	Section 3.9	(d)
Article XI Indemnitee	Section 12.1
Assumed Option	Section 2.3	(a)
Avian Merger	Recitals
Avian Merger Certificate	Section 1.4	(a)(ii)
Avian Merger Effective Time	Section 1.4	(b)
Avian Merger Sub	Preamble
Avian Merger Sub Board	Recitals
Avian Merger Sub Bylaws	Section 1.1	(b)
Avian Merger Sub Charter	Section 1.1	(b)
Avian Merger Sub Shares	Section 4.2	(h)
Blocker Merger Sub	Preamble
Blocker Merger Sub Certificate	Section 1.1	(b)
Blocker Merger Sub Interests	Section 4.2	(i)
Blocker Merger Sub LLCA	Section 1.1	(b)
Book-Entry Shares	Section 2.2	(b)
Cancelled Shares	Section 2.1	(e)
Cancelled Units	Section 2.1	(e)
Cap	Section 11.6	(a)(iv)
Cash Deficit	Section 11.10
Cash Excess	Section 11.10
Cash Threshold	Section 11.10
Certificates	Section 2.2	(b)
Closing	Section 1.3	(a)
Closing Date	Section 1.3	(a)
COBRA	Section 8.6	(h)
Code	Recitals
Collateral Source	Section 11.7
Commercial Agreement	Section 1.8	(b)
Company	Preamble
Company Affiliate Arrangement	Section 3.19
Company Board	Recitals
Company Book-Entry Units	Section 2.2	(b)
Company Business Assets	Section 8.14	(e)
Company Business Liabilities	Section 8.14	(e)
Company Capitalization Date	Section 3.2	(a)
Company D&O Tail Policy	Section 8.4	(a)(iii)
Company Disclosure Letter	Article III
Company Environmental Permits	Section 3.21	(b)
Company Financial Statements	Section 3.5	(a)
Company Fundamental Representations	Section 9.2	(a)
Company Insurance Policies	Section 3.18
Company Insured Parties	Section 8.4	(a)(i)
Company IP Contracts	Section 3.14	(j)
Company Leased Real Property	Section 3.16	(a)
Company Leases	Section 3.16	(a)
Company Material Contract	Section 3.17	(a)
Company Member Group	Section 13.13	(a)
Company Member Representative	Section 13.12	(a)
Company Owned Real Property	Section 3.16	(a)
Company Permits	Section 3.9	(b)
Company Real Property	Section 3.16	(a)
Company Records	Section 8.14	(e)
Company Registered Intellectual Property	Section 3.14	(a)
Company Software	Section 3.14	(g)
Company Standard Contract	Section 3.14	(j)
Company Tax Counsel	Section 9.3	(a)
Continuing Employee	Section 8.6	(a)
Continuing Employee Retention Equity Pool	Section 8.6	(j)
Contributor	Section 3.14	(h)
Converted Restricted Stock Award	Section 2.3	(b)
Deductible	Section 11.6	(a)(i)
Delayed Date	Section 8.6	(l)
DGCL	Section 1.2	(a)
Disqualification Events	Section 6.11
DLLCA	Section 1.2	(b)
DOJ	Section 8.2	(b)
EAR	Section 3.22	(b)
Effective Time	Section 1.4	(b)
Enforceability Limitations	Section 3.3	(b)
Exchange Fund	Section 2.2	(a)
Export Controls	Section 3.22	(b)
fraud	Section 10.2
FTC	Section 8.2	(b)
GAAP	Section 3.5	(b)
HoldCo	Preamble
HoldCo 401(k) Plan	Section 8.6	(d)
HoldCo Amendment	Section 1.4	(a)(ii)
HoldCo Board	Recitals
HoldCo Certificates	Section 2.2	(a)
HoldCo Prepared Returns	Section 8.8	(e)(ii)
HR Information Date	Section 8.6	(a)
Import Restrictions	Section 3.22	(b)
Indemnified Party	Section 11.5	(a)
Indemnifying Party	Section 11.5	(a)
Independent Accounting Firm	Section 8.8	(e)(iii)
Initial HoldCo Bylaws	Section 1.1	(a)
Initial HoldCo Charter	Section 1.1	(a)
Investor Agreements	Section 1.8	(a)
Investors’ Rights Agreement	Section 1.8	(a)
Irrevocable Proxy	Section 1.8	(c)
ITAR	Section 3.22	(a)
Joinder Agreement	Section 8.17
Merger Certificates	Section 1.4	(a)(v)
Merger Subs	Preamble
Mergers	Recitals
New Plans	Section 8.6	(c)
OFAC	Section 3.22	(b)
Outside Date	Section 10.1	(d)
Parent	Preamble
Parent Affiliate Arrangement	Section 4.19
Parent Board	Recitals
Parent Book-Entry Shares	Section 2.2	(b)
Parent Capitalization Date	Section 4.2	(a)
Parent Charter	Section 4.3	(a)
Parent Charter Amendment Effective Time	Section 1.4	(b)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.5	(a)
Parent Fundamental Representations	Section 9.3	(a)
Parent Group	Section 13.13	(b)
Parent Insured Parties	Section 8.4	(b)(i)
Parent IP Contracts	Section 4.14	(f)
Parent Lease	Section 4.16	(a)
Parent Leased Real Property	Section 4.16	(a)
Parent Material Contract	Section 4.17	(a)
Parent Permits	Section 4.9	(b)
Parent Software	Section 4.14	(d)
Parent Standard Contract	Section 4.14	(f)
Parent Tax Counsel	Section 9.3	(e)
Parties	Preamble
Party	Preamble
Purchase Price	Section 1.3	(b)
Related Agreements	Section 1.9	(a)(ii)
Releasees	Section 8.22	(a)
Releasor	Section 8.22
Requisite Parent Stockholders	Section 4.3	(a)
Restraint	Section 9.1	(b)
Restricted Technology	Section 3.14	(o)
Revised Structure Notice	Section 1.2	(b)
RoFR and Co-Sale Agreement	Section 1.8	(a)
Rule 144	Section 6.7
Secondment Agreement	Section 8.6	(l)
Secondment Outside Date	Section 8.6	(l)
Section 1542	Section 8.22	(b)
Selling Group	Section 8.6	(h)
Separation Liabilities	Section 8.6	(g)
Shares	Recitals
Side Letter	Section 1.8	(d)
Spreadsheet	Section 1.7
Stock Purchase	Section 1.3	(b)
Stock Purchase Closing	Section 1.3	(b)
Surviving Company	Section 1.2	(c)
Surviving Corporation	Section 1.2	(a)
SVF Blocker	Preamble
SVF Blocker Board	Recitals
SVF Blocker Book-Entry Shares	Section 2.2	(b)
SVF Blocker Capitalization Date	Section 5.2	(a)
SVF Blocker Late Filings	Section 5.7	(a)
SVF Blocker Merger	Recitals
SVF Blocker Merger Certificate	Section 1.4	(a)(iv)
SVF Blocker Merger Effective Time	Section 1.4	(b)
SVF Blocker Surviving Company	Section 1.2	(b)
SVF Blocker Tax Contest	Section 12.6	(e)
SVF Party	Preamble
SVF Party Prepared Returns	Section 12.6	(d)
SVF Side Letter	Section 1.8	(f)
Tax Contest	Section 8.8	(g)
Tax Return Filing Resolution Procedures	Section 8.8	(e)(iii)
Terminated Company Affiliate Arrangements	Section 8.7	(a)
Third Party Claim	Section 11.5	(a)
Transactions	Recitals
Transfer Period	Section 8.14	(a)
Transfer Taxes	Section 8.8	(i)
Transition Services Agreement	Section 1.8	(e)
United	Preamble
United Designees	Section 1.5
United Guarantees	Section 8.7	(b)
United Merger	Recitals
United Merger Certificate	Section 1.4	(a)(v)
United Merger Sub	Preamble
United Merger Sub Certificate	Section 1.1	(b)
United Merger Sub Interests	Section 4.2	(j)
United Merger Sub LLCA	Section 1.1	(b)
United Prepared Returns	Section 8.8	(e)(i)
Voting Agreement	Section 1.8	(a)
WARN Act	Section 8.6	(i)
willful breach	Section 10.2